UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.          )

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WSFS FINANCIAL CORPORATION
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WSFS Bank Center 500 Delaware Avenue Wilmington, Delaware 19801 302-792-6000 www.wsfsbank.com

Notice of 2018 Annual Meeting of Stockholders

March 27, 2018

Dear Stockholder:

The WSFS Financial Corporation (the “Company” or “WSFS”) 2018 Annual Meeting of Stockholders will be held on April 26, 2018 beginning at 4:00 p.m. at the Hotel du Pont located at Eleventh and Market Streets in Wilmington, Delaware.  Parking validation will be provided for valet parking at the hotel.

At the meeting, stockholders will act on the following matters:

•                  The election of three directors for a term ending at the 2021 Annual Meeting of Stockholders;

•                  The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018;

•                  The approval of the WSFS Financial Corporation 2018 Incentive Plan;

•                  A non-binding advisory vote on the compensation of our named executive officers; and

•                  Such other matters as may properly come before the meeting or any adjournment thereof.

All stockholders of record holding shares of WSFS Financial Corporation common stock at the close of business on March 1, 2018 are entitled to vote at the meeting.  This proxy statement and the enclosed proxy card were mailed to stockholders on or about March 27, 2018.

Your vote is important regardless of how many shares of WSFS common stock you own.  Even if you plan to attend the meeting, we urge you to ensure that your shares are represented at the meeting by returning the enclosed proxy card.  A return envelope with pre-paid postage is enclosed for your convenience.  Mark on your proxy card how you wish your shares to be voted, and please be sure to sign and date your proxy card.  Returning your vote by proxy will not prevent you from later voting in person if you do come to the meeting.  Please note, however, that if the stockholder of record for your shares is a broker, bank or other nominee and you wish to vote at the meeting, you will need to obtain a proxy issued in your own name from your stockholder of record.

Sincerely,

Mark A. Turner
Chairman, President and Chief Executive Officer

i

Contents (continued)

ii

Important Notice Regarding Internet

Availability of Proxy Materials

For the Stockholder Meeting to be

Held on April 26, 2018 at 4:00 p.m.

The Proxy Statement and Annual Report on Form 10-K

are available at www.wsfsbank.com, by calling us at 888-973-7226 or by sending an e-mail request to: stockholderrelations@wsfsbank.com

About the Annual Meeting

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of WSFS Financial Corporation (the “Company” or “WSFS”) to be used at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at the Hotel du Pont, Eleventh and Market Streets in Wilmington, Delaware on April 26, 2018 at 4:00 p.m.  Directions to the Hotel du Pont are available on its website: www.hoteldupont.com.

What is the purpose of the Annual Meeting?

The Annual Meeting is being held to consider the following proposals: (i) the election of three directors for a term ending at the 2021 Annual Meeting of Stockholders, (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, (iii) the approval of the WSFS Financial Corporation 2018 Incentive Plan, (iv) a non-binding advisory vote on the compensation of our named executive officers, and (v) such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors is divided into three classes and each class serves for a term of three years.  There are three seats on our Board of Directors up for election at the Annual Meeting and the following persons have been nominated by the Board:  Anat Bird, Jennifer W. Davis, and Christopher T. Gheysens, each of whom currently serves on the Board of Directors.  Each has been nominated for a three-year term expiring on the date of our Annual Meeting of Stockholders to be held in 2021.    You can find information about all of our current directors and director nominees beginning on page five.

The Board of Directors recommends a vote FOR each of the three nominees for director, FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm, FOR approval of the WSFS Financial Corporation 2018 Incentive Plan, and FOR the non-binding advisory vote on the compensation of our named executive officers.

Why are you sending me a proxy card?  What am I going to do with it?

To hold the Annual Meeting, we need to have present, in person or by proxy, the holders of a majority of WSFS common stock outstanding as of March 1, 2018, which is the record date to determine which stockholders will receive notice of the Annual Meeting and be entitled to vote at the Annual Meeting.  As of that date, there were 31,404,879 shares of WSFS common stock outstanding.  We are providing you with a proxy card so that your shares can be counted as present at the Annual Meeting and can be voted at the meeting even if you do not attend the Annual Meeting in person.

Your shares will be voted in accordance with the instructions you provide on the proxy card to vote either for or to withhold your vote regarding each of the nominees for election as directors; to vote for, against or abstain on the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; to vote for, against, or abstain on the approval of the WSFS Financial Corporation 2018 Incentive Plan, and; to vote for, against, or abstain on the  non-binding advisory vote on the compensation of our named executive officers.  If you sign and return the proxy card to us without indicating how you wish to vote, we will vote your shares FOR each of the director nominees, FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, FOR approval of the WSFS Financial Corporation 2018 Incentive Plan, and FOR the non-binding advisory vote on the compensation of our named executive officers.  If you hold your WSFS common stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker, or other nominee.  “Street name” stockholders who wish to vote at the Annual Meeting will need to obtain a voting instruction form from the institution that is the stockholder of record for their shares.

For those shares for which we have received a proxy, we will have discretionary authority to vote as we see fit on any procedural matters relating to the conduct of the Annual Meeting.  Furthermore, in the event that one or more of our nominees is unable to stand for election as the result of an unexpected occurrence, we may vote shares for which we hold a proxy in favor of anyone we select to be a substitute nominee.  Alternatively, we may reduce the size of the Board of Directors to eliminate the vacancy.

If I hold my shares through a broker, will my broker vote my shares without my instructions?

If you fail to instruct your broker how you want your shares voted, your broker may use discretionary authority to vote your shares only on “routine” matters.  The election of directors, the vote to approve the WSFS Financial Corporation 2018 Incentive Plan, and the non-binding advisory vote on the compensation of our named executive officers are not considered “routine” matters.  As such, your broker cannot vote your shares with respect to these proposals if you do not give instructions.

Why did I receive more than one proxy card?

If you hold your shares of WSFS common stock in more than one account or name, you will receive multiple proxy cards and you must return a proxy card for each account or name in order to vote all of your shares.

Can I revoke my proxy or change my vote?

Yes.  If you are a registered holder of WSFS common stock, you can change your vote at any time before the Annual Meeting by completing and returning a new proxy card before the Annual Meeting to WSFS Financial Corporation, Attention: Corporate Secretary, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801, or providing written notice in person at the meeting.  If you vote by proxy and then attend the Annual Meeting, you do not need to vote again in person unless you want to change your prior vote.  Attending the Annual Meeting will not cancel your proxy unless you vote in person at the Annual Meeting. Please note that if your shares are not registered in your own name, you will need additional documentation from your bank, broker or other nominee that is the stockholder of record for your shares in order to vote in person at the Annual Meeting.

What constitutes a “quorum” for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting.  We require the presence, whether in person or through the prior submission of a proxy, of the holders of WSFS common stock representing a majority of the shares outstanding and entitled to vote on the record date.  Because there were 31,404,879 shares of WSFS common stock issued and outstanding as of the record date, at least 15,702,440 shares must be present or represented by proxy at the Annual Meeting for a quorum to exist.

How many votes does a nominee need in order to be elected?

Directors are elected by plurality vote, meaning that the nominees who receive the greatest number of votes are elected.  You may vote for a nominee or you may withhold your vote for a nominee.  In a contested election, the number of seats up for election is less than the number of persons nominated.  The winning nominees are the ones who receive more votes than the other nominees.  In an uncontested election, there are enough seats up for election for all of the nominees, so all will be elected regardless of the number of votes they each receive.  In an uncontested election, it is our policy that nominees who receive a number of votes in favor of their election which is less than a majority of total votes cast should promptly offer to resign from the Board of Directors and request the Board of Directors to accept or reject their resignation offer at the discretion of the Board of Directors.  The Corporate Governance and Nominating Committee (“CGNC”) of the Board of Directors will consider resignation offers and make its recommendation to the entire Board of Directors.  Our policy provides that the Board of Directors will accept or reject each director’s resignation offer within 90 days of the date the resignation offer is submitted to the Board of Directors.

How many votes do I have?

Each share of WSFS common stock is entitled to one vote.  We do, however, permit cumulative voting for the election of directors, meaning that because there are three seats up for election, if you own 100 shares, you have 300 votes to distribute among the nominees as you see fit.  You can distribute them equally and cast 100 votes for each nominee or you may give more votes to certain nominees, even giving all 300 votes to a single nominee if you wish.

If you give us a proxy to vote your shares at the Annual Meeting, we will distribute your votes among the nominees as we see fit.  If you do not want us to use cumulative voting for your shares, you may state that on your proxy card.

How many votes are required to approve the ratification of the independent registered public accounting firm?

The appointment of KPMG LLP as our independent registered public accounting firm must receive a majority of the votes cast on the proposal to be ratified.

How many votes are required to approve the WSFS Financial Corporation 2018 Incentive Plan?

To be approved, the WSFS Financial Corporation 2018 Incentive Plan must receive a majority of the votes cast on the proposal.

What are stockholders being asked to approve regarding executive compensation?

Stockholders are being asked to approve the following resolution:

“Resolved, that the stockholders approve the compensation of WSFS Financial Corporation’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables and any related material) in this proxy statement.”

To be approved, the advisory proposal must receive a favorable vote of a majority of the votes cast on the proposal.

Is the stockholder vote on executive compensation binding on the Company?

No, this is an advisory vote only.  Neither we, nor the Board of Directors, will be bound to take action based upon the outcome.  The Personnel and Compensation Committee (P&C) of the Board of Directors will consider the advisory vote of the stockholders when considering executive compensation.

What is the effect of an abstention or broker non-vote?

Abstentions and broker non-votes are treated as present for quorum purposes only and therefore will have no effect on the outcome of the proposals.

Will members of management and the Board of Directors be at the Annual Meeting?

Yes.  Our practice is that all members of the Board of Directors, director nominees and senior management officers should attend the Annual Meeting and all current directors were present at last year’s annual meeting.  We expect that all directors will attend the Annual Meeting this year.

Who is paying for this proxy solicitation?

The accompanying proxy is being solicited by the Board of Directors. We will pay the costs of soliciting proxies from our stockholders.

Can I ask questions at the Annual Meeting?

Yes.  We consider the Annual Meeting an opportunity for stockholders to have access to the Board of Directors and senior management in a public forum, and we invite stockholders to submit questions or comments in advance of the Annual Meeting.  This is an important part of the process, and we have established a procedure for stockholders to send communications to the Board of Directors as well as to management.

While legal considerations and timing issues may prevent us from answering all questions or addressing all comments, we believe this dialogue is helpful in increasing communication with our stockholders.

Please send questions to:	WSFS Financial Corporation
Investor Relations
WSFS Bank Center
500 Delaware Avenue
Wilmington, Delaware 19801

or:	stockholderrelations@wsfsbank.com

At the Annual Meeting, we will attempt to respond to as many of the questions and comments we receive as possible.  Any questions, comments, and responses deemed relevant to the larger stockholder base will be posted on our website at www.wsfsbank.com.

The Board of Directors strongly encourages communications from stockholders.  Stockholders who wish to send communications to the Board of Directors during the year may do so by writing to the attention of Mark A. Turner, Chairman, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801 or to chairman@wsfsbank.com.  In addition, all written communications from stockholders received by management are shared with the Board of Directors.

If I have a proposal that I want the stockholders to vote on, how do I get it on the agenda for the Annual Meeting?

The deadline has passed for you to give us notice of a proposal to be brought before the stockholders for a vote at the 2018 Annual Meeting of Stockholders.  We expect to hold the 2019 Annual Meeting of Stockholders in April 2019 and to mail our proxy statement during March 2019.  To get your proposal on the agenda for the 2019 Annual Meeting of Stockholders, you must give us notice no earlier than November 26, 2018 and no later than December 27, 2018.  All notices of stockholder proposals should be addressed to the attention of the Corporate Secretary, WSFS Financial Corporation, WSFS Bank Center, 500 Delaware Avenue, Wilmington, Delaware 19801.  For additional information, see “Stockholder Nominations and Stockholder Proposals” on page 13.

Can I obtain copies of the proxy statement and related materials over the Internet?

Yes.  Copies of this proxy statement and our Annual Report on Form 10-K (without exhibits) are available on the Internet at www.wsfsbank.com.  Stockholders can elect to receive future proxy statements and annual reports over the Internet rather than in printed form.  Stockholders of record can make this election either by calling (888) WSFSBANK (or (888) 973-7226), by sending an email to stockholderrelations@wsfsbank.com, or by following the instructions at: investors.wsfsbank.com.  Stockholders may request copies of any exhibits to the Annual Report on Form 10-K through our telephone number and email address as well.   If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the Internet.

PROPOSAL NUMBER 1:  Election of Directors

The Board of Directors is divided into three classes and each class serves for a term of three years.  Four directors have terms that expire at the 2018 Annual Meeting.  Mr. Donald W. Delson is not standing for reelection. The Board of Directors has nominated the other three directors for reelection to three-year terms expiring at the Annual Meeting of Stockholders to be held in 2021:

•                       Ms. Anat Bird

•                       Ms. Jennifer W. Davis

•                       Mr. Christopher T. Gheysens

The election of each nominee requires the affirmative vote of a plurality of the votes cast, meaning that the nominees who receive the greatest number of votes are elected.  Executed proxies received from holders of WSFS common stock will be voted for the election of such nominees unless marked to the contrary.  All of the nominees have consented to be named and have indicated their intent to serve if elected.  If any nominee becomes unable to serve, which is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Board of Directors or the number of directors will be reduced.  Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors, and therefore, will have no effect on the election of directors.

Biographical information about our directors, director nominees and executive officers is provided below.  The listed age of each individual is as of December 31, 2017.  Currently, all directors of WSFS also serve as directors of our subsidiary, Wilmington Savings Fund Society, FSB (“WSFS Bank” or “the Bank”).  Each director was selected to be a member of the Board of Directors based on his or her particular background and expertise.  Immediately following the biographical information about each person director nominee and director is a description of the particular experience, skills and qualifications that were instrumental in the determination by the Corporate Governance and Nominating Committee that he or she should serve as a director.   For additional information, see “Our Director Nomination and Selection Process” on page twelve and “Diversity” beginning on page sixteen.

Director Nominees

Anat Bird, 66, has been a director of WSFS Financial Corporation since 2010. Ms. Bird is President and Chief Executive Officer of SCB Forums, LTD, which she founded in 1994.  Her banking background includes being President and CEO of California Community Bancshares; Executive Vice President of Wells Fargo Bank; Group Head and Executive Vice President of Norwest Bank; Senior Executive Vice President, Chief Operating Officer and Board Member of Roosevelt Financial Group; and Managing Director in charge of Strategic Planning, Product Development and Management, the Balance Sheet Advisory Group of Marine Midland Bank.  She also founded the Financial Institutions Consulting Group at BDO Seidman.  Ms. Bird has taught Financial Markets and Institutions at the University of California at Davis and MBA courses at Temple University.  She has spoken at over 400 national and regional forums in banking and other industries.  In addition to her contribution as a columnist for the American Banker, she contributes articles to other leading industry publications.  She serves on the board of directors for MidFirst Bank in Oklahoma City, Oklahoma. She also has served on the Boards of Sterling Bank (2002-2011), Sun Bancorp, Inc. (2008-2009), First Indiana Bank (2002-2007) and AmTrust Bank (2008-2009).  Ms. Bird received a BA in International Relations and an MA in International Relations and Psychology from Hebrew University in Jerusalem.  She also received an MBA in Finance from American University and a Diploma in Corporate Strategic Planning from the University of Pennsylvania’s Wharton School of Business.  Ms. Bird brings a broad range of banking experience as well as strategic planning, financial and executive management experience to the Board of Directors.

Jennifer W. Davis, 47, has been a director of WSFS Financial Corporation since 2009. Ms. Davis is Senior Vice President for Administration and Finance for George Mason University. Her portfolio includes the areas of finance, human resources, accounting, information technology, facilities, public safety, enterprise risk management and auxiliary services. From 2008 to 2013, she was employed by the University of Delaware as Vice President for Finance and Administration. Previously, Ms. Davis served as Cabinet Secretary-Director of the Office of Management and Budget for the State of Delaware. She also served the State of Delaware as Budget Director, Deputy Secretary of Education and Associate Secretary of Education for policy and administrative services. Ms. Davis earned her undergraduate degree in political science and her Master’s degree in policy analysis from Pennsylvania State University. Ms. Davis brings knowledge of human resource issues, as well as finance, risk management and executive leadership expertise to the Board of Directors.

Chris Gheysens, 46, became a director of WSFS Financial Corporation in 2017. Mr. Gheysens is President & Chief Executive Officer of Wawa, Inc. Wawa is a chain of more than 790 convenience stores located in six states and known for their fresh food and beverage and legendary customer service. Wawa is a family and associate-owned, privately-held company. Over 30,000 associates serve over 1.6 million customers every day. Mr. Gheysens has served Wawa associates for more than twenty years and previously held the position of Chief Financial and Administrative Officer from January 2007 to December 2011, with responsibility for all financial, legal and human resource functions. Prior to joining Wawa, Mr. Gheysens worked in the audit practice at Deloitte and Touché, LLP in Philadelphia, Pennsylvania. Mr. Gheysens graduated from the Villanova University School of Business with a Bachelor of Science in Accountancy in 1993. He obtained his Master of Business Administration from Saint Joseph’s University and was a Certified Public Accountant in New Jersey. He graduated from Saint Augustine Preparatory School located in Richland, New Jersey. Mr. Gheysens was appointed in 2013 to the Board of Directors for the National Association of Convenience Stores (NACS). He also is the chairperson of the Dean’s Advisory Council for the Villanova School of Business and recently a member of the Economic and Community Advisory Committee for the Federal Reserve Bank of Philadelphia. He joined The Children’s Hospital of Philadelphia Board of Overseers in 2014 and has led the formation of their first Corporate Council. He has recently been elected to the Children’s Hospital of Philadelphia’s Board of Trustees. Mr. Gheysens brings finance, auditing, strategic planning, retail operations, local market, and executive leadership expertise to the Board of Directors.

The Board of Directors recommends a vote FOR each of these nominees.

Other Current Directors and Executive Management

Other Current Directors:

Francis B. Brake, Jr., 54, became a director of WSFS Financial Corporation in 2014. His current term expires at the 2020 Annual Meeting of Stockholders. Since 2007 he has been President, Chief Marketing Officer and Co-Founder of Epic Research, LLC, a privately-held marketing services firm with principal interests in multiple consumer-facing industries, driving marketing and product innovation in areas such as travel loyalty, consumer electronics, student lending and small business marketing. From 2000 to 2007 he served as Managing Director and Chief Marketing Officer for Juniper Bank/Barclaycard US. Prior to that, he held various positions at First USA Bank from 1994 to 2000 including Executive Vice President, Marketing. Mr. Brake serves on the Board of Directors of Smarter Agent, LLC, a privately-held technology firm, The Chester Fund for Education and the Arts and is a past director of Barclays Bank Delaware. He received a Bachelor of Arts in Government from The College of William and Mary and a Master of Business Administration from The Darden Graduate School of Business, University of Virginia. Mr. Brake brings expertise in marketing, entrepreneurship, innovation, product development, business partnerships and executive leadership to the Board of Directors.

Donald W. Delson, 66, has been a director of WSFS Financial Corporation since 2009. His current term expires at the 2018 Annual Meeting of Stockholders, where he will not seek reelection. He was a Senior Advisor for Keefe, Bruyette & Woods, Inc., a New York investment banking firm, from February 2009 to September 2011, when he retired. From 1997 to 2009, he was a Managing Director of the Investment Banking Division, Keefe, Bruyette & Woods, Inc. responsible for mergers and acquisitions and raising capital for banks and thrifts. His past employment also includes being a Managing Director, Investment Banking Division, for Alex. Brown & Sons, Inc. Prior to that, he was an attorney with Morgan Lewis & Bockius in Philadelphia, PA. He is President of the Board of Trustees for the Chester Charter School for the Arts, co-publisher of the Swarthmorean, Inc. (a weekly newspaper), and a member of the Board of Trustees of The Foundation for Delaware County. Mr. Delson received his A.B. from Brown University, his Master’s in Business Administration from Harvard Business School, and his Juris Doctor from the University of Virginia. Mr. Delson brings legal, financial, and executive leadership expertise to the Board of Directors.

Eleuthère I. du Pont, 51, has been a director of WSFS Financial Corporation since 2013.  He was appointed Lead Director in 2016. His current term expires at the 2019 Annual Meeting of Stockholders.  Since 2008, he has been president of the Longwood Foundation, a private foundation principally supporting charitable organizations.  He has also been a director of E.I. du Pont de Nemours and Company since 2006. Since the merger of equals with Dow, he has been an ex-officio member of the DowDuPont Board. In 2007 and 2008, he served as Senior Vice President, Operations and Chief Financial Officer of drugstore.com.  Prior to that, Mr. du Pont served as President and Chief Financial Officer of Wawa, Inc., a chain of food markets in the mid-Atlantic region.  He received a Bachelor of Science degree in Mechanical Engineering and a Masters in Business Administration from Stanford University.  Mr. du Pont brings significant expertise in corporate governance, accounting, finance, operations, retail, information technology and investment management to the Board of Directors.

Calvert A. Morgan, Jr., 69, has been a director of WSFS Financial Corporation since 2004 and Vice Chairman of WSFS Bank since 2006.  His current term expires at the 2019 Annual Meeting of Stockholders.  He is the retired Chairman, President and Chief Executive Officer of PNC Bank, Delaware. Mr. Morgan joined the Bank of Delaware (predecessor of PNC Bank, Delaware) in 1970. He advanced through various management positions and became President and Chief Operating Officer in 1987. He was elected Chief Executive Officer in 1989 and Chairman in 1990. Mr. Morgan also served as a member of the Management Committee of PNC Financial Services Group, Inc. for several years. He is a longtime member of the Delaware Economic and Financial Advisory Council, which provides budgetary advice to the Governor and General Assembly of the State of Delaware. Mr. Morgan also served as Chairman of the Delaware Business Roundtable. He is a former board member and past Chairman of the Delaware Bankers Association and served on the boards of the United Way of Delaware and the Delaware State Chamber of Commerce. He also serves as a director of Chesapeake Utilities Corporation. Mr. Morgan received his undergraduate degree in business administration from the University of Delaware and is a graduate of the National Commercial Lending School at the University of Oklahoma. Mr. Morgan brings over 40 years of banking experience, trust, finance, risk management, lending and executive leadership expertise to the Board of Directors.

Marvin N. Schoenhals, 70, was Chairman of WSFS Financial Corporation and WSFS Bank from 1992-2017 and has been a director of both since 1990. His current term expires at the 2019 Annual Meeting of Stockholders. From 1990 to 2007 he also served as President and Chief Executive Officer. Mr. Schoenhals was a director of the Federal Home Loan Bank of Pittsburgh from 1997 to 2007, serving as their Chairman from 2005 to 2007. He was a member of the Brandywine Mutual Fund’s Board of Directors from 1995 to 2006. He previously served on the Board, including chairman, of Burris Logistics, a privately-owned distributer of frozen and dry foods. Mr. Schoenhals is a former trustee and former Chairman of the Delaware Public Policy Institute. He is a former Chairman of the Delaware State Chamber of Commerce and former Chairman of the Sunday Breakfast Mission. Until 2013, Mr. Schoenhals was Chairman of Vision 2015, a Delaware coalition that created a plan to improve Delaware public education. Mr. Schoenhals received the Josiah Marvel Cup Award from the Delaware State Chamber of Commerce, presented annually to honor a Delawarean who has made an outstanding contribution to the state, community and society. In 2004, he was inducted into the Delaware Business Leaders Hall of Fame. Mr. Schoenhals received his undergraduate degree in business administration from the University of Michigan and a Master of Business Administration from the University of Pennsylvania Wharton School of Finance and Commerce. Mr. Schoenhals brings over 40 years of banking experience, finance, risk management, lending and executive management expertise to the Board of Directors.

David G. Turner, 53, has been a director of WSFS Financial Corporation since 2013. His current term expires at the 2019 Annual Meeting of Stockholders. Since 2010, Mr. Turner has been Vice President, Partner, Global Financial Services Industry Leader for Analytics and Artificial Intelligence at IBM Global Services. After retiring from Bank of America, in 2009, Mr. Turner founded Sovereign Partners Consulting, LLC working with key major banking clients world-wide focusing on strategy and IT consulting. Mr. Turner joined MBNA in 2003 as Senior Executive Vice President and, in the following year, was promoted to Group Executive to create their Research and Development Department. He served in various capacities with MBNA and its successor, Bank of America, through 2009 including his role as the Information Management Transformation Executive. Prior to that, Mr. Turner was Executive Vice President and President of the Gateway Companies, San Diego, California. Mr. Turner is the former Chairman of the Board of Trustees of Delaware State University, former director of the US Chamber of Commerce and an adjunct professor at several universities. He earned his B.S in Computer Science/Mathematics from Delaware State University, a Master of Sciences in MIS from Fairleigh Dickenson University and is an alumnus of the Dartmouth-Amos Tuck Executive MBA Education Program. Mr. Turner brings significant expertise in banking, financial markets, and insurance with experience in the areas of product development, marketing, sales, analytics, technology, channels and customer experience.

Mark A. Turner, 54, has been the President, Chief Executive Officer and a director of both WSFS Financial Corporation and WSFS Bank since 2007. Effective August 2017, Mr. Turner was elected Chairman of the Board of WSFS.  His current term expires at the 2020 Annual Meeting of Stockholders. Mr. Turner was previously both the Chief Operating Officer and the Chief Financial Officer of WSFS.  Prior to joining WSFS in 1996, he worked at CoreStates Bank, Meridian Bancorp and at the international professional services firm of KPMG, LLP.  Mr. Turner received his MBA from the Wharton School of the University of Pennsylvania, his Master’s Degree in Executive Leadership from the University of Nebraska-Lincoln, and his Bachelor’s Degree in Accounting and Management from LaSalle University.  Among other executive leadership programs, Mr. Turner has studied at National Training Labs, Aspen Institute, Gallup University, Toyota University, Center for Creative Leadership, Harvard University, UC Berkeley, Stanford University and Buckley School for Public Speaking. Mr. Turner is also a frequent guest speaker at Wharton’s Executive Education programs. Mr. Turner believes being active in business, civic and community activities is integral to our goals, his growth and our performance. Among others activities, he has served as: Chairman of the Board of Delaware Business Roundtable (DBRT); a member of the U.S. Federal Reserve Board’s Advisory Council (FAC); Chairman of the Board of Delaware Bankers Association (DBA); a member of Executive Committee of the Board of Delaware State Chamber of Commerce (DSCC); a member of the board of First State Innovation (FSI); a member of the local Board of Teach For America (TFA), Delaware; and a founding member of the Wilmington Leaders Alliance (WLA). Mr. Turner brings substantial industry, finance, strategic planning and executive management experience combined with familiarity with the day-to-day operations and long-term business strategy of the Company to the Board of Directors.

Patrick J. Ward, 62, became a director of WSFS Financial Corporation in 2016. His current term expires at the 2020 Annual Meeting of Stockholders. Mr. Ward has over 32 years of banking industry experience and currently serves as Executive Vice President, Pennsylvania Market President of WSFS Bank. Previously, he served as Chairman of the Board and Chief Executive Officer of Penn Liberty Bank. He was an Executive Vice President of Citizens Bank of Pennsylvania from January 2003 until January 2004, overseeing and managing specialized industries, including Government Banking, Professional Banking and Not-For-Profit Businesses in the Mid-Atlantic region, as well as the Chairman and President of Citizens Bank in Delaware and a member of the Citizens Financial Group Executive Policy Committee. Prior thereto, Mr. Ward served as President and Chief Executive of Commonwealth Bancorp, Inc., the holding company for Commonwealth Bank, until its acquisition by Citizens Bank in January 2003. He joined Commonwealth in 1992 as Senior Vice President and Chief Financial Officer. Under Mr. Ward’s leadership, Commonwealth Bank grew to $1.8 billion in assets with 61 branches throughout eastern Pennsylvania. Prior to joining Commonwealth, Mr. Ward held a variety of positions at Mellon Bank in Pittsburgh, Pennsylvania, including Vice President and Controller of Mellon Bank’s Wholesale Banking Group and Vice President and Controller of its Retail Banking Group. Mr. Ward is active in the community and serves on the Board of Directors of the Philadelphia Police Athletic League, Economics Pennsylvania, the Chester County Chamber Foundation and serves as Chairman, and the Board of Trustees for Cabrini College. Mr. Ward is a graduate of Carnegie Mellon University with a Bachelor of Science degree in economics and earned an MBA from the University of Notre Dame. Mr. Ward brings a broad range of banking finance, strategic planning and executive management experience combined with strong knowledge of the Pennsylvania Market to the Board of Directors.

Executive Management:

For information regarding Mark A. Turner and Patrick J. Ward, see directly above.

Dominic C. Canuso, C.F.A., 43, joined WSFS in June 2016 as Executive Vice President and Chief Financial Officer. From 2006 to 2016, he was Finance Director at Barclays’ US Credit Card Business, most recently serving as Line of Business CFO. Prior to Barclays, he was at Advanta Bank and Arthur Andersen Consulting.   Mr. Canuso earned his Bachelor of Science Degree in Finance and Executive MBA from Villanova University.  He is a charter holder and member of the Chartered Financial Analyst (CFA) Institute.

Steve Clark, 60, joined WSFS in 2002 and has served as Executive Vice President and Chief Commercial Banking Officer since May 2016. From 2002 thru 2006, Mr. Clark led and managed the establishment of the Middle Market lending unit, and in 2007 became Division Manager of the Business Banking and Middle Market Divisions. Prior to 2002, he spent 23 years in various commercial banking positions at PNC Bank and its predecessor companies.  Mr. Clark received his MBA in Finance from Widener University and his Bachelor of Science Degree in Business Administration (Marketing) from the University of Delaware.

Peggy H. Eddens, 62, has been Executive Vice President, Chief Human Capital Officer for WSFS Bank since 2007.  From 2003 to 2007 she was Senior Vice President for Human Resources and Development for NexTier Bank in Butler, PA.  Prior to that, she held several leadership positions with Mellon Bank and Citizens Bank.  Mrs. Eddens received a Bachelor of Science in Business Administration from Robert Morris University and a Master of Science in Human Resource Management from LaRoche College.

Paul D. Geraghty, Sr., 64, has been Executive Vice President and Chief Wealth Officer of WSFS Financial Corporation and WSFS Bank since 2011.  Prior to that, Mr. Geraghty was President and CEO of Harleysville National Corporation from 2007 to 2010 and Executive Vice President of National City Corporation in Cleveland from 2004 to 2007.  Mr. Geraghty received a Bachelor of Science in Accounting from Villanova University.  Mr. Geraghty will retire from the Company effective April 13, 2018.

Paul S. Greenplate, 59, has been Executive Vice President and Chief Risk Officer since April 2017.  Mr. Greenplate joined WSFS in 1999 and prior to his leadership role in the Risk Division, he served as Senior Vice President and Treasurer.  As Chief Risk Officer, Mr. Greenplate oversees all independent Risk Management functions including, Credit Risk Management, Real Estate Services, Asset Recovery, Enterprise Risk Management, Legal, Internal Audit, Loan Review and Regulatory Compliance. Mr. Greenplate graduated from the University of Delaware with a Bachelor of Science in Economics.

Thomas Kearney, 70, currently serves as Executive Vice President and Chief Risk Officer emeritus of WSFS Financial Corporation.  Previously, he served as Executive Vice President and Chief Risk Officer since 2012.  Mr. Kearney joined the Company in 1998 and previously served as Senior Vice President and Corporate Auditor.  Mr. Kearney received a Bachelor of Science in Business Administration (Finance and Accounting) from Drexel University.  He holds the professional designations of Certified Bank Auditor (CBA) and Certified Financial Services Auditor (CFSA).  He will retire from the Company effective March 31, 2018.

Rodger Levenson, 56, is EVP and Chief Operating Officer of WSFS Financial Corporation. Prior to assuming this role, he was EVP and Chief Corporate Development Officer from June 2016 to July 2017, interim EVP and Chief Financial Officer from April 2015 to June 2016, and EVP and Chief Commercial Banking Officer from 2006 to April 2015. From 2003 to 2006 Rodger was Senior Vice President and Manager at Citizens Bank. He began his career in banking in 1986 at Wells Fargo (via predecessor organization CoreStates Financial) and remained there until 2003 with his last position being Senior Vice President and Managing Director of the Retail and Apparel Banking Group.  Rodger received a BBA in Finance from Temple University and a MBA from Drexel University. He has also participated in leadership development and management courses at the University of Pennsylvania Wharton School, Center for Creative Leadership, and Harvard University School of Business.

S. James Mazarakis, 60, has been Executive Vice President and Chief Technology Officer for WSFS Bank since 2010.  From January 2009 to February 2010 Mr. Mazarakis was a principal in Techvizion, a consulting firm specializing in technology strategies.  From that role, he served as our interim Chief Technology Officer from May 2009 to February 2010.  From 2005 to 2008, he was Chief Technology Officer for T. Rowe Price Associates and from 2002 to 2005 he was Business Information Officer — Shared Services for Capital One Financial Corporation.  Mr. Mazarakis received a Bachelor of Science from Rensselaer Polytechnic Institute and a Master of Science in Management of Technology from Polytechnic Institute of New York University.

Richard M. Wright, 65, has been Executive Vice President and Chief Retail Banking Officer for WSFS Bank since 2006.  From 2003 to 2006 Mr. Wright was Executive Vice President, Retail Banking and Marketing for DNB First in Downingtown, PA.  Mr. Wright received a Bachelor of Arts in Marketing and Economics from California State University, Fullerton and a Masters in Business Administration from the University of Southern California.

Thomas Stevenson, 64, has served as President of the Company’s Cash Connect Division since 2003. Mr. Stevenson joined WSFS in 1996 as Executive Vice President and Chief Technology Officer. Prior to joining WSFS, Mr. Stevenson was the Manager of Quality Assurance at Electronic Payment Services. Mr. Stevenson attended Wayne State University and the Banking and Financial Services program at the University of Michigan’s Graduate School of Business Administration.

CORPORATE GOVERNANCE

This year, for the sixth year in a row, our Board of Directors addressed stockholders through their letter, “A View from the Boardroom”, included in our annual report and available on our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Download Library” on the right side of our web page, then click on “2017 Annual Report”).  This letter provides additional insight on corporate governance and key philosophies that guide the Board of Directors’ oversight of the Company.

Board Principles and Guidelines

In addition to directives laid out through the various committee charters, the Board of Directors has adopted a set of principles and guidelines, which guide the actions and direction of the Board of Directors.  The Corporate Governance and Nominating Committee reviews these principles and guidelines at least annually, and all changes must be approved by a majority vote from the Board. A full copy of the Board Principles and Guidelines are available on the Company’s website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

Board of Directors’ Mission

The Board of Directors is committed to being a high-performance board and to providing oversight and accountability for management.  The Board of Directors recognizes it must exercise its fiduciary duty to act in the best interest of WSFS and all of its stockholders while also recognizing its responsibilities to the Company’s regulators.

The Board of Directors is responsible for working with management to establish the strategic priorities of the Company.  Within the current strategic priorities, the Board of Directors must establish the appropriate “tone at the top” regarding the Company’s core principles:

•      Operating with the highest ethical values;

•      Focusing on performance over the long term;

•      Maintaining a culture that encourages actively engaged Associates;

•      The truth of the brand, “We Stand For Service;” and;

•      Earning the right to remain independent.

Annually, the Board of Directors conducts a self-evaluation to assess the performance of the Board of Directors, evaluating the members of the Board of Directors collectively and individually.  In most years, this is a self-directed process; however, every third year, the Board engages a third-party consultant to conduct the evaluation, which provides an outside global perspective and insights on the performance and functioning of the Board of Directors.  This third-party evaluation was last undertaken in 2015.

The Board’s primary responsibilities are to:

•                  Select, employ, motivate, set compensation for, and regularly evaluate a highly qualified Chief Executive Officer and President when appropriate;

•                  In conjunction with Management; and, as appropriate, help set sound strategic direction and hold the company accountable to that;

•                  Ensure that an effective internal control system is established and maintained and oversee senior management’s implementation of such system;

•                  Establish appropriate policies for WSFS’ safe and sound management, including regulatory compliance and risk identification and management;

•                  Review regularly the effectiveness of the Board corporate governance structure and the performance of the Board;

•                  Assure that governance and performance of WSFS are appropriately transparent to its Associates, owners, regulators and customers;

•                  Recognize and honor the need for confidentiality in all aspects of Board deliberations; and

•                  Encourage dialogue and even disagreement, while ultimately respecting the opinions and perspective of each person and the decision and decision-making process of the full Board.

Our Director Nomination and Selection Process

We believe it is important to have a strong Board of Directors comprised of a majority of independent directors that is accountable to our stockholders.  The Corporate Governance and Nominating Committee has the responsibility for identifying qualified individuals as candidates for membership on the Board of Directors.  The Corporate Governance and Nominating Committee considers the Board’s current makeup to assure director candidates possess a wide range of leadership accomplishments; skills, knowledge and experience sought by the Board; cultural fit and diversity.  The Board of Directors believes directors should be knowledgeable about the business activities and market areas in which we and our subsidiaries engage.  A candidate’s breadth of knowledge and experience should also enable that person to make a meaningful contribution to the governance of a complex, multi-billion dollar financial institution.

We believe that one of the most important responsibilities of a well-functioning board of directors is to ensure that it actively plans for and accomplishes its own succession, and the Board actively participates in the succession planning process by reviewing the board structure and board needs annually or more as the need arises so that we continue to build a diverse Board with expertise and talents that will continue to contribute to the success of WSFS.

The Corporate Governance and Nominating Committee solicits recommendations from our officers and directors, and also considers and evaluates any candidates recommended by our stockholders.  The candidates are then evaluated against the anticipated skillsets needed on the Board of Directors.

In the past, it has not been our practice to pay fees to any third party to identify potential director nominees; however, we are currently evaluating proposals to engage a third party firm sometime in 2018 to assist in identifying future nominees.  In addition, we do use a consultant to assist with evaluating, interviewing and performing reference checks on potential nominees to the Board of Directors.  Our consultant receives compensation for this service depending on the parameters of the research and the number of nominees to be included.

Stockholder Nominations and Stockholder Proposals

To be considered in the Corporate Governance and Nominating Committee’s selection of nominees for the Board of Directors for the 2019 Annual Meeting of Stockholders, recommendations or other proposals requested by stockholders must be received by us in writing no earlier than November 26, 2018 and no later than December 27, 2018.

As required by our Bylaws, a recommendation for nomination must  provide the following information for each person the stockholder proposes to recommend as a nominee to the Board: (1) the name and age of such person; (2) any  information required to be disclosed in solicitations of proxies with respect to nominees for election of directors by Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and related rules and regulations (including the written consent of the person proposed as a director nominee); (3) a description of all direct and indirect compensation, economic interests and other material monetary arrangements during the past three years, and any other material relationships, between or among such stockholder and each recommended nominee, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination were the “registrant” for purposes of such rule and the recommended nominee were a director or executive officer of such registrant; (4) a description of all relationships between the proposed nominee and the recommending stockholder, and of any agreements, arrangements and understandings between the recommending stockholder and the recommended nominee regarding the nomination; and (5) a description of all relationships between the recommended nominee and any of the Company’s competitors, customers, suppliers, labor unions and any other persons with special interests regarding the Company.

For any proposals other than a recommendation for director nomination, our Bylaws require such proposal include: (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business, (ii) a description of all contracts, arrangements, understandings and relationships between such stockholder and beneficial owner, if any, on the one hand, and any other person or persons (including their names), on the other hand, in connection with the proposal and (iii) the text of the proposal (including the text of any resolutions proposed for consideration).

In addition, our Bylaws require such a recommendation for nomination or proposal to provide specified information with respect to the stockholder recommending a nominee, as well as the beneficial owner, if any, on whose behalf the recommendation for nomination is made.  Such information includes, among other things: (1) the name, address and telephone number of such stockholder, and the name, address and telephone number of such beneficial owner; (2)(A) the class or series and number of shares of the Company owned of record by such stockholder and beneficially by such beneficial owner and the time period such shares have been held, (B) any derivative instruments with respect to Company shares owned by such stockholder or beneficial owner, (C) any proxy or similar arrangement pursuant to which such stockholder or beneficial owner has a right to vote any shares of any security of the Company or has granted any such right to any person or persons, (D) any short interest in any security of the Company, and (E) any other information relating to such stockholder and beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and related rules and regulations. Such notice must also contain certain representations by the stockholder and beneficial owner, as well as certain other information as provided in the Bylaws.

For additional details regarding the requirements with respect to such notices, please see our Amended and Restated Bylaws which were filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 21, 2014.

Director Independence

Consistent with Nasdaq director independence listing standards, our Board of Directors carefully evaluates any circumstances, transactions or relationships that we believe could have an impact on whether or not the members of our Board of Directors are independent of us and our subsidiaries, including WSFS Bank, and are able to conduct their duties and responsibilities as directors without any personal interests that would interfere or conflict with those duties and responsibilities.

The Board of Directors has determined that other than Mr. Schoenhals, Mr. Mark A. Turner, and Mr. Ward, all of our current directors are independent under Nasdaq’s director independence listing standards.  Mr. Schoenhals is not an independent director because he was one of our executives until November 2009 and was compensated as a consultant until November 2011.  Mr. Turner and Mr. Ward are not considered independent because they are executive officers of the Company.

Executive Sessions

Our independent directors have the opportunity to meet in executive session at each Board committee meeting and each Board of Directors meeting without non-independent directors or management present.  These sessions include discussions over CEO performance, compensation for non-independent directors, and other relevant Board/Committee matters.  Since our Chairman is also a member of Executive Management, the Lead Independent Director presides over each such session.  In addition, at least twice per year, independent directors have regularly scheduled meetings at which only independent directors are present and all independent directors are able to request additional independent directors sessions or meetings throughout the year.

Director Service on Other Boards

Directors shall not serve on the boards of other public companies if the service impedes the director’s ability to effectively serve on WSFS’ Board or creates any potential material conflicts. Directors need written approval from the Board before serving on the boards of other companies. No director may serve on the boards of more than three (3) public companies, including the WSFS’ Board, and such service shall be subject to any required regulatory approval or waivers.  A Board member who is also the CEO may not serve on more than two public company boards.

Board of Directors Leadership Structure

The leadership of our Board of Directors is comprised of: (i) our Chairman, President and Chief Executive Officer (ii) our Lead Independent Director, and (iii) Committee Chairs.  The Board determines whether the Chairman and Chief Executive Officer roles will be held by the same person based on what is in the best interests of the Company and its stockholders at a given point in time, the leadership qualities and experience of the individual, and the composition of the Board.  The Board also recognizes the need for strong independent perspectives.   Therefore, when the Chairman and CEO roles are combined, the Board requires that the appointment of the Lead Independent Director be approved by a majority vote from all independent directors.   The Board reviews its leadership structure annually.

Effective August 2017, the Board of Directors elected current President and Chief Executive Officer, Mark A. Turner, as Chairman of the Board.  Mr. Turner replaced Marvin N. Schoenhals, who had served as Chairman for 25 years.  Mr. Schoenhals continues to serve as a member of the Board of Directors.  Mr. Turner’s election aligns with the Board’s renewal process that began in 2011 and recognizes his strategic vision and leadership of the Company through a period of strong performance and highly disciplined growth.  In addition, Eleuthère I. du Pont was reappointed to his role as Lead Independent Director, and Rodger Levenson was promoted to Chief Operating Officer (COO), which includes oversight of the Executive Leadership Team and oversight responsibilities for our Commercial, Retail, Wealth, and Cash Connect business lines, and support service areas including Operations/Information Technology, Risk, Human Capital, and Finance.  The appointment of Mr. Levenson as COO will allow Mr. Turner to focus on strategy, business/corporate development, innovation, key partnerships, community activities, economic development, and the Associate and Customer experience.  We believe this leadership structure is appropriate for us because it draws upon significant experience and institutional knowledge regarding our business, while ensuring the Board maintains independent oversight and makes informed decisions on operational matters.

Mark A. Turner was elected Chairman effective August 2017, and has been our President and Chief Executive Officer since 2007.  He was elected Chairman because of his substantial institutional knowledge, leadership qualities, business acumen and standing in the community.

The responsibilities of the Chairman include:

•                  Provide advice and counsel to Executive Management;

•                  Keep abreast of the activities of the Company and its management and assist with business development;

•                  Participate in other Committees of the Board in an advisory manner as determined by the Board;

•                  Recommend the appointment of Committee Chairs and Committee members of the Board after consultation with Directors, management and the Governance Committee;

•                  Ensure rotation on Committee assignments, especially Chairs;

•                  Determine the date, time and location as well as develop the agenda of the Annual Meeting of Stockholders

•                  Chair meetings of Stockholders;

•                  Community relations/representation; and

•                  Take an active role communicating with stockholders on board level matters.

The responsibilities of the President and CEO include:

•                  Having general power over the strategic planning, management and oversight of the administration and operation of the Company’s business, and general supervisory power and authority over its policies and affairs;

•                  Ensuring all orders and resolutions of the Board of Directors and any committee are carried into effect; and

•                  With the Lead Director, helping to set Board of Directors agendas and providing input for committee meeting agendas.

Eleuthère I. du Pont has been our Lead Director since August 2016.  He is an independent director and has been designated by our Board of Directors to lead the Board of Directors in fulfilling its duties effectively, efficiently and independently of management.

The responsibilities of the Lead Director include:

•                  Preside at meetings of the Board at which the Chairman is not present, including executive sessions;

•                  Serve as a liaison between the Chairman and the independent directors;

•                  Ensure that independent directors have adequate opportunities to meet to discuss issues without management present and provide feedback to management;

•                  Exercise authority to call meetings of the independent directors;

•                  Provide input to the CEO and Chair on preparation of agendas for Board and Committee meetings;

•                  Approve meeting agendas and preview information to be provided to the Board

•                  Ensure delegated committee functions are carried out and reported to the Board, including CEO performance assessment, CEO and Board succession planning, and strategic planning;

•                  Regularly assess the effectiveness of the Board and its Committees, including oversight of the annual Board self-evaluation process

•                  Review Board minutes for accuracy; and

•                  Be available, as requested, for consultation and/or direct communication with major stockholders.

Our Chairman and Lead Director are jointly responsible for certain important Board functions as follows:

•                  Act as a liaison between management and the Board;

•                  Ensure the Board works as a cohesive team and help to resolve any conflicts;

•                  Ensure the Board has adequate resources, especially by way of full, timely and relevant information to support its decision-making;

•                  Ensure Board members receive continuing education both from within the Company and from outside sources;

•                  Ensure new Directors receive adequate orientation about their roles and responsibilities, the Company’s organization, business and the industry;

•                  Meet with Board members to determine their continued commitment to the Board and interest in continuing to serve on the Board;

•                  Ensure a process is in place to monitor legislation and best practices which relate to the responsibilities of the Board;

•                  Encourage Board members to refer new business opportunities to the Company;

•                  Recommend to the Board and Board Committees the retention of advisers and consultants who report directly to the Board; and

•                  Ensure that Committee members have appropriate input to the proxy statement relating to their Committees

Our Committee Chairs, as governed by their individual Committee charters, are responsible for the development, management, effective performance of their individual Committees, and to provide leadership to the Board of Directors regarding all aspects related to their Committee’s work.

Each Director has certain responsibilities, which include:

•                  Have basic knowledge of the banking industry, financial regulatory system, and laws and regulations that govern the Company’s operation;

•                  Have a background, knowledge, and experience in business or another discipline to facilitate Company oversight;

•                  Be willing and able to exercise independent judgment and provide credible challenge to management’s decisions and recommendations;

•                  Accept fiduciary duties and obligations, including a firm commitment to put the Company’s interests ahead of personal interests and to avoid conflicts of interest;

•                  Have a firm commitment to regularly attend and be prepared for board and committee meetings;

•                  Have knowledge of the communities that the Company serves; and

•                  Assist, as appropriate, with the development of new business.

Board Size

After a thorough review of the correlation between the size of a board of directors and its effectiveness, the Board of Directors concluded that relatively smaller boards (while still of ample size and diversity) are generally more effective than relatively larger boards.  The Board also believes that a relatively smaller board of directors sets the organizational tone for a lower internal cost structure in an industry that is currently challenged by modest economic growth, growing cost burdens, and significant pricing competition.  The Board has determined that the appropriate target range for WSFS is 9 to 12 directors and believes that this range represents an appropriate and effective size for the Company because it fits with one of our key strategic advantages, namely, faster, and more entrepreneurial decision-making.   Upon expiration of Mr. Delson’s term at the Annual Meeting, the Board size will be reduced to 10 members, which we believe is optimal.

Diversity

The Board of Directors takes a broad and thoughtful view of diversity.  The Board strives to achieve diversity among its members that mirrors our current marketplace and our desired markets. As we have become a larger organization with broader reach, this naturally includes better reflecting US society as a whole.   Over the last generation, we have intentionally made strides to include on our Board a representation of different genders, generations, geographies, races, faiths, socio-economic backgrounds, career experiences, individual talents, and our own Board tenures.  This intentional reflection of our constituencies and refreshment of our Board is necessarily an ongoing process of a growing and changing organization. Our Corporate Governance and Nominating Committee implements this philosophy as part of its nomination process and assesses its implementation during both the nomination process and as part of the Corporate Governance and Nominating Committee’s self-assessment process.

Term Limits

The Board does not believe in setting term limits for directors because directors who still meet the qualifications for Board membership and still possess industry knowledge and expertise are valuable to WSFS and the Board.  Each Board member understands that the rest of the Board will actively consider his or her reappointment at the end of his or her current term.  Through this performance based process, the Board will ensure it retains active, independent, and knowledgeable directors who retain a collegial perspective.  In addition, directors will be assessed annually to ensure they still meet the qualifications.

Board Skills, Knowledge, and Experience

The Board began a multi-year renewal process in 2011, and we are currently evaluating proposals to engage a third party firm sometime in 2018 to assist in identifying future Board candidates and to help build a diverse Board with the appropriate expertise and talents that will continue to contribute to the success of WSFS.  Below is a matrix summarizing the tenure, and select key skills, knowledge, and experience of the Board’s existing members.  We believe these are the appropriate areas to measure because they align with our business model and our strategic plan.  We combine a strong local presence in our core geographic markets with national capabilities and global reach.  Our growth strategy includes both organic and acquisition growth, and improving our overall customer experience through innovation and leveraging new technologies.

Director	Tenure on Board (Years)	Banking/ Financial Services Industry	Executive Leadership	Finance & Accounting	Regulatory / Risk Mgt.	Technology	Local Market	National/ Global	M&A
Anat Bird	8	✓	✓	✓	✓			✓	✓
Francis “Ben” Brake	4	✓	✓			✓	✓	✓
Jennifer W. Davis	9		✓	✓	✓	✓	✓	✓
Donald W. Delson	9	✓	✓	✓			✓		✓
Eleuthère I. du Pont	5		✓	✓		✓	✓
Christopher T. Gheysens	1		✓	✓			✓	✓
Calvert A. Morgan, Jr.	14	✓	✓	✓	✓		✓		✓
Marvin N. Schoenhals	26	✓	✓	✓	✓		✓		✓
David G. Turner	5	✓	✓			✓	✓	✓
Mark A. Turner	11	✓	✓	✓	✓		✓		✓
Patrick J. Ward	2	✓	✓	✓	✓		✓		✓

Board of Directors Role in Risk Oversight

The Board of Directors is responsible for the oversight of the management of our risk exposures to help ensure that the Company is operating within the Board approved risk appetites. The Board of Directors is actively involved in the Strategic Planning process and oversight of our Enterprise Risk Management (“ERM”) function. Comprehensive discussions regarding our appetite for risk and our risk exposures are held with the Board of Directors and Executive Management.  As a result of this involvement, the Board of Directors has concluded that the risk implicit in our strategic plan is appropriate and that expected risks are commensurate with the expected rewards.  The Board of Directors oversees and reviews management’s implementation of systems to manage these risks.  The risk management system is designed to inform the Board of Directors of material risks and create an appropriate enterprise-wide culture of risk awareness. The Board of Directors periodically receives reports and other information on areas of material risk to the Company, including credit, liquidity, market/interest rate, compliance, operational, technology, cybersecurity, strategic, financial and reputational risks, and these reports enable the Board of Directors to understand the risk identification, risk management and risk mitigation strategies employed by Management and the ERM function.

The ERM function assists management by establishing a unified and strategic approach to identifying and managing current and future risks.  ERM helps monitor, measure, manage and report these risks while continually evaluating our risk/reward dynamic.  The ERM activities include:

•                  Conduct an Enterprise Risk Assessment Summary (RAS) in accordance with the Office of the Comptroller of the Currency’s RAS matrix and industry best practices;

•                  Establish Board-approved risk appetite statements and key risk indicators by major risk area;

•                  Monitor risk metrics (Key Risk Indicators or KRI’s) and report to Executive Management and the Board of Directors three times per year;

•                  Update the RAS three times per year;

•                  Ensure that stress testing and contingency planning on critical business risks are performed;

•                  Key involvement with significant new products, services or activities, as well as conduct resolution and “lessons learned” on major risk events, as needed; and

•                  Continual learning on emerging risks and risk management best practices.

Each committee of the Board of Directors has a role in risk oversight as described in greater detail below in the description of each committee’s role and responsibilities.

The Audit Committee is responsible for, among other things, the following:

•                  Review, with management, the quarterly and annual financial statements including major issues regarding accounting and auditing principles and practices;

•                  Review analyses prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•                  Periodically review, with management, our major financial risk exposures and the steps management has taken to monitor and control such exposures;

•                  Monitor the independence of the public accounting firm;

•                  Ensure Audit Committee members have unrestricted access to the independent accountants (without management present) to review and discuss financial or other matters;

•                  Review and approve the audit plan of the independent accountants and our internal audit department;

•                  Evaluate the effectiveness of both the internal and external audit effort through regular meetings with each respective group;

•                  Determine that no management restrictions are being placed upon either the internal or external auditors;

•                  Review the adequacy of internal controls and management’s handling of identified Sarbanes-Oxley material weaknesses and other control deficiencies in the internal controls over financial reporting, and compliance with laws and regulations;

•                  Review reports issued by outside consultants regarding internal control;

•                  Review quarterly reports issued by our internal Loan Review Department including reports issued by outside consultants regarding quality control reviews of the internal Loan Review Department;

•                  Review periodic written reports regarding regulatory compliance and in-house counsel activities;

•                  Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal control or auditing matters, including procedures for the confidential, anonymous submission by Associates of concerns regarding questionable accounting, internal control or auditing matters;

•                  Ensure that members of the Audit Committee have the expertise required by regulation;

•                  Ensure that the Audit Committee has the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties;

•                  Review all regulatory reports, including examination reports and SEC comment letters and monitor management’s response; and

•                  Review and approve the Information Data Security Policy and the Allowance for Loan and Lease Policy, annually.

The Chair of the Audit Committee provides reports to the Board of Directors on these items, as needed.  In addition, senior managers from each of our risk areas provide reports, as needed, to the Board of Directors.  These areas include Investments, Accounting, Auditing, Credit, Human Capital Management, Operations and Technology, Trust and Wealth Management and Retail Operations.

The Personnel and Compensation Committee oversees the executive compensation programs, and reviews and approves an annual report on executive compensation and Associate incentive compensation plans prepared by our risk officers.  The purpose of this review is to: (1) determine that executive officer compensation plans do not encourage those executive officers to take actions that pose an unnecessary and excessive risk that would threaten our value, and (2) determine that Associate incentive compensation plans do not unnecessarily expose us to risks or encourage the manipulation of reported earnings to enhance the compensation of Associates.  The Personnel and Compensation Committee is also responsible for overseeing management’s implementation of compensation programs that comply with applicable regulatory guidance and requirements.  During 2017, the Personnel and Compensation Committee reviewed these reports prepared by our risk officers and determined that our compensation plans and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Committees of the Board of Directors

The Corporate Governance and Nominating Committee makes recommendations to the Board for appointments to the Board committees. The Board makes a final appointment after a majority decision is reached. The Board will also designate the Chair and alternate standing committee members. Generally, independent directors should serve on a balanced number of committees. All directors should rotate and serve on all committees (except that non-independent directors may not sit on the Corporate Governance and Nominating Committee, the Audit Committee, and the Personnel & Compensation Committee), including at least one to two years on Executive Committee. However, the Corporate Governance and Nominating Committee may rotate standing committee members periodically to expand upon a director’s experience and interests or to further a committee’s continuity and needs.  Committee members should serve no more than seven consecutive years on a particular committee.

Each Board Committee will elect its Chair, in a process overseen by the Corporate Governance and Nominating Committee.  Committee Chairs are responsible for leading committee meetings and reporting all relevant activities to the Board. Committee Chairs will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee’s charter and shall develop the agenda for each committee meeting. Committee Chairs should serve for no more than six years. Each Committee, in concert with the Chair and Lead Independent Director, should plan for Chair rotation and replacement several years in advance in order to groom successors.  Committee Chairs should be included in deliberations regarding proposed new and concluding committee members and in planning for future Chairs.

The Board has established three core committees: the CGNC, the Audit Committee, and the P&C Committee.  In addition, WSFS has also established an Executive Committee, a Corporate Development Committee and, as to WSFS Bank only, a Trust Committee and a Trust Audit Committee. The Audit Committee, the P&C Committee and the CGNC must be comprised solely of independent directors. All committees of the Board should have a majority of independent directors.  The Board has the authority to establish or eliminate existing committees, and the committee structure shall be reviewed annually by the CNGC. Each committee of the Board shall have the authority and responsibilities set forth in WSFS’ Bylaws, the Board resolutions, and any applicable charter. Each committee has a written charter that sets forth the purposes and responsibilities of the committee as well as qualifications for committee membership. All committees must be comprised of at least three directors, and directors may serve on more than one committee. All committees must give regular reports to the Board with details of their activities.

The following chart shows the current committee membership and the number of meetings each committee held in 2017.

Director	Executive Committee	Corporate Governance and Nominating Committee	Audit Committee	Personnel and Compensation Committee	Trust Committee(1)	Trust Audit Committee(1)	Corporate Development Committee
Anat Bird	•		C		•	C	•
Francis “Ben” Brake			•	•	•	•	•
Jennifer W. Davis	•	•			•		•
Donald W. Delson				•	C		C
Eleuthère I. du Pont	•	C					•
Christopher T. Gheysens			•			•
Calvert A. Morgan, Jr.(3)		•	•	•		•
Marvin N. Schoenhals(2)	•						•
David G. Turner	•	•	•	C		•	•
Mark A. Turner(2)	C				•		•
Patrick J. Ward(2)	•				•		•
Number of meetings in 2017	28	4	7	6	6	4	4

C= Chair

(1) The Trust Committee and Trust Audit Committee are committees of the Bank Board.

(2) Mr. Schoenhals, Mr. Turner, and Mr. Ward routinely attend the CGNC, Audit, Trust Audit, and Personnel and Compensation Committee meetings at the discretion and invitation of the Committee Chairs for the purpose of providing their institutional knowledge and insight. They do not attend executive sessions or discussions that are personally sensitive to themselves, and do not have voting rights.

(3) Mr. Morgan also serves as a member of the Bank’s Southern Delaware Advisory Board.

Executive Committee

The Executive Committee meets as frequently as is necessary and exercises the powers of the Board of Directors between its meetings.  Its primary activities have been to review loan applications needing the approval of the Board of Directors, to review summary credit quality reports, and to review and approve for submission to the Board of Directors for its approval the majority of all policies.

Another important role of the Executive Committee is to review and approve any transactions with insiders.  Under our written policy, the Executive Committee reviews and approves all insider loans or lending relationships.  Any loan granted to an insider in excess of $500,000 requires pre-approval by the Board of Directors, with the interested party (if a director) abstaining from participating directly or indirectly in the voting.  All loans granted to insiders, regardless of the amount, are reported to the Board of Directors.

Corporate Governance and Nominating Committee

Each member of the Corporate Governance and Nominating Committee is “independent” as defined in the listing standards of the Nasdaq Stock Market.  A copy of the Corporate Governance and Nominating Committee Charter as well as our other corporate governance documents can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

The Corporate Governance and Nominating Committee’s role and responsibilities include the following:

•                  Review and assess at least annually the adequacy of the Company’s corporate governance, review and consider “best governance practices,” to incorporate into its “Board Principles and Guidelines,” and recommend any proposed changes to the Board;

•                  Seek, identify and interview individuals qualified to become board members for recommendation to the Board;

•                  Recommend competencies, skills and experiences desired for new directors and define the job description and expectations for directors, subject to Board approval;

•                  Evaluate candidates for nomination to the Board, including any nominees duly proposed by the Company’s stockholders and qualified to stand for nomination.  Such evaluation includes personal interviews and a thorough review of a candidate’s background, experience and credentials;

•                  Recommend approved director candidates to the Board;

•                  Assist the Board in developing succession plans for the CEO and evaluate potential successors;

•                  Recommend Committee-approved CEO candidates to the Board;

•                  Retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors;

•                  Oversee the proper training and orientation of new directors and continuing education of all directors as appropriate;

•                  Oversee the election of committee chairs;

•                  In conjunction with Committee Chairs, recommend to the Board, director assignments, including committee rotations, to Board committees;

•                  Review any proposed changes to Board, Chairman, and Lead Director compensation; and, upon Committee approval, propose any potential changes to the Board of Directors for its review and approval;

•                  Biennially assess and review any recommended changes to Board, Chairman, and Lead Director compensation; and, upon Committee approval, propose any potential changes in the form or amount to the Board of Directors for its review and approval;

•                  Annually review and recommend any changes to Board stock ownership and retention guidelines;

•                  Annually review compliance of stock ownership guidelines by Executives and Directors

•                  Annually review its own performance and annually propose a methodology for assessing the performance of other committees and the entire Board. Such assessments shall be discussed with the full Board annually;

•                  Make regular reports to the Board; and

•                  Review and reassess the adequacy of the Committee Charter and recommend any proposed changes to the Board for approval.

Audit Committee

Each member of the Audit Committee is “independent” as defined in the listing standards of the Nasdaq Stock Market and also meets the independence criteria set forth in Rule 10A-3 under the Exchange Act.  Christopher T. Gheysens meets the SEC’s definition of financial expert for the Audit Committee.  For bank regulatory purposes, Calvert A. Morgan is also considered a banking and financial expert.  A copy of the Audit Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About Us” and click on “Download Library” and under “Category” click on “Corporate Governance”).

The Audit Committee’s role and responsibilities include the following:

•                  Oversee the audit program and reviews our consolidated financial statements, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect our financial statements;

•                  Review examination reports from federal regulatory agencies as well as reports from internal auditors and from the independent registered public accounting firm;

•                  Meet quarterly with the head of the Internal Loan Review Department to review assessments of loan risk ratings and credit administration, as well as the head of the Internal Audit Department, the head of the Compliance Department, and representatives of the independent registered public accounting firm, with and without representatives of management present, to review accounting and auditing matters, and to review financial statements prior to their public release;

•                  Provide oversight to our regulatory compliance activities and our compliance officer who reports directly to the executive in charge of risk;

•                  Review reports of significant litigation matters;

•                  Review the annual risk assessment and other reports (such as Suspicious Activity Reports, Associate Hotline Reports) issued regarding our risk management activities;

•                  Meet annually to review our internal control risk analysis and associated internal audit plan;

•                  Review the process for the selection of the Company’s lead external audit partner pursuant to the rotation policy (five years) that involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion with the full Audit Committee and with members of management; and

•                  Approve the selection of the independent registered public accounting firm and recommend their appointment to the full Board of Directors.

The members of our Audit Committee also serve as members of the Bank’s Trust Audit Committee, which provides oversight of the financial accounting and internal control aspects of our Trust and Wealth management initiatives. The Trust Audit Committee met four times during 2017.

It is the policy of the Audit Committee to approve all audit and non-audit services prior to the engagement of the independent registered public accounting firm to perform any service, subject to the following operating procedures:  Each year in connection with the execution of the audit engagement letter, the Audit Committee pre-approves a retainer for additional services that are either audit or audit-related in nature.  These additional services may not exceed 5% of the annual audit fee amount.  For any additional audit or audit-related services to be provided by the independent registered public accounting firm that were not pre-approved in accordance with this procedure, and for which the fees are expected to not exceed 10% of the annual audit fee, the Chair of the Audit Committee can provide pre-approval of the services.  For any additional services where the fees are expected to exceed 10% of the annual audit fee, the pre-approval of the entire Audit Committee is required.  In addition, a retainer for tax consulting services is pre-approved by the Audit Committee.  Any tax consulting services exceeding the retainer amount are approved in accordance with the above procedure.  All fees paid to the independent registered public accounting firm are reported to the Audit Committee in a timely manner.

In connection with the audit of the 2017 financial statements, we entered into engagement letters with KPMG LLP that set the terms by which KPMG LLP performed services for us.

All of the services listed below for 2017 were approved by the Audit Committee prior to the service being rendered as described in the operating procedures above.  The Audit Committee has determined that the non-audit services performed during 2017 were compatible with maintaining the independent registered public accounting firm’s independence.

Audit Fees.  The aggregate fees earned by KPMG LLP for professional services rendered for the audit of our consolidated financial statements included in our annual report on Form 10-K and for the review of the consolidated financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended December 31, 2017 and 2016 were $1,020,825 and $1,487,000 respectively.

Audit Related Fees.  The aggregate fees earned by KPMG LLP for audits of the subsidiaries’ financial statements, due diligence activities on proposed transactions, and research and consultation on financial accounting and reporting matters for the years ended December 31, 2017 and 2016 were $30,413 and $33,000, respectively.

Tax Fees.  The aggregate fees earned by KPMG LLP for professional services rendered for tax compliance, tax advice and tax planning for the years ended December 31, 2017 and 2016 were $88,127 and $76,946, respectively.

All Other Fees.  There were no fees earned by KPMG LLP for professional services rendered other than those listed under the captions “Audit Fees,” “Audit Related Fees,” and “Tax Fees” for the years ended December 31, 2017 and 2016.

Audit Committee Report

The Audit Committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the Audit Committee has:

•                  Reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2017;

•                  Discussed with the Company’s independent registered public accounting firm the matters required to be discussed under relevant guidance of the Public Company Accounting Oversight Board (PCAOB), including Auditing Standard No. 1301 — Communications with Audit Committees; and

•                  Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The Audit Committee comprised of Anat Bird, Francis B. Brake, Jr., Christopher T. Gheysens, David G. Turner and Calvert A. Morgan, Jr., has provided this report.

Personnel and Compensation Committee

Our Board of Directors has determined that the members of our Personnel and Compensation Committee are “independent” as defined by the listing standards of the Nasdaq Stock Market.  In addition, the members of the Personnel and Compensation Committee each qualify as independent under Rule 10C-1 under the Exchange Act.

A copy of the Personnel and Compensation Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

Under its charter, the Personnel and Compensation Committee’s role and responsibilities include the following:

•                  Approve performance evaluations, salary adjustments, bonuses, stock awards, perquisites for any officer other than the CEO and President;

•                  Make recommendations to the Board with respect to non-CEO executive officer compensation, incentive compensation and equity plans that are subject to Board approval;

•                  Review and approve corporate goals and objectives relevant to CEO compensation;

•                  Review and make recommendations to the Board for any changes to the CEO’s compensation based upon the goals and objectives set for the CEO. In evaluating and determining CEO compensation, the Committee will consider the results of the most recent stockholder advisory vote on executive compensation (“Say on Pay Vote”) required by Section 14A of the Exchange Act. The CEO and President may not be present during voting or deliberations by the Committee on his or her compensation;

•                  Approve any material changes to annual and long-term incentive plans for the executive management team.  This may include overall plan design, performance criteria, formula computation and calculation of award amounts, such as cash or equity payouts.  In reviewing and making recommendations regarding or approving incentive compensation plans for this group of executives, the Committee will consider the Company’s overall strategy and results of the most recent Say on Pay Vote;

•                  Review and approve incentive plan design features and performance criteria each year to ensure that the plans align with the Company strategy and protect the Company against risk.  The Committee will consider the appropriateness of clawback provisions for every executive cash award or equivalent grant;

•                  Review and discuss with Management, the Company’s Compensation and Discussion and Analysis (CD&A) section and the related executive compensation information to be included in the Company’s annual proxy statement or annual report on Form 10-K.   Determine whether or not to recommend that the CD&A be included in the Company’s annual report on Form 10-K and proxy statement, and produce the compensation committee report on executive officer compensation which is required to be included in the Company’s annual proxy statement in compliance with rules and regulations promulgated by the SEC;

•                  Approve the adoption, administration and expense of certain Associate benefit plans and programs of the Company including 401(k) amendments and technical corrections;

•                  Retain or obtain advice of compensation consultants, independent legal counsel or other advisors (collectively, “compensation advisors”) to assist in matters regarding executive and Board-related compensation;

•                  Be responsible for the appointment, compensation and oversight of any compensation advisor retained by the Committee.  Reasonable compensation (as determined by the Committee) to its compensation advisors will be provided by the Company; and

•                  Review the Company’s diversity programs and initiatives and make recommendations.

The Personnel and Compensation Committee approves and recommends to the Board of Directors for final approval:

•                  Any compensation action for the CEO and President (salary increases, bonuses, stock grants, perquisites, etc.).  In evaluating and determining CEO compensation, the Committee will consider the results of the most recent stockholder advisory vote on executive compensation (“Say on Pay Vote”) required by Section 14A of the Exchange Act;

•                  Policies including but not limited to Equal Employment Opportunity and Affirmative Action, Severance and Change of Control, Management Compensation Policy, Business (Luxury) Expenditures Policy, and the Personnel and Compensation Committee Charter; and

•                  CD&A, compensation risk assessment and Compensation Committee report portions of the proxy.

Compensation Committee Internal Interlocks and Insider Participation

No member of our Personnel and Compensation Committee is, or formerly was, an officer or Associate of ours.  During 2017, none of our executive officers served on the Personnel and Compensation Committee (or equivalent), or the Board of Directors, of another entity whose executive officer or officers served on our Personnel and Compensation Committee or Board of Directors.

Trust Committee

The Trust Committee is a Bank board committee that is comprised of members of the Board of Directors of the Bank.  It provides oversight of our trust and investment activities provided by Christiana Trust, the trust division of the Bank.  A copy of the Trust Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

The Trust Committee does the following:

•                  Oversees Christiana Trust in providing trust administration and investment management services;

•                  Adopts appropriate policies and procedures to be observed in offering such services;

•                  Enforces sound risk management practices calculated to minimize risk of loss to WSFS Bank and its customers; and

•                  Reports to the Board of Directors on the activities of Christiana Trust in the conduct of its business.

Corporate Development Committee

The Corporate Development Committee assists the Board of Directors and management in reviewing and assessing potential acquisitions, strategic investments, joint ventures and divestitures.  It meets as frequently as necessary, but at least four times annually.  A copy of the Corporate Development Committee Charter can be found on the investor relations page of our website www.wsfsbank.com (select “Investor Relations” on the menu found under “About WSFS” and click on “Corporate Governance”).

As part of its ongoing activities, the Corporate Development Committee responsibilities and duties include the following:

•                  Review and provide guidance to management and the Board with respect to the Company’s transaction strategies;

•                  Provide advice to management in connection with the identification and evaluation of transactions, and the engagement of counsel and advisors;

•                  Authorize management to execute binding and non-binding offers, proposals, letters of intent, definitive agreements and similar offers and documents with respect to proposed transactions.  Any such authorization shall be promptly reported to the entire Board of Directors of the Company at no later than the next full Board meeting;

•                  Provide advice regarding management’s due diligence and integration efforts with respect to proposed transactions and review summary due diligence results;

•                  Cause appropriate periodic evaluations of recent transactions completed by the Company to be conducted, if and as deemed necessary;

•                  Provide a report of its meetings and activities to the Board on a regular basis, and report regularly to the Board on such issues as the Committee may determine are appropriate; and

•                  Review, and change as deemed necessary, its charter, from time-to-time, but no less often than once a year.

Attendance at Board of Director and Committee Meetings, Annual Meeting

All directors are expected to attend the Annual Meeting except for absences due to causes beyond their reasonable control.  All directors were present at last year’s annual meeting.

During the year ended December 31, 2017, the Board of Directors held eight meetings.  All of the directors attended more than 75% of the total of: (a) meetings of the Board of Directors and (b) meetings of the committees on which they served during the year.

Other Corporate Governance Matters

Stock Ownership and Retention Guidelines

Our Bylaws require each of our directors to be a stockholder and own a minimum amount of our common stock as determined from time to time in a guideline approved by the Board of Directors.  This guideline is designed to encourage our directors to increase and maintain their equity stake in us, and thereby to more closely link their interests with those of our other stockholders.

The Board of Directors has established a guideline that each director own 5,000 shares of vested common stock.  Members of the Board of Directors should accumulate the minimum ownership amount within five years after assuming his or her position.  In addition, the Board of Directors established a guideline for Executive Management such that the CEO should own 60,000 shares of vested common stock and all Executive Vice Presidents own 15,000 shares of vested common stock, each to be accumulated within five years of assuming his or her executive position.  These ownership guidelines are evaluated periodically for appropriate adjustments.

CEO and Management Succession Planning

Management believes our Associates are the core of our strategy, the lifeblood of our culture, and our greatest competitive advantage. Overseeing talent is a serious responsibility and one that gets our focused attention, nearly every day. Planning leadership succession is of critical importance and is a shared accountability among our executive leadership team.  Quarterly, our executive team conducts an extensive assessment of our Associates to identify internal talent, plan for their development, and identify potential successors to ensure the continued, smooth operations of the Company and to transfer their institutional knowledge.

The Corporate Governance and Nominating Committee and the entire Board of Directors annually reviews, evaluates and provides governance comments and advice for our CEO and Executive Management talent and leadership development and succession planning program.

Transactions with Our Insiders

In the ordinary course of its business, WSFS Bank makes loans to our directors, officers and Associates.  These loans are subject to limitations and restrictions under federal banking laws and regulations and are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to WSFS Bank.  These loans do not involve more than the normal risk of collectability or present other unfavorable features to WSFS Bank.

The Audit Committee reviews related party transactions, A related person transaction is generally any transaction in which WSFS or its subsidiaries is or will be a participant, in which the amount involved exceeds $120,000, and a director (or nominee), executive officer, immediate family member, or any beneficial owner of more than 5% of our common stock, has or will have a direct or indirect material interest. In addition, management performs an annual review of related party transactions, and in 2017 concluded that the transactions between WSFS and the related parties involve normal credit risk to the Company and did not include any unfavorable features to the Company.  Annually, management reports the results of its related party review to the Audit Committee.  In addition, any related party loans exceeding $500,000 require review and approval by the Board of Directors.  In 2017, there was one loan transaction to an executive officer exceeding $500,000, and this loan was approved by the Board.

Classified Board Structure

Several years ago, and every year since, our Board of Directors has reviewed the subject of a classified Board of Directors as the result of a request from a stockholder.  Following considerable discussion by our Governance Committee and full Board of Directors concerning the concept of a declassified Board of Directors and related stockholder rights issues, the Board of Directors determined it is in the best interests of our stockholders to maintain a classified Board of Directors.

With the appropriate policies in place, we believe that a staggered board creates alignment between our Corporate Governance policies and the stated philosophy of managing the Company for the long-term benefit of all stockholders.

While we believe that the overarching evaluation of a board and management should be the performance of the Company, we also recognize that our classified board structure can create the appearance of entrenchment on the part of a board and management team.  As a result, in the early 1990’s, we eliminated our “poison pill” policy.  In addition, in 2007, we adopted the policy that in an uncontested election, directors who receive votes in favor of their election that represent less than a majority of total votes cast should promptly offer to resign from the Board of Directors.   Another indication of our serious interest regarding this subject is that none of our named executive officers is covered by a formal employment agreement.  We have a severance policy that covers some of those executives, but it is relatively conservative in the amounts that could be paid in the event of a change of control.   Finally, we do have cumulative voting of shares in the election of directors.  In our case, this means that approximately 25% of the ownership can definitely have their voice(s) heard directly at the board table after a director election.

The success of our long-term outlook is manifest in that we have generally outperformed our peers over the last generation.  We make this claim based upon the total stockholder return performance discussed in the Compensation Discussion and Analysis section of this proxy statement indicating we have outperformed peer metrics and broader indices in three, five, seven and ten year horizons.  We are proud of our performance record and believe this record reflects the attention that management and the Board of Directors brings to the subject of creating value for its stockholders.  Finally, if there is a need for a stockholder initiated change to the Board of Directors, there is an opportunity to change approximately one-third of the Board of Directors at each election.  If those new directors for some reason cannot make the case clear to the “old board,” then at the next election, stockholders can change another third of the Board of Directors.  That would give a majority of the Board of Directors to new representation.  We think this kind of change, in much less than a two-year period, appropriately balances stockholders’ interests in the ability to send a clear signal of a need for change with the need to understand the continuity of the Company.

Access to and Communication with the Board of Directors

The Board of Directors endeavors to provide ample access and outreach to stockholders through a number of forums.  Stockholders are provided regular updates through press releases and other filings with the SEC.  The Board of Directors also solicits dialogue and responds to questions from stockholders at the annual meeting.  Questions can be asked in person or submitted through email at stockholderrelations@wsfsbank.com.  The Board of Directors provides their perspective on selected topics of interest to our stockholders through their “View from the Boardroom” letter in our annual report.  Additionally, the Chairman of the Board and/or Lead Director periodically attends investor conferences and other roadshows to solicit feedback on corporate governance from institutional stockholders.

PROPOSAL NUMBER 2:  Ratification of the Appointment of Independent Registered Public Accounting Firm

KPMG LLP has served as our independent registered public accounting firm since 1994.  The Board of Directors has appointed KPMG LLP to continue to be our independent registered public accounting firm for the current fiscal year ending December 31, 2018.  The Audit Committee evaluated the selection of KPMG LLP and gave a recommendation to the Board of Directors in favor of KPMG LLP.  We are asking the stockholders to ratify the decision of the Board of Directors to appoint KPMG LLP for the 2018 fiscal year.

Representatives of KPMG LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

To be ratified, the appointment of KPMG LLP as our independent registered public accounting firm must receive a majority of the votes cast on that proposal.  Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have no effect on the outcome of the proposal.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2018.

PROPOSAL NUMBER 3:  Approval of the WSFS Financial Corporation 2018 Incentive Plan

On March 19, 2018, the Board of Directors approved, subject to stockholder approval, the WSFS Financial Corporation 2018 Incentive Plan (the “2018 Plan”).  If approved by stockholders, the 2018 Plan will become effective as of April 26, 2018, and subject to the treatment of outstanding awards discussed below, will replace the WSFS Financial Corporation 2013 Incentive Plan (the “2013 Plan”).  To be approved, the 2018 Plan must receive a majority of the votes cast on this proposal.  Abstentions and broker non-votes are treated as present for quorum purposes only and therefore have no effect on the outcome of the proposal.

The primary purpose of the 2018 Plan is to support the Company’s efforts to retain, attract, and motivate their officers, Associates, and consultants, independent contractors, advisors, and directors, as well as to provide incentives linked to the growth and success of the Company’s businesses and stockholder value.  Our independent compensation consultant, ChaseCompGroup, LLC, reviewed and provided feedback on the 2018 Plan.

The Board of Directors recommends that stockholders approve the 2018 Plan.  As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, equity awards are a principal element of the compensation plan for our executive officers.  These awards emphasize long-term company performance, as measured by creation of stockholder value, and foster a common interest between stockholders and Associates.  We believe an equity incentive plan is critical in enabling us to attract and retain key Associates and create effective incentives for those Associates who contribute to our growth and financial success.  In addition, an equity incentive plan reflects our continuing commitment to preserving and growing stockholder value and promoting corporate responsibility, as evidenced by the design features described below.

The 2018 Plan does not modify outstanding awards under the 2013 Plan or the WSFS Financial Corporation 2005 Plan (the “2005 Plan”).  Awards outstanding under those plans will remain in effect pursuant to their existing terms, and settlement of such awards, as applicable, will be made using the remaining shares available for issuance under the 2013 Plan.  As of March 1, 2018, there were 286,119 shares of stock that remained available for issuance under the 2013 Plan. These unallocated shares will not be transferred to the 2018 Plan’s shares reserve.

In determining the number of shares needed for new awards under the 2018 Plan, we took into consideration our stock price, business performance, competitive pay-for-performance philosophy, regulatory requirements, historical experience, and expected use of equity-based awards in future years.  Based on these expectations, the Board approved the 2018 Plan with a proposed 1,500,000 shares available for new awards, which represents the estimated number of awards to be granted during the next five years, assuming continued growth of the Company similar to the prior five years.   These 1,500,000 shares represent approximately 4.8% of our outstanding common stock as of December 31, 2017.  Overhang, when including our 2013 plan which authorized 2,096,535 shares, would represent approximately 11.4% of our outstanding common stock as of December 31, 2017. For the purpose of calculating the maximum number of shares that may be issued under the 2018 Plan, each share issued pursuant to stock options or stock appreciation rights (“SARs”) counts as one share.  Each share issued pursuant to restricted stock, restricted stock units (“RSUs”), and all other stock-based awards counts as three shares.

“Burn rate” is a common measure used in assessing a company’s equity compensation program.  We calculate our annual burn rate by adding the number of stock options granted plus the number of full value shares awarded and dividing the total by the number of weighted average common shares outstanding.  Full value shares represent each share issued pursuant to restricted stock, RSUs, and all other stock-based awards multiplied by three.  Our burn rate for the fiscal years ended 2017, 2016, and 2015 was 0.56%, 1.04%, and 0.72%, respectively.  Our average burn rate for the three years ended December 31, 2017 was 0.77%.  These burn rates are well below industry benchmarks and demonstrate our prudent use of shares for equity compensation purposes.

As of December 31, 2017, the aggregate number of unexercised stock options outstanding under existing plans was 1,339,106, with a weighted average exercise price of $19.08.

Below is a summary of the material terms of the 2018 Plan.  This summary is qualified in its entirety by the actual text of the 2018 Plan, which is attached as Appendix A to this proxy statement.  We will not grant any awards under the 2018 Plan prior to obtaining stockholder approval.

Key Stockholder Protection in 2018 Plan

•                  Prohibition against discounted stock options and SARs.  Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•                  Prohibition against stock option or SAR repricing. The 2018 Plan generally prohibits the reduction of the purchase price of a stock option or SAR, or the exchange of a stock option or SAR for a stock option or SAR with a lower purchase price, without stockholder approval.

•                  Prohibition against liberal share recycling.  Shares that are delivered upon the exercise of stock options or stock-settled SARs, tendered or held back to satisfy tax withholding obligations with respect to stock options or stock-settled SARs, reacquired by WSFS or otherwise repurchased by WSFS using proceeds from the exercise of stock options, or not issued or delivered as a result of net settlement or “cashless” exercise of stock options may not be recycled back into the 2018 Plan’s share reserve.

•                  No dividend equivalents paid on unexercised stock options or unvested RSUs.  The 2018 Plan does not permit the payment of dividends (or dividend equivalent rights) on unexercised stock options or unvested RSUs.

•                  Minimum vesting schedules on awards. Stock options, restricted stock, RSUs, performance awards, and SARs are subject to a minimum vesting schedule of at least 12 months; provided that, up to five percent of the available shares of common stock authorized for issuance may provide for vesting of awards, partially or in full, in less than one year.  In addition, the default vesting schedule for participants, including the named executive officers, provides for vesting over four years, such that twenty-five percent of the award shall vest on each anniversary of the date the award is granted.  Historically, the Chief Executive Officer has received awards subject to vesting schedules of at least four years.

•                  No “evergreen” provision. The 2018 Plan does not contain an “evergreen” provision pursuant to which shares authorized for issuance may be automatically replenished.

•                  Awards subject to claw-back.  Awards granted under the 2018 Plan may be subject to any claw-back or recoupment policy adopted by WSFS, including any claw-back and recoupment provisions set forth in award agreements.

•                  Independent committee. Subject to its right to delegate certain authority, the 2018 Plan is administered by the Personal and Compensation Committee, which is comprised of independent directors.

Summary of Material Plan Terms

Purpose.  The purpose of the 2018 Plan is to help the Company and its Affiliates retain, attract, and motivate their officers, Associates, consultants, independent contractors, advisors, and/or directors, and provide incentives linked to the growth and success of the Company’s businesses and to increases in Company stockholder value.

Administration. The 2018 Plan is administered by the Personnel and Compensation Committee, which is comprised of independent directors.  Among other powers described in Section 3(b) of the 2018 Plan, the Personnel and Compensation Committee has the discretionary authority to:

•                  Grant awards;

•                  Determine eligible participants;

•                  Determine the types of awards to be granted to each participant and designate the number, terms and conditions;

•                  Establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2018 Plan, and;

•                  Make all other decisions and determinations that may be required under the 2018 Plan.

Delegations.  The Personnel and Compensation Committee has delegated administrative responsibilities with respect to the Plan to the WSFS Human Capital Management Department.  Additionally, the WSFS Human Capital Management Department has authority to make recommendations to the Personnel and Compensation Committee regarding the number, type, and terms of awards.

Shares Available for Awards.  If approved by stockholders and subject to the Committee’s power to make adjustments, as described below, the aggregate number of shares of our common stock reserved for issuance pursuant to new awards granted under the 2018 Plan will be 1,500,000 shares.  Each share issued under the 2018 Plan pursuant to an award other than a stock option or SAR reduces the number of available shares under the 2018 Plan by three shares.  If the stockholders do not approve the 2018 Plan, awards will only be available under the 2013 Plan.  As of March 1, 2018, there were 286,119 shares of stock that remained available for issuance under the 2013 Plan.  As of March 1, 2018, the fair market value of a share of our common stock was $48.15.

Individual Limitations on Awards.  During any single calendar year, no one person may be granted more than 100,000 shares of common stock subject to each type of award under the plan (e.g., in a given year, an individual can receive no more than 100,000 shares of common stock subject to stock options, no more than 100,000 shares of common stock subject to RSUs, and no more than 100,000 shares of common stock subject to performance awards).  In addition, during any single calendar year, no one person may be granted more than 100,000 shares of restricted stock.  The 2018 Plan limits the aggregate value of any awards under the 2018 Plan that may be paid to any one person during any single calendar year to $4 million.  The limit for outside directors is $500,000.

Eligibility and Award Types.   Officers, Associates, consultants, independent contractors, advisors (including members of any advisory boards), and directors are eligible to receive awards under the 2018 Plan.  As of December 31, 2017, there were 120 Associates, officers and directors who had awards outstanding.  The 2018 Plan authorizes the granting of awards in any of the following forms:

•                  Options to purchase shares of our common stock;

•                  SARs, which equal the increase in the fair market value of a share of our common stock between the date of the grant and the date that the SAR is exercised;

•                  Performance awards, which are payable in cash or shares of our common stock upon the attainment of performance goals set by the Personnel and Compensation Committee;

•                  Restricted stock and RSUs that are subject to a vesting period and subject to forfeiture in accordance with terms set by the Personnel and Compensation Committee;

•                  Other stock-based awards in the discretion of the Personnel and Compensation Committee, including grants of shares of our common stock that are not subject to a vesting period or forfeiture; and

•                  Other cash incentive awards.

The stock options granted under the 2018 Plan may be either non-statutory stock options or incentive stock options.  The difference in the tax treatment of nonstatutory stock options and incentive stock options is explained below under “Certain Federal Income Tax Consequences”

Performance Awards.  The Personnel and Compensation Committee is authorized to grant performance awards to participants on terms and conditions selected by the Personnel and Compensation Committee and as set forth in the 2018 Plan.  Performance awards may be payable in cash, shares, or a combination thereof, as determined by the Personnel and Compensation Committee.  Participants will be entitled to receive an award if the performance goals established by the Personnel and Compensation Committee are achieved and the other terms and conditions of the award are satisfied.

Limitations on Transfer.  Generally, no award under the 2018 Plan may be assigned or transferred other than by will or the laws of descent and distribution.

Acceleration upon Certain Events.  Generally, if the service of a participant terminates by reason of death or disability:

•                  All of the participant’s outstanding stock options become fully vested and exercisable;

•                  All of the participant’s outstanding RSUs become fully vested and non-forfeitable;

•                  All time-based vesting restrictions on the participant’s outstanding awards lapse;

•                  The target payout opportunities attainable under all outstanding performance-based awards are deemed to have been fully earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level; and

•                  The participant or his or her estate shall receive a pro-rata payout of such performance based award based upon the length of time within the performance period that has elapsed prior to the date of termination.

Generally, if the service of a participant terminates due to retirement, the Personnel and Compensation Committee may, in its discretion, permit the accelerated vesting of stock options and RSUs, subject to the participant executing and abiding by a non-competition and non-solicitation agreement.

Generally, upon the occurrence of a “change in control” (as such term is defined in the 2018 Plan), if a participant’s employment is terminated without cause or if the participant resigns for good reason, in either case, within two years after the effective date of a change in control, then:

•                  All of the participant’s outstanding stock options, SARs, RSUs, or other stock-based or cash awards become fully vested

•                  All of the participant’s performance-based awards will be considered to be earned and payable in full at the target level, and any deferral or other restriction shall lapse and such performance-based awards shall be settled in cash as promptly as is practicable.

In addition to the acceleration events described above, the Personnel and Compensation Committee may accelerate awards for any other reason in its discretion; provided that the Personnel and Compensation Committee may not delegate its discretionary authority to accelerate awards.  The Personnel and Compensation Committee may discriminate among individuals or among awards in exercising such discretion.

Adjustments.  Upon the occurrence of certain events described in Section 4(c) of the 2018 Plan that generally cause the per share value of WSFS common stock to change, the Personnel and Compensation Committee is authorized to make substitutions or adjustments in (1) the aggregate number and kind of shares reserved for issuance under the 2018 Plan, (2) the maximum limitations of shares underlying awards to be granted to any participant, (3) the number, kind, and exercise price of shares subject to outstanding stock options and SARs, (4) the number and kind of shares subject to other outstanding awards granted under the 2018 Plan, and/or (5) such other equitable substitution or adjustments as it may determine to be appropriate.

Termination and Amendment.  The Board may amend, alter, or discontinue the 2018 Plan, but no amendment, alteration, or discontinuation may be made which would impair the rights of a recipient of an award without the recipient’s consent, except such an amendment may be made to comply with applicable law, stock exchange rules, or accounting rules.  In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or stock exchange rules or by Section 6(c)(2) or Section 7(b) of the 2018 Plan.

Certain Federal Income Tax Consequences

The following is a brief summary of the principal United States federal income tax consequences applicable to 2018 Plan participants and WSFS. This summary is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice, nor does it describe state, local or foreign tax consequences. The 2018 Plan is not subject the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of Internal Revenue Code of 1986, as amended (the “Code”).

Incentive Stock Options.  Incentive stock options are stock options that meet the requirements set forth in Section 422 of the Code.  Generally, and in addition to other requirements, an incentive stock option can be granted only to employees, and the aggregate value of shares subject to the award cannot be in excess of $100,000 in the year in which the incentive stock option is first exercisable. Typically, there will be no federal income tax consequences to us or to an individual upon the grant or exercise of an incentive stock option.  If the individual holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction.  If the individual disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount.  While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the individual’s alternative minimum taxable income.

Non-statutory Stock Options.  A non-statutory stock option is one that does not qualify as an incentive stock option. There will be no federal income tax consequences to us or to an individual upon the granting of a non-statutory stock option. When an individual exercises a non-statutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding deduction.  Any gain that the individual realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

SARs.  An individual receiving a SAR under the 2018 Plan will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted.  When the individual exercises the SAR, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the individual, and we will be allowed as a corresponding federal income tax deduction at that time.

Restricted Stock.  Provided that the award is nontransferable and is subject to a substantial risk of forfeiture, an individual will not recognize income upon the grant of a restricted stock award, and we will not be allowed a tax deduction if the individual does not elect to accelerate recognition of the income to the date of grant.  When the restrictions lapse, the individual will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under the federal tax laws.  If the individual elects to accelerate recognition of the income to the date of grant, he or she will recognize ordinary income at the time of the grant in an amount equal to the fair market value of the stock on that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under the federal tax laws.  Any future appreciation in the stock will be taxable to the individual at capital gains rates.  However, if the stock is later forfeited, the individual will not be able to recover the tax previously paid pursuant to the acceleration.

Restricted Stock Units.  An individual will not recognize income upon the grant of a RSU and we will not be allowed a tax deduction.  Upon receipt of shares of common stock (or the equivalent value in cash or other property) in settlement of a stock unit award, an individual will recognize ordinary income equal to the fair market value of the common stock or other property as of that date (less any amount he or she paid for the stock or property), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under federal tax law.

Performance Awards.  An individual generally will not recognize income upon the grant of a performance award and we will not be allowed a tax deduction.  Upon receipt of shares of cash, stock or other property in settlement of a performance award, the cash amount or the fair market value of the stock or other property will be ordinary income to the individual, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under federal tax laws.

New Plan Benefits

No benefits or amounts have been granted, awarded, or received under the 2018 Plan.  No award will be granted under the 2018 Plan prior to its approval by our stockholders.  Awards under the 2018 Plan will be granted under the discretion of the Personnel and Compensation Committee, and accordingly, are not yet determinable.  In addition, benefits under the 2018 Plan, including performance awards, will depend on a number of factors, including the fair market value of our common stock on future dates, actual performance measured against performance goals and decisions made by the participants.  Consequently, it is not possible to determine the benefits that might be received by participants under the 2018 Plan.

The Board of Directors recommends a vote “FOR” approval of the WSFS Financial Corporation 2018 Incentive Plan

PROPOSAL NUMBER 4:  Advisory (Non-Binding) Vote on the Compensation of our Named Executive Officers

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, (“the Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory basis, the compensation of the named executive officers, as described in the CD&A, the compensation tables and the related material in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“Resolved, that the stockholders approve the compensation of WSFS Financial Corporation’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables and any related material) in this proxy statement.”

This proposal will be considered approved if a majority of votes cast by all stockholders entitled to vote at the annual meeting vote in favor of the proposal. Because this vote is advisory, it will not be binding upon the Board. Moreover, this vote will not be construed as overruling a decision by the Board, creating or implying any additional fiduciary duty by the Board, or restricting or limiting the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, the committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote “FOR” approval of this advisory (non-binding) resolution relating to the compensation of WSFS Financial Corporation’s named executive officers.

EXECUTIVE COMPENSATION

Forward-Looking Statements

The following Compensation Discussion and Analysis, contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, references to our predictions or expectations of future business or financial performance as well as our goals and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond our control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated.

Such risks and uncertainties include, but are not limited to, those related to difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which we operate and in which its loans are concentrated, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; our level of non-performing assets and the costs associated with resolving problem loans including litigation and other costs;  changes in market interest rates, which may increase funding costs and reduce earning asset yields thus reducing margin; the impact of changes in interest rates and the credit rate and the credit quality and strength of underlying collateral and the effect of such changes on the market value of our investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development and commercial and industrial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of our operations, including the Dodd-Frank Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; Our ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; any impairment of our goodwill and other intangible assets; failure of the financial and operational controls of our Cash Connect® division; conditions in the financial markets that may limit our access to additional funding to meet its liquidity needs; the success of our growth plans, including the successful integration of past and future acquisitions; our ability fully realize the cost savings and other benefits of its acquisitions, business disruption following those acquisitions, and post-acquisition customer acceptance of our products and services and related customer disintermediation; negative perceptions or publicity with respect to our trust and wealth management business; adverse judgments or other resolution of pending and future legal proceedings, and costs incurred in defending such proceedings; system failure or cybersecurity breaches of our network security; our ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally ; the effects of weather and natural disasters such as floods, droughts, wind, tornados and hurricanes as well as effects of geopolitical instability and man-made disasters including terrorist attacks; possible changes in the speed of loan prepayments by our customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment,, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on our ability to receive dividends from our subsidiaries and pay dividends to our stockholders; the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, including those discussed in other documents filed by us with the SEC from time to time.

We caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date they are made. We disclaim any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of us for any reason, except as specifically required by law. Forward-looking statements should be evaluated together with the many uncertainties that may affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017 (“Annual Report”) and in our subsequent periodic reports on Form 10-Q and current reports on Form 8-K, if any, filed with the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Personnel and Compensation Committee (the “Committee”) provides Board of Director oversight and guidance for executive compensation and related benefits.  To assist with its responsibilities, the Committee regularly receives reports and recommendations from its independent consultant, ChaseCompGroup, LLC.  Our executive compensation program reflects our pay-for-performance philosophy and is designed to align the interests of senior management with our stockholders and our long-term success.

Our general compensation philosophy is as follows:

•                  We strive to be competitive in base pay, taking into consideration salaries of similar positions at comparable banks in our peer group, allowing for exceptions in exceptional circumstances;

•                  We structure our incentive compensation system to provide rewards for performance that reflects our strategic plan and balances executives’ focus on both annual goals and our long-term success, without creating undue risk; and

•                  Our total compensation for expected performance levels is targeted at levels similar to those of our peer group of comparable banks.  For exceptional performance, we provide total compensation reflecting that exceptional performance.

•                  Our executive compensation practices support good governance and mitigate excessive risk-taking. Among other things, they:

•                  Require significant share ownership for senior executives;

•                  Establish multiple performance metrics under the Management Incentive Program (MIP) which discourage excessive risk-taking by executives by removing incentives that focus on single performance goals which may be a detriment to the Company;

•                  Balance executives’ short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results;

•                  Impose a double-trigger for time based equity awards which do not vest solely upon a change in control, but also require a qualifying termination following a change in control;

•                  Engage an independent compensation consultant who performs no other work for the Company other than as an advisor on senior leadership compensation matters;

•                  Include a claw-back provision permitting the Personnel and Compensation Committee to recoup certain incentives paid resulting from fraudulent activity, inaccurate performance criteria or reporting, or financial restatements;

•                  Have no employment contracts with executives which contain special severance payments such as golden parachutes or multi-year guaranteed bonuses;

•                  Have no special executive retirement programs;

•                  Have no gross-up payments to cover personal income or excise taxes that pertain to executive or severance benefits;

•                  Have no excessive perquisites for executives;

•                  Allow no hedging, pledging collars, short sales or other derivative transactions involving our common stock by our executives;

•                  Permit no cash buyout, re-pricing or backdating of stock options or restricted shares; and

•                  Prescribe a standard vesting period of four years for awards of options and restricted shares, unless accelerated vesting is requested, which would require approval by the Personnel and Compensation Committee.  Board approval is required for any accelerated vesting of awards issued to the CEO.

Our goal is to be a high-performing company, and we designed our compensation package toward attracting and retaining high-quality individuals, and motivating and rewarding them for strong performance.

Our 2017 compensation practices were consistent with our long-term focus, which over the past several years, has produced a positive return to our stockholders and exceeded peer and broader market averages.  The graph and table that follow show the cumulative total return on our common stock over the last five years compared with the cumulative total stockholder return of the Dow Jones Total Market Index and the Nasdaq Bank Index over the same period as obtained from Bloomberg L.P.  Cumulative total return on our common stock or the indices equals the total increase in value since December 31, 2012, assuming reinvestment of all dividends paid into the common stock or the index, respectively.  The graph and table were prepared assuming $100 was invested on December 31, 2012 in our common stock and in each of the indices.  There can be no assurance that our future stock performance will be the same or similar to the historical stock performance shown in the graph below.  We neither make nor endorse any predictions as to stock performance.

CUMULATIVE TOTAL STOCKHOLDER RETURN

COMPARED WITH PERFORMANCE OF SELECTED INDEXES

December 31, 2012 through December 31, 2017

	December 31, 2012 through December 31, 2017
	Cumulative Total Return
	2012	2013	2014	2015	2016	2017

WSFS Financial Corporation	$100	$185	$185	$235	$339	$353
Dow Jones Total Market Index	100	133	150	151	170	206
Nasdaq Bank Index	100	142	149	162	223	235

Consistent with our long-term focus, we set aggressive, measurable goals. We are accountable for achieving those goals as demonstrated in our competitive “pay-for-performance” philosophy. Our executive incentive compensation plans, which include our MIP, covering our named executive officers (NEOs): (i) focus on performance measures that are important to stockholders, (ii) do not promote inappropriate risk, (iii) use fundamental indicators of our performance, growth and health, and (iv) take into consideration industry peer comparisons.  The performance measures used in our incentive compensation plans are Return on Average Assets (ROA), Return on Average Tangible Common Equity (ROTCE) and Earnings per Share (EPS) growth.  ROTCE is computed by dividing net earnings allocable to common stockholders by the average tangible common stockholders’ equity.  It is a non-GAAP financial measure and may not be comparable to similar non-GAAP financial measures used by other companies.  In addition, where appropriate, some individual goals for our executives in our MIP are tied to asset quality or other operational metrics.  While asset quality is not a MIP metric, we believe it is inherently measured in these goals, in our internal policies and governance and in our regulatory exams.    The Personnel and Compensation Committee also reserves the right to recover (“claw-back”) any incentives that were paid due to fraudulent activity, inaccurate performance criteria or reporting, or errors in financial statements that are required to be restated.   .

Based, in part, on input from the Committee’s compensation consultant, we believe our compensation plans incorporate industry-recognized “best practices” in compensation and are consistent with our corporate strategy and long-term goals. They include competitive pay-for-performance standards that are scaled based on increased ROA performance and which promote retention.  In one plan, Executive Management is increasingly rewarded with restricted stock or stock options for superior absolute performance, as indicated by reaching annual ROA, ROTCE and EPS targets.  Vesting over at least four years means these awards do not inure to the benefit of the NEO immediately, but over an extended period of time.  Likewise, the cost of such awards to the Company is spread over an extended multi-year period.

2017 — Overview

In 2017, our region continued to see indications of economic stability and recovery.  The Personnel and Compensation Committee considered the state of the economy, the competitive environment in our marketplace, the demand for seasoned talent and the retention of our executive leadership team when making 2017 executive compensation determinations. In addition, in August 2017, we engaged the ChaseCompGroup to conduct an Executive Compensation Review, which the Committee requests every two years.  The results of that study were shared with the Committee and were the basis for a few executive market adjustments.

Our growth in 2017 was primarily organic as our most recent acquisitions occurred between August and October of 2016. Our organic growth in 2017 resulted from both market share gains and economic growth.  Customers of our larger in-market competitors continue to see the benefits that WSFS has to offer with local decision making and delivering stellar service experiences.  In the Delaware market, WSFS ranked third in traditional deposit bank market share and continued to gain momentum; among those ranked in the top four (for market share), WSFS had the second highest growth percentage (based on FDIC data reported as of June 30, 2017).  In the Pennsylvania market, WSFS ranked fourteenth in traditional deposit bank market share with over $1 billion in deposits based on FDIC data reported as of June 30, 2017. In addition, WSFS had 29 total offices in southeastern Pennsylvania as of December 31, 2017.

As the regional marketplace rebounds economically, we continue to have success in strengthening our reputation as the oldest and largest independent community bank and trust company headquartered in the Delaware Valley.  In 2017, we were once again honored on several occasions and with various awards and honors.  We value such recognition as it validates our business model and tells us that our strategy is working.  The following are a few of the awards we earned:

•                  2017 Gallup Great Workplace Award;

•                  Top Workplaces in Delaware for the 12th year in a row;

•                  Top Workplace, as surveyed by philly.com for the 3rd year in a row; and

•                  Readers’ Choice as Best Bank in Delaware and Chester County in Pennsylvania.

For 2017, we reported GAAP net income of $50.2 million, ROA of 0.74%, ROTCE of 9.74%, and a 32% decline in EPS.  Several non-recurring items impacted WSFS’s 2017 GAAP results, which are discussed in detail on page 44.  In 2017, for the seventh year in a row, we showed significant improvement in our core financial performance compared to the prior year.  We reported core net income of $82.8 million and core ROA of 1.21%.  Core net income and core ROA are non-GAAP financial measures that exclude certain unusual, one-time items. See Item 1 of our Annual Report for the definition of these terms and a reconciliation of core net income and core ROA to their comparable metrics in accordance with GAAP.  Solely for the purpose of our annual incentive plan, we made a “quality of earnings” adjustment to the three performance measures used to determine the amount earned under such plan.  On this adjusted basis, for 2017 ROA for purposes of our annual incentive plan was 1.19%, ROTCE was 15.73%, and EPS growth over 2016 was 11.84%.  For a more detailed discussion of our “quality of earnings” adjustment, see “Quality of Earnings Review” on page 46.

Compensation Considerations for 2017

The components of 2017 executive compensation were base salary, annual cash and equity incentive, long-term incentive compensation and benefits.  The Personnel and Compensation Committee and management discussed the ongoing risks to our organization with regard to motivating and retaining our executive team.  In 2017, the Committee and ChaseCompGroup evaluated the equity and non-equity award opportunities under the existing MIP Plan, and concluded that they did not adequately reflect the Company’s sustained high performance over the past several years.  Compared to its peer group, the Company’s average achievement on the three MIP metrics placed it in the 89th percentile in 2014, 81st percentile in 2015, and 77th percentile in 2016.  However, payout levels under the prevailing MIP formula in those years yielded incentive awards near target, which led the Committee to approve additional, discretionary payments outside of the MIP plan.  To address this situation, beginning with awards earned in 2017 and paid in 2018, the Committee approved an increase to the CEO’s non-equity award target as a percentage of base salary from 50% to 75% and an increase to the other executives’ target level from 40% to 50%.  Minimum awards are now established at one-half of target, or 37.5% for the CEO and 25% for other executives. Maximum or stretch awards are now established at two times target, or 150% for the CEO and 100% for other executives.  In addition, for equity awards granted beginning in 2018, the Committee approved an increase to the CEO’s equity award target as a percentage of base salary to 65%, with minimum at 55% and maximum or stretch at 75%.  For other executives, the equity award target as a percentage of base salary for equity awards granted beginning in 2018, was increased to 45%, with minimum at 35% and maximum or stretch at 55%.    The MIP continues to provide the Committee discretion to approve MIP bonus payouts less than (but not greater than) the amount earned under the MIP.  Also, the Committee understands that at times Management needs to focus on activities or opportunities that arise throughout the year.   As a result, the Committee has agreed to consider paying discretionary bonuses outside of the MIP plan, on a case-by-case basis, after review of Company and individual performance at the end of a year.

As previously mentioned, the Committee and ChaseCompGroup conducted a formal executive compensation review during 2017 and the findings were taken into consideration when setting 2018 executive base salaries.  During 2017, the Personal and Compensation Committee also reviewed an analysis conducted by our Chief Risk Officer and concluded that our compensation program is balanced and does not encourage imprudent risk taking.

Our 2017 results reflected strong performance relative to our peers as well as against WSFS’s strategic objectives.  Our executive’s 2017 compensation reflects these results, and considering the total mix of compensation, we believe 2017 executive compensation is: (1) consistent with our pre-established pay-for-performance plans, (2) reasonable in light of payment levels for companies in our Compensation Peer Group (“CPG”) and (3) consistent with our 2017 results, both in absolute terms, and in comparison to prior years’ results and incentives.

We also evaluate whether our compensation programs reflect the interests of our stockholders through their non-binding vote, which we take into careful consideration for future executive compensation decisions.  In 2015, by their advisory (non-binding) vote, 98.7% of voting stockholders approved the compensation of, and compensation arrangement for, our named executive officers.  Beginning in 2018, these advisory (non-binding) stockholder votes on the compensation of our named executive officers will occur on an annual basis.

Named Executive Officers (NEOs)

The table below shows our NEOs for 2017.

Name and Title
Mark A. Turner(1) — Chairman, President and Chief Executive Officer
Dominic C. Canuso — Executive Vice President and Chief Financial Officer
Peggy H. Eddens — Executive Vice President and Chief Human Capital Officer
Rodger Levenson(2) — Executive Vice President and Chief Operating Officer
Patrick J. Ward(3) — Executive Vice President and Pennsylvania Market President
Richard M. Wright — Executive Vice President and Chief Retail Banking Officer

(1) Mr. Turner was elected Chairman of the Board of Directors effective August 2017

(2) Mr. Levenson was named Chief Operating Officer in August 2017

(3) Mr. Ward was formerly Chairman and CEO of Penn Liberty Bank and became the Pennsylvania Market President for WSFS upon the Company’s acquisition of Penn Liberty Bank in August 2016.  In connection with the merger, Mr. Ward received a retention bonus payment in August 2017.  See the Summary Compensation Table on page 54 for additional details.

The Role of the Personnel and Compensation Committee of the Board of Directors

The Personnel and Compensation Committee serves the full Board of Directors by providing oversight and guidance with respect to personnel and compensation policies and practices.  In addition, the Personnel and Compensation Committee provides oversight to management so that we create and maintain competitive programs that attract, develop, motivate, reward and retain Associates committed to superior performance and the highest professional and ethical standards.  The Committee ensures that personnel and compensation policies support our strategic plan and comply with all applicable legal and regulatory requirements.  It also reviews and considers the results of stockholders’ advisory votes on executive compensation.  See page 24 for a complete description of the role of the Personnel and Compensation Committee.

The Role of Management in Executive Compensation

Our CEO and our Chief Human Capital Officer provide recommendations for the Personnel and Compensation Committee’s consideration and oversee our compensation programs and policies.  Their activities include:

•                  Assisting the Committee and its independent compensation consultant as requested, with executive compensation reviews, incentive program designs, risk assessments of compensation programs and preparation for meetings;

•                  Based upon data provided by the Personnel and Compensation Committee, reviewing compensation programs for competitiveness and aligning compensation programs with our strategic goals;

•                  Recommending changes to compensation programs to the Personnel and Compensation Committee, where appropriate; and

•                  Recommending pay levels and incentive plan payments for NEOs, except for the CEO.

The CEO excuses himself from all Personnel and Compensation Committee and Board of Director discussions of his compensation level.  As a practical matter, he may discuss the formula by which his and other executives’ incentive compensation is structured, but does not participate in decisions regarding his awards or changes to his own compensation.

The Role of Stockholder Say-on-Pay Votes

Our Board of Directors, Personnel and Compensation Committee and management value the opinions of our stockholders, including their advisory votes regarding the compensation paid to our named executive officers, which are often referred to as “Say-on-Pay” votes.  At our 2017 Annual Meeting, a majority of our stockholders voted, on an advisory basis, in favor of holding Say-on-Pay votes every year and revisiting this frequency every six years.  Our Board of Directors and Personnel and Compensation Committee considered these results, among other factors, and determined that we will follow our stockholders’ preferred frequency for conducting Say-on-Pay votes.  The next required vote on the frequency of advisory Say-on-Pay votes will occur during the 2023 Annual Meeting.  Our last advisory Say-on-Pay vote was conducted in 2015 and was approved by 98.7% of the votes cast.  Although the advisory Say-on-Pay vote is non-binding, our Personnel and Compensation Committee has considered the outcome of previous votes when making compensation decisions for named executive officers.  Our Personnel and Compensation Committee believes that these votes evidence our stockholders’ support for our approach to executive compensation and took this support into account in deciding not to alter the overall compensation plan and program for 2017.  Our Personnel and Compensation Committee will continue to consider the outcome of the Say-on-Pay votes when making future compensation decisions for our named executive officers.

The Role of Consultants

For 2017, the Personnel and Compensation Committee worked with ChaseCompGroup and successor firm (see below), an independent executive compensation consulting firm specializing in the financial services industry.  For 2017, the Committee engaged them to review our executive compensation program, calculate MIP awards, and test opportunity levels under our short and long-term incentive plans.   ChaseCompGroup reports directly to the Personnel and Compensation Committee and does not provide any non-compensation related services or products to the Committee nor does it provide any services to us.  The Personnel and Compensation Committee has worked with the same consultant, Diana Chase, since 2007, under previous firm names.  Over these years, the consultant has provided the Personnel and Compensation Committee with advice on market competitive pay for executives and directors.  In addition to executive benchmark analyses, ChaseCompGroup has assisted us with the executive annual and long-term incentive programs, compliance and industry best practices. The aggregate amount paid to our independent compensation consultant represented .003% of our total revenue for 2017.  In retaining its consultant, the Personnel and Compensation Committee considered the factors set forth in Rule 10-C-1 under the Exchange Act, and determined that there were no conflicts of interest that would preclude the Personnel and Compensation Committee’s use of the consultant.  For example, no member of the Personnel and Compensation Committee or any executive officer has a personal relationship with Diana Chase or any member of the ChaseCompGroup, or a business relationship other than in connection with the services described in this proxy statement.  Neither Diana Chase nor the ChaseCompGroup owns WSFS stock.  ChaseCompGroup was acquired in late 2016 by Arthur J Gallagher.  Arthur J Gallaher does not provide any other consulting services to WSFS nor does any of its consultants own WSFS stock or have personal relationships with the Board or Management.

Peer Group and Benchmarking

Approximately every three years, the Personnel and Compensation Committee engages an independent consultant to conduct a formal review of our executive compensation program.  As discussed above, a comprehensive review was conducted in 2017 by the ChaseCompGroup.  Prior to the 2017 review, ChaseCompGroup last performed a review in late 2015.  The Personnel and Compensation Committee requested this review to assess competitive compensation levels for its executives and the Board of Directors.

When benchmarking compensation the Personnel and Compensation Committee uses a Compensation Peer Group (“CPG”) that is representative of those companies with whom we compete for talent.  By using this peer group, it provides a targeted assessment of the compensation practices for publicly traded peer companies, as we cannot readily obtain compensation data from private companies.  The CPG allows us to compare our compensation to other banks that have a similar business model, size and geographic locations and helps us align base compensation, incentives and equity awards with our compensation philosophy.

The banks in our 2017 CPG were updated from those used in the 2016 CPG, although 95% were the same banks. Sterling Bancorp (*asterisked below) was added in 2017, because its total assets at that time fell within the targeted total asset range of $3.5 billion to $15 billion.  During 2017, Sterling Bancorp’s assets increased significantly because of an acquisition.  The organizations comprising the CPG provided a data set of peers comparable to our size, business model and location and reflected the following, excluding Sterling Bancorp:

•                  Located within our geographic area, including: MD, NJ, NY, PA, and VA;

•                  Total assets as of December 31, 2017 were between $4.1 billion and $10.7 billion;

•                  Median total assets were approximately $6.9 billion, which is within less than 1% of our own asset size; and

•                  Like WSFS, several metropolitan-based and coastal banks.

Listed below are the companies included in our CPG and their total assets as of December 31, 2017.

Company Name		Ticker	State	Total Assets at December 31, 2017 ($000)	Return on Average Assets 2017 (%)
1	Sterling Bancorp*	STL	NY	30,359,541	0.55
2	Community Bank System, Inc.	CBU	NY	10,746,198	1.49
3	Provident Financial Services, Inc.	PFS	NJ	9,845,274	0.99
4	Customers Bancorp, Inc.	CUBI	PA	9,839,555	0.77
5	Northwest Bancshares, Inc.	NWBI	PA	9,363,934	0.99
6	Union Bankshares Corporation	UBSH	VA	9,315,179	0.83
7	NBT Bancorp Inc.	NBTB	NY	9,136,812	0.91
8	TowneBank	TOWN	VA	8,522,176	1.11
9	Eagle Bancorp, Inc.	EGBN	MD	7,475,925	1.41
10	First Commonwealth Financial Corporation	FCF	PA	7,308,539	0.77
11	S&T Bancorp, Inc.	STBA	PA	7,060,255	1.03
12	Tompkins Financial Corporation	TMP	NY	6,648,290	0.82
13	Dime Community Bancshares, Inc.	DCOM	NY	6,403,460	0.84
14	Flushing Financial Corporation	FFIC	NY	6,299,274	0.66
15	Beneficial Bancorp, Inc.	BNCL	PA	5,798,828	0.41
16	Sandy Spring Bancorp, Inc.	SASR	MD	5,446,675	1.02
17	Lakeland Bancorp, Inc.	LBAI	NJ	5,405,639	1.00
18	ConnectOne Bancorp, Inc.	CNOB	NJ	5,108,442	0.93
19	TrustCo Bank Corp NY	TRST	NY	4,908,008	0.88
20	Kearney Financial Corp. (MHC)	KRNY	NJ	4,818,127	0.40
21	Oritani Financial Corp.	ORIT	NJ	4,137,684	1.24
	Average			8,283,229	0.91
	25th Percentile			5,446,675	0.77
	50th Percentile			7,060,255	0.91
	75th Percentile			9,315,179	1.02
	WSFS Financial Corporation	WSFS	DE	6,997,020	0.74

	Percentile Rank of WSFS Financial Corporation			49th%	24th%

WSFS had strong core performance in 2017; however, several non-recurring items affected our GAAP ROA, including the enactment of the Tax Cuts and Jobs Act (the “Tax Reform Act”) in December 2017, which required us to re-measure our deferred tax asset, resulting in a tax charge of $14.5 million in the quarter ended December 31, 2017.  Additionally and related to this tax change, we decided to surrender all of our bank-owned life insurance (BOLI) policies in 2018, resulting in an additional tax charge of $8.0 million for the quarter ended December 31, 2017, and we also contributed $1.5 million (pre-tax) to the WSFS Foundation in same quarter.  Further, during the first quarter of 2018, we agreed to settle a legal claim related to certain services provided by Christiana Bank and Trust Company prior to its acquisition by WSFS, which resulted in a charge of $12.0 million (pre-tax) for the quarter ended December 31, 2017.  Excluding these items and additional customary non-core items, WSFS recorded a core ROA of 1.21% in 2017, which would have put us in the 81st percentile rank in the CPG, based on the reported ROA’s of the CPG companies.

Financial performance is one factor in selecting our CPG as well as market and asset size.   While we set our goals for our incentive plans based on our internal financial plan, we note that our financial plan and target goals are generally set well above the median of our peers on several criteria. We discuss our performance against our 2017 incentive plan further under the section entitled “Measuring Actual Performance and Calculating Incentive Payments” on page 48.

Elements of Compensation

In the following section, we describe the elements of our NEO compensation.  It includes a discussion of how we determine the amounts for each element, why each element is included in our NEO compensation program and the actual payments resulting from our pay-for-performance incentive programs.

Base Salaries

Why We Provide Base Salaries

We offer base salaries to provide a stable source of income to our NEOs.  Base salaries also serve as a base amount for the determination of our pay-for-performance programs and serve as a significant tool for recruiting, motivation and retention.

How We Determine Base Salary Amounts

We establish base salaries and assess market competitiveness by comparing our executives’ qualifications, experience and responsibilities as well as their individual performance and value, to similar positions at banks in the CPG.  Additional factors that play a role in setting the final base salary amount for NEOs are as follows:

•                  Special circumstances related to staffing needs and market situations;

•                  Levels of compensation provided from other compensation components; and

•                  Additional responsibilities taken on by the Executives.

When determining base salary amounts for a newly hired NEO, we incorporate the following additional factors:

•                  Current compensation of peer executives at WSFS;

•                  Any market-based data provided by the external recruiter retained for the search; and

•                  The salary requirements of other candidates being considered for the position who have a similar level of experience.

Merit increases to our NEOs over the past two years are consistent with national market data provided by ChaseCompGroup and our policy to generally pay base salaries at the 50th percentile of the Company’s peer group.  The increases in our NEOs base salaries over the past two years reflect the result of a formal executive compensation review conducted by our Personnel and Compensation Committee and ChaseCompGroup during 2017, as well as the growth of our Company.   In addition, our Chief Executive Officer’s salary increase reflects his election to Chairman effective August 2017, and our Chief Operating Officer’s salary increase reflects his promotion in August 2017, which included added roles and responsibilities.  Further, our Chief Financial Officer was hired in 2016 at which time his initial salary was negotiated.   In 2017 and 2018, our CFO received a 7% and 10% merit increase, respectively, which was designed to reflect his initial performance and move him closer to the market median. The Board approved NEO base salary increases as indicated below.

BASE SALARY

Name and Principal Position	2018	2017 to 2018 % increase	2017	2016 to 2017 % increase	2016
Mark A. Turner(1) Chairman, President and Chief Executive Officer	$762,775	5%	$723,377	7%	$675,115
Dominic C. Canuso Executive Vice President and Chief Financial Officer	370,700	10%	337,000	7%	315,000
Peggy H. Eddens Executive Vice President and Chief Human Capital Officer	371,690	9%	341,000	10%	310,000
Rodger Levenson(2) Executive Vice President and Chief Operating Officer	484,164	19%	408,430	13%	360,500
Patrick J. Ward Executive Vice President and Pennsylvania Market President	334,200	3%	324,500	3%	315,000
Richard M. Wright Executive Vice President and Chief Retail Banking Officer	369,900	3%	359,100	3%	348,600

(1)   Mr. Turner’s 2017 salary increased from $695,369 to $723,377, or 4%, upon being elected Chairman of the Board effective August 2017.

(2)   Mr. Levenson’s 2017 increased from $371,300 to $408,430, or 10% upon being promoted to Chief Operating Officer in August 2017.

Annual Incentives

Our executives are eligible for an annual award under our MIP. We designed the MIP to reward executives for excellence in performance on key financial metrics determined by the Board and its Personnel and Compensation Committee, as well as each executive’s performance and contribution in his or her area of responsibility.  The Personnel and Compensation Committee also retains the discretion to provide special recognition bonuses outside the MIP to take into consideration special performance events or other performance-based circumstances.

Why We Provide Annual Incentives

Our compensation program includes an annual performance-based award.  The objective is to compensate executives based on achievement of Company-wide and individual goals related to building franchise and stockholder value. The award is intended to reward current performance that is also in line with our long-term goals and to motivate the executive to achieve high-performing results.

How We Determine Annual Incentive Amounts

The structure of our annual incentive plan includes: setting Company-wide goals; setting individual performance goals; weighting the goals; providing incentive opportunities to NEOs; and measuring actual performance and calculating incentive awards.

•                  Setting Company performance goals

Each year the Personnel and Compensation Committee reviews our metrics and establishes Company-wide targets on the chosen metrics.  In selecting the metrics, the Personnel and Compensation Committee considers our short-term and long-term business strategy, the current business environment and the interests of stockholders.  The following performance metrics were chosen for 2017 and remained consistent with those selected in the previous several years.  They were:

1.              Return on average assets (ROA)

2.              Return on average tangible common equity (ROTCE)

3.              Earnings per share (EPS) growth

The Company reviews and adjusts, as necessary, performance metrics at the onset of a new performance period to ensure they continue to reflect our business strategy and market best practices.  This review process helps ensure that company-wide goals used for incentive plans support the Company’s overall strategy, accommodate any shifts in strategy from year-to-year or during market changes and reflect past experiences and best practices.  For 2017, the Personnel and Compensation Committee, working with the ChaseCompGroup, believed it was appropriate and in the best interests of stockholders to maintain the structure of the MIP plan, while modifying the absolute levels of performance for each of these metrics.    The Personnel and Compensation Committee will maintain the ultimate discretion to modify awards downward if some other threshold level is not achieved. Examples of potential events or factors that the Personnel and Compensation Committee may take into account in reducing or eliminating awards include, but are not limited to: downgrading of the Bank’s CAMELS rating, imposition of regulatory enforcement actions, or excessive non-performing assets.

Claw-back Provision

NEOs are subject to a claw-back provision under which the Personnel and Compensation Committee may require them to forfeit and repay any bonus, award or incentive compensation paid under a benefit plan to the extent that such bonus, award or incentive compensation was due to fraudulent activity or was based on statements of earnings, revenues, gains, the performance metric criteria of a benefit plan or other criteria that were later found to be materially inaccurate by the Personnel and Compensation Committee.

Quality of Earnings Review

The Committee  conducts a “quality of earnings” review under which it evaluates any unusual, one-time items generally greater than $2 million, after tax, which impact cash, equity and earnings, and considers them for adjustments for the purposes of calculating relevant performance measures for the MIP.  Any “quality of earnings” evaluations are made with a strong bias towards ensuring that management is accountable for reported results.  For 2017, the Committee’s review concluded that the following items should be excluded from the calculation of performance measures for the purposes of MIP:  A $14.5 million tax charge recorded upon the enactment of the Tax Reform Act in December 2017, which required us to re-measure our deferred tax asset; an additional tax charge of $8.0 million from our decision to surrender bank-owned life insurance (BOLI) policies in 2018; legal expense of $12.0 million (pre-tax) related to our agreement to settle a legal claim related to certain services provided by Christiana Bank and Trust Company prior their acquisition by WSFS, and;  a $1.5 million (pre-tax) grant to the WSFS Foundation matching the only other grant made to the WSFS Foundation when it was formed in 2003.  As a result, solely for the purpose of determining achievement in 2017 of the performance measures under the MIP, our adjusted ROA was 1.19%, adjusted ROTCE was 15.73% and growth in adjusted 2017 EPS over adjusted 2016 EPS was 11.8%.

With respect to the legal settlement, WSFS settled the case for $12.0 million to avoid the uncertainties of arbitration and to end the expense of ongoing litigation.  Separately, WSFS will pursue all of its rights and remedies to recover this settlement payment and all related costs, including by enforcing the indemnity right in the 2010 Stock Purchase Agreement by which WSFS acquired Christiana Trust.  Additionally, WSFS has already taken measures to recover expenses from various insurance carriers.  WSFS intends to pursue all claims it has for full restitution for this settlement.

In 2016, 2015, and 2014 we also made adjustments to MIP earnings.  For 2016, we excluded $5.9 million ($8.5 million pre-tax equivalent) in corporate development costs, largely related to the acquisition of Penn Liberty Financial Corporation.  For 2015, we excluded $5.5 million ($7.6 million pre-tax equivalent) in corporate development costs, largely related to the acquisition of Alliance Bancorp, Inc.  For 2014, we excluded a $6.7 million tax benefit ($10.3 million pre-tax equivalent) related to our reverse mortgage assets and $4.0 million (pre-tax) of corporate development costs.

•                  Setting individual performance goals

At the beginning of the year, each NEO develops individual performance goals for the year consistent with that year’s financial plan and the current three-year strategic plan, as well as for personal professional growth.  These goals are submitted to the COO or CEO, as appropriate, for review, amendment and approval.  Through an iterative, collaborative effort, these NEOs and the COO or CEO, as appropriate, agree to the final individual performance goals.  Individual performance goals are tailored to each NEO’s function and particular area of responsibility, and may cover a wide variety of performance, including, by way of example, financial performance, customer engagement, operational milestones and other matters.

The MIP measures the performance of the CEO solely on Company-wide goals.  However, the Board of Directors also establishes individual performance expectations for the CEO in addition to those associated with the MIP.  These performance expectations are established by the Personnel and Compensation Committee after a review, discussion and approval of recommendations submitted by the CEO.  The Committee assesses the performance of the NEO as compared to these performance expectations when annual salary adjustments are being considered.

•                  Weighting the goals

The Personnel and Compensation Committee believes the more senior the rank of the executive, the more responsibility that executive has for Company-wide performance.  As a result, for the more senior executives, Company-wide performance measurement criteria play a larger role in determining the amount of incentive awards.  Individual and business unit performance goals play a larger role in determining the amount of the incentive award for less senior executives.  For 2017, the weighting percentage for the CEO was 100% for Company-wide performance.  For 2017, the weighting percentage for each of the EVPs was 75% for Company-wide performance and 25% for individual performance, reflecting his or her role in strategic matters.  The weightings for the CEO and EVPs will not change for 2018.

MIP awards are calculated using these percentage allocations.  For example, in 2017, the MIP award for Mr. Turner, our CEO, was based entirely on Company-wide financial performance.  Although he has individual performance goals, it is the Company-wide metrics that determine his annual incentive (MIP) award.   The Personnel and Compensation Committee has final discretion to determine the amounts of final award payouts to all our NEOs, with the exception of the CEO, which is at the recommendation of the Personnel and Compensation Committee and at the final discretion of the full Board of Directors.

•                  Providing incentive opportunities to NEOs

The table below shows NEO annual non-equity (cash) incentive opportunities for 2017 under the MIP as a percentage of base salary.  When setting MIP goals, the Personnel and Compensation Committee took into consideration the opportunity levels for similar positions within the CPG companies along with our philosophy of linking pay to performance.  A proportional approach (interpolation) is used to calculate incentive payouts for the performance results that fall between threshold, target and stretch levels.  Levels for “Minimum,” “Target” and “Stretch” for all NEOs in 2017 were increased from 2016 levels as described under Compensation Considerations for 2017 on page 40.  The Committee adjusted the opportunity levels in recognition of the Company setting annual performance goals well above the market median and to ensure the Company’s incentive opportunities reflect median levels at banks in its CPG.  The Committee believes the greater the alignment of performance weightings with Company-wide goals, and the more objectivity that exists in plan administration, the more likely it will be that incentive payments will be commensurate with an overall improvement in our performance.

MIP 2017 Annual Non-Equity Award Opportunity as a Percent of Base Salary

Name and Principal Position	Minimum	Target	Maximum or Stretch
Mark A. Turner Chairman, President and Chief Executive Officer	37.5%	75%	150%
Dominic C. Canuso Executive Vice President and Chief Financial Officer	25%	50%	100%
Peggy H. Eddens Executive Vice President and Chief Human Capital Officer	25%	50%	100%
Rodger Levenson Executive Vice President and Chief Operating Officer	25%	50%	100%
Patrick J. Ward Executive Vice President and Pennsylvania Market President	25%	50%	100%
Richard M. Wright Executive Vice President and Chief Retail Banking Officer	25%	50%	100%

Timing of MIP Annual Awards and IRS Section 409A Requirements

Payment of annual incentive awards under the MIP occurs no later than March 15th of the year following the performance period.  This timing usually provides ample opportunity for the finalization of year-end performance results as well as maintaining compliance with the short-term deferral exception under Section 409A requirements of the Code.

Measuring Actual Performance and Calculating Incentive Payments

The following is a summary of our Management Incentive Plan (MIP) design:

•                  A proportional approach (interpolation) will be used to calculate incentive payouts for the performance results that fall between threshold, target and stretch levels;

•                  The Company will conduct a “quality of earnings review” to consider adjustments from GAAP reported earnings to MIP earnings;

•                  Award opportunities will be based on specified percentages of base salary for Threshold, Target and Stretch achievement by NEOs; and

•                  Other elements of the plan design, as described above.

The table below shows our 2017 actual results for the three performance goals used for incentive awards under the 2017 MIP. Our score is calculated by determining the average of scoring for our performance against ROA, ROTCE and earnings per share growth (for 2017, adjusted upward for “quality of earnings” adjustments) versus pre-established performance targets.  A numerical value is interpolated based on a score of 1 for “threshold,” 2 for “target” and 3 for “stretch.”  This score is applied to the payout percentages, and a payout is calculated. The individual performance score is calculated similarly.

2017 MIP Company-Wide Performance Goals and Results

Goal	Threshold	Target	Maximum or Stretch	WSFS Results	Result
Return on Assets (ROA)	1.00%	1.25%	1.30%	1.19%	Below Target
Return on Average Tangible Common Equity (ROTCE)	12.0%	15.75%	16.5%	15.73%	Near Target
Earnings Per Share (EPS) Growth	10.0%	15.1%	16.0%	11.84%	Below Target
				Aggregate Result	Below Target

As the table above shows, for the purposes of the MIP, our Return on Assets was 1.19% in 2017, our Return on Tangible Common Equity was 15.73%, and our growth of Earnings Per Share was 11.84%.   The “below target” aggregate results reflect the Company’s aggressive approach to setting goals, and our strategic plan goal of improving our rank as a high-performing company.  Further, these aggregate results compare favorably to our peers as further detailed under “Peer Group and Benchmarking” beginning on page 42.

2018 MIP Performance Goals

As with 2017, ROA, ROTCE and EPS Growth, with equal weightings, were established as the metrics to be used in 2018.  We believe that other essential goals, such as growth, infrastructure investment, efficiency, operational excellence, and asset quality are adequately represented in these goals and the individual performance goals of each NEO.

Company-wide performance goals for 2018 are shown below.  These goals were set after taking into consideration a number of factors, including our 2018 financial plan, our current three-year strategic plan and industry performance of high-performing banks.  These goals are set at levels consistent with our strategic plan goal of improving our rank as a high-performing company.

Performance Metric	Threshold 2018	Target 2018	Maximum or Stretch 2018
Return on Average Assets (ROA)	1.20%	1.50%	1.60%
Return on Average Tangible Common Equity (ROTCE)	13.75%	17.88%	19.18%
Earnings Per Share Growth EPS	21.09%	26.95%	28.91%

The target levels for ROA and ROTCE for 2018 are well above expected peer medians, and reflect our goal of sustaining and improving our rank as a high-performing company.  In addition, the 2018 target levels reflect the expected net positive impact of lower corporate tax rates resulting from the Tax Reform Act.  After a thorough review and discussion, the Personnel and Compensation Committee approved the MIP Plan for 2018.

Equity/Long-Term Incentives

Our equity-based compensation plan is the primary method by which we provide long-term incentives to our executives.  Pursuant to our 2013 Incentive Plan, we offer equity awards as a performance incentive to encourage ownership of our common stock by our executives and to further align the interests of management with those of our stockholders.  Equity awards also provide value by attracting, motivating and retaining executives and provide appropriate and meaningful rewards to NEOs for our long-term success.  Beginning in 2013, and for a period of five years ending in 2017, our CEO did not receive equity awards under the 2013 Plan as further discussed in “CEO Equity Incentive Compensation” below.  Beginning in 2018, our CEO was eligible to receive equity awards under the 2013 Plan.

Annual Performance-Based Awards

The amount of each executive’s equity award under the MIP is based on achievement against our performance goals, which are the same as those detailed in the “2018 MIP Performance Goals” section above. Our MIP plan is designed so that NEOs have the potential to earn 25%-35%-45% of their salary in equity awards at threshold, target and stretch performance levels for the same three Company-wide goals: ROA, ROATCE and EPS growth.  Additionally, one-half of the equity awards will be stock options with four year vesting and a seven-year life, and one-half of the equity awards will be RSUs with four year vesting.  Further, to improve pay-for-performance and alignment, NEOs, other than the CEO, will have the opportunity to earn performance-based equity awards from time to time.

In 2017 for 2016 performance, the long-term incentive plan provided EVP-level NEOs with option and restricted stock unit awards in an amount equal to 35.0% of base salary.   Option awards are valued using the Black-Scholes valuation model.  The total value of the equity awards granted to our NEOs in 2017 for 2016 performance under this plan was $467,454.  In addition, in 2017 Mr. Levenson was awarded an additional restricted stock award with an aggregate grant date fair value of $50,000 in recognition of his assuming the additional role of interim Chief Financial Officer through June 2016 and also for functionally (not officially) serving as interim Chief Executive Officer from August 2016 to October 2016 when Mr. Turner was participating in a CEO Learning Tour, which included visiting more than 40 companies from various industries across the country.  These awards have a four-year vesting schedule.  As mentioned previously, our CEO did not receive equity awards under the 2013 plan for a period of five years ending in 2017.

Beginning in 2018 for 2017 performance, our CEO will have the potential to earn 55%-65%-75% of his salary in equity awards at threshold, target and stretch performance levels for the same three Company-wide goals: ROA, ROATCE and EPS growth.  In addition, beginning with 2018 grants for 2017 performance, and as described under Compensation considerations for 2017 at page 40, all other NEOs, other than the CEO, will have the potential to earn 35%-45%-55% of their salary in equity awards at threshold, target and stretch performance levels for the same three Company-wide goals: ROA, ROATCE and EPS growth.

CEO Equity Incentive Compensation

In 2013, the Board of Directors recommended a change to the equity incentive compensation of our CEO by executing a Non-Plan Stock Option Agreement.  This plan was overwhelmingly approved by 97.9% of voting stockholders, with 88.5% of eligible stockholders voting on this proposal.  Under this agreement, Mr. Turner received a grant of 750,000 stock options with an exercise price equal to 20% above the then-market value of our common stock.  The stock options issued under the Non-Plan Stock Option Agreement have an exercise price of $16.51 and expire on February 28, 2020. Vesting occurs over a five-year period with 40% vesting, only after the second year and 20% vesting in each of the following three years.

The agreement also provided that Mr. Turner would not be eligible for any new equity awards for a five-year period beginning in 2013 (2013 through 2017 fiscal years), including eligibility for significant awards under our existing long-term incentive plan.  If Mr. Turner had continued to be eligible for those plans, we estimate that the value of those awards for the five years of his ineligibility would have been worth approximately $2,096,000, using the Black-Scholes valuation model for options.  Beginning in 2018 for 2017 performance, our CEO was eligible to receive equity awards under the 2013 Plan.

Timing and Pricing of Equity Awards

The Personnel and Compensation Committee awards equity grants, generally at the February meeting of the Personnel and Compensation Committee.  Grants may be recommended during other times of the year for special circumstances, such as the hiring of a new executive, but are subject to Committee approval.  The grant date is established when the Personnel and Compensation Committee or other authorized body approves the grant and all key terms have been established.

Associate Service Bonus Plan

Our NEOs also participate in an Associate Service Bonus Plan that is offered to all of our Associates. The two primary components of this plan are our ROA and our Customer Engagement Survey score (CE3) administered by the Gallup Organization.  Specific payouts are determined by management, and are based on reaching specific ROA and CE3 scores.  The following criteria assist in objective accountability and discourage unnecessary and excessive risk-taking or manipulation of earnings:

•                  An ROA factor is one component of the calculation of incentive payouts.  If our ROA is less than 1%, there is no score given for that component of the Associate Service Bonus Plan calculation;

•                  The CE3 factor is the other component of the calculation of the incentive payout and is determined based upon the results of an independently administered customer engagement survey. This factor is not impacted by our earnings; and

•                  The incentive payouts are capped at $2,000 per Associate.

The Company paid a $1,281 award per Associate in 2018 for 2017 performance.

Benefits

401(k) Employer Contribution

We provide a 401(k) program that allows Associates to contribute a portion of their pre-tax earnings towards retirement savings.  We offer a Company match to all Associates enrolled in our 401(k) plan as a component of total compensation and to encourage them to participate in the Plan.  We match the first 5% of an Associate’s contribution dollar-for-dollar up to IRS limitations.

Director and Executive Non-Qualified Deferred Compensation Plan

We offer a non-qualified deferred compensation plan for our executives and Board of Directors.  For executives, this program allows for base compensation to be deferred as well as for deferment of cash awards.  For Board Directors, this program allows for retainer and meeting fees to be deferred.  It offers pre-tax, voluntary contributions, tax deferred earnings, investment choices and flexible payment options.  The plan is solely funded by the participant and there is no matching contribution made by the Company.  The plan was reviewed and approved by our Personnel and Compensation Committee and our Board of Directors.  The following table provides information relating to deferrals of compensation by our named executive officers under our non-qualified deferred compensation plan.

2017 Nonqualified Deferred Compensation

Name and Principal Position	Executive Contributions in 2017 (1)	Aggregate Earnings in 2017(2)	Aggregate Withdrawals/ Distributions in 2017	Aggregate Balance at December 31, 2017
Mark A. Turner Chairman, President and Chief Executive Officer	$—	$—	$—	$—
Dominic C. Canuso Executive Vice President and Chief Financial Officer	—	—	—	—
Peggy H. Eddens Executive Vice President and Chief Human Capital Officer	69,843	23,654	—	225,346
Rodger Levenson Executive Vice President and Chief Operating Officer	—	—	—	—
Patrick J. Ward Executive Vice President and Pennsylvania Market President	—	—	—	—
Richard M. Wright Executive Vice President and Chief Retail Banking Officer	262,088	63,690	—	790,680

(1)Amounts in this column are included in the Summary Compensation Table.

(2)Amounts in this column are not included in the Summary Compensation Table

Development Allowance

We provide a Development Allowance to our NEOs that provides up to $27,500 per year for the CEO and up to $10,000 per year for Executive Vice Presidents.  Further, in 2017, the CEO was accepted into the Philadelphia Union League and the Personnel and Compensation Committee approved an increase in his allowance to include the initiation, dues, and related expenses, which totaled $10,300 in 2017.  His participation will allow him to improve his networking and business development activities in new markets.

Allowable expenses under the Development Allowance Policy include items that would improve the executives’ networking and business development prospects, personal health, time management and general well-being in a way that can reasonably be expected to result in improvements to their productivity as one of our executives.  CEO expenditures must be approved by the Lead Independent Director or the Chair of the Personnel and Compensation Committee.  Expenditures by Executive Vice Presidents must be approved by our CEO.

Separate from the above allowance, executives who are recruited from outside our market may be reimbursed for costs associated with their transitional relocation.

Employment Agreements

Because of our corporate philosophy which emphasizes commitment based on performance, we do not have employment agreements for our NEOs.  We have a formal severance policy which provides payments to NEOs if their employment is terminated without cause or under certain conditions following a change of control.   Further details concerning Employment Agreements are provided under “Potential Payments upon Termination or Change in Control” on page 61.

Tax Considerations Related to Our Executive Compensation

Prior to the changes made by the Tax Reform Act discussed below, Section 162(m) of the Code (“162(m)”) provided that certain compensation paid in excess of $1 million to the Chief Executive Officer or any of the other three most highly compensated executive officers of a public company (but not including the Chief Financial Officer), as of the last day of a taxable year, would not be deductible for federal income tax purposes, unless such compensation was paid in accordance with one of the listed exceptions described in 162(m). However, certain forms of performance-based compensation were excluded from the $1 million deduction limitation, if certain requirements were met.

The Personnel and Compensation Committee generally seeks, where feasible and consistent with its overall compensation philosophy and objectives, to structure incentive compensation granted to our executive officers in a manner that is intended to minimize or eliminate the impact of the 162 (m) deduction limitation.  The deductibility of some types of compensation payments, however, can depend upon numerous factors, including plan design, the timing of the vesting of compensation awards or the exercise of previously granted rights. In addition, tax deductibility is not the sole factor used by the Personnel and Compensation Committee in setting compensation.  Corporate objectives may not necessarily align with the requirements for full deductibility under 162(m).  Accordingly, the Personnel and Compensation Committee may grant awards such as time-based restricted stock awards and/or enter into compensation arrangements under which payments are not deductible under 162(m) if the Personnel and Compensation Committee determines that such non-deductible arrangements are otherwise in the best interests of our stockholders.  Also interpretations of, and changes in, applicable tax laws and regulations, as well as other factors beyond our control, also can affect deductibility of certain compensation.  As a result of these various factors, and in order that the Personnel and Compensation Committee retains flexibility in awarding compensation, there may be situations when compensation paid will not be tax deductible in accordance with 162(m).

Sections 280G and 4999 of the Code (“Code Sections 280G and 4999”) limit our ability to take a tax deduction for certain compensation that could be paid to NEOs resulting from a change in control transaction affecting us.  In the event we pay any “excess parachute payments” as it is defined under Code Section 280G, we would have compensation payments that are not tax deductible and executives would have excise taxes due on the receipt of such “excess parachute payments.”  The Personnel and Compensation Committee considers the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors when it structures certain compensation to our NEOs.

The Tax Cuts and Jobs Act

The Tax Reform Act became law in December 2017, and most provisions of the Tax Reform Act took effect as of January 1, 2018, including two key changes to 162(m).  First, the Tax Reform Act repeals the performance-based compensation exception to the $1 million deduction limit under 162(m).  As discussed above, prior to the Tax Reform Act, performance-based compensation did not count toward the $1 million deduction limit under 162(m) and thus generally could be deducted.  The Tax Reform Act eliminated this exception, such that all compensation paid to a covered employee will be subject to the $1 million deduction limit.

Second, the Tax Reform Act expands the number of individuals who are subject to the 162(m) deduction limit to include the Chief Financial Officer.  In addition, in contrast to prior law, the Tax Reform Act provides that for any year beginning in 2017, once an employee becomes subject to the 162(m) deduction, the employee shall remain subject to the deduction limit for all future years, including after termination of employment or death.

The Tax Reform Act’s changes to 162(m), however, will not apply to compensation paid pursuant to a written binding contract that was in effect as of November 2, 2017, and which is not materially modified or renewed on or after November 2, 2017.  Accordingly, compensation paid under those arrangements generally is still deductible.

In sum, the Tax Reform Act substantially changes 162(m) in ways that generally will reduce the amount of compensation that WSFS can deduct beginning in 2018.  Although the Personnel and Compensation Committee will continue to seek, where feasible and consistent with its overall compensation philosophy and objectives, to structure incentive compensation granted to our executive officers in a manner that is intended to minimize or eliminate the impact of the 162(m) deduction limitation, it will become more difficult to achieve this goal over time in light of the Tax Reform Act’s changes to 162(m).

Summary

The CEO, the Chief Human Capital Officer, the Chief Risk Officer, and the Personnel and Compensation Committee, with advice from its consultants, have reviewed all compensation components for each NEO, including base salary, incentive compensation, and all of our incentive compensation plans.  They have determined that the compensation packages awarded to our NEOs, and others, are consistent with our goals to provide compensation that is competitive with our peers, that drives financial performance without undue risk, and aligns the interests of our NEOs, and others, with those of our stockholders.

Accordingly, we believe our executive and management compensation plans are reasonable, pay-for-performance-based, competitive, not excessive, and do not encourage our executives or any of our Associates to take actions that pose an unnecessary or excessive risk that would threaten the value of the institution and do not unnecessarily expose the institution to risks or encourage the manipulation of reported earnings to enhance the compensation of management.

Summary Compensation Table

The Summary Compensation Table on page 56 shows the compensation of our Chief Executive Officer, our Chief Financial Officer, and our next four highest paid executive officers in 2017, 2016 and 2015.  In summary, for 2017, our NEOs received the following components of their compensation:

•                  Increases in base salary consistent with market data and our company-wide merit pool, a 13% market increase in base salary for our COO to reflect his promotion in August 2017 and additional responsibilities, a 7% market increase in base salary for our CEO to reflect his election as Chairman effective August 2017, a 10% increase in base salary for our Chief Human Capital Officer to keep her salary aligned with the median of our peer group and take into consideration her experience and expertise, and a 7% increase in base salary for our CFO to continue to move his salary closer to the market median.

•                  A $452,016 retention bonus payment made to Mr. Ward in August 2017 in connection with WSFS Financial Corporation’s acquisition of Penn Liberty Bank in August 2016.

•                  Non-equity incentives paid in 2018 for 2017 performance resulting from strong Company performance.  ROA, adjusted for quality of earnings, was 1.19% in 2016; Return on Tangible Common Equity was 15.73%; and our growth of EPS was 11.84%, which resulted in incentive payouts ranging from 51% to 64% of the executive’s base salary.  These are included in the disclosure of 2017 “Non-Equity Incentive Plan Compensation”.  Cash awards to NEOs in connection with our MIP Plan, based on 2017 performance are as follows: Mr. Turner, $462,550; Mr. Canuso, $173,038; Ms. Eddens, $183,617; Mr. Levenson, $207,162; Mr. Ward, $164,591, and; Mr. Wright, $197,403. In addition, each NEO received an all-Associate award of $1,281.

•                  Restricted stock awards and stock option awards granted in 2017 for 2016 performance that reflect performance on the three metrics ROA, ROATCE and EPS growth.  With the exception of Mr. Turner, named executives received grants in 2017 with a fair value of approximately 35.0% of their base salary. In addition, in 2017 Mr. Levenson was awarded an additional restricted stock award with an aggregate grant date fair value of $50,000 in recognition of his assuming the additional role of interim Chief Financial Officer through June 2016 and also for functionally (not officially) serving as interim Chief Executive Officer from August 2016 to October 2016 when Mr. Turner was participating in the CEO Learning Tour.

•                  Similar levels of other compensation from the prior year, reflecting no substantive change in our plans and policies regarding our development allowance and 401(k) match.

The following discussions and table summarize the compensation of each NEO for the years ended December 31, 2017, 2016 and 2015.  We also provide summary information below regarding equity awards granted in 2018 for performance during 2017.

Cash Amounts Paid in 2018 for 2017 Performance

•                  Included in the disclosure of 2017 “Non-Equity Incentive Plan Compensation” are cash awards to NEOs in connection with our MIP Plan, based on 2017 performance, as follows: Mr. Turner, $462,550; Mr. Canuso, $173,038; Ms. Eddens, $183,617; Mr. Levenson, $207,162; Mr. Ward, $164,591 and; Mr. Wright, $197,403.  In addition, each NEO received an all-Associate award of $1,281.

Equity Awards Granted in 2017 for 2016 Performance

•                  The aggregate grant date fair value of RSUs granted in 2017 and earned in 2016 under our Long-Term Incentive Plan was as follows: Mr. Canuso, $55,186; Ms. Eddens, $54,310; Mr. Levenson, $63,158; Mr. Ward, $21,225, and; Mr. Wright, $61,073.  Mr. Ward received a prorated award because his employment with WSFS began in August 2016.  Mr. Turner was not eligible for this award because of the restriction on equity awards contained in his 2013 stock option award agreement.

•                  The aggregate grant date fair value of stock options granted in 2017 and earned in 2016 under our Long-Term Incentive Plan was as follows: Mr. Canuso, $55,186; Ms. Eddens, $54,310; Mr. Levenson, $63,158; Mr. Ward, $21,225 and; Mr. Wright, $61,073.  Mr. Ward received a prorated award because his employment with WSFS began in August 2016.  Mr. Turner was not eligible for this award because of the restriction on equity awards contained in his 2013 stock option award agreement.

•                  In addition, in 2017 Mr. Levenson was awarded an additional restricted stock award with an aggregate grant date fair value of $50,000 in recognition of his assuming the additional role of interim Chief Financial Officer through June 2016 and also for functionally (not officially) serving as interim Chief Executive Officer from August 2016 to October 2016 when Mr. Turner was participating in the CEO Learning Tour.

Equity Awards Granted in 2018 for 2017 Performance

In 2018, we granted RSUs and stock options under the MIP and LTI Plan based on performance during 2017.  These awards will be reflected in the Summary Compensation Table for 2018, included in our 2019 proxy statement.  The awards were as follows:

•                  The aggregate grant date fair value of RSUs granted in 2018 and earned in 2017 under our Long-Term Incentive Plan was as follows: Mr. Turner, $224,543; Mr. Canuso, $70,908; Ms. Eddens, $71,750; Mr. Levenson, $85,937; Mr. Ward, $68,278, and; Mr. Wright, $75,558.

•                  The aggregate grant date fair value of stock options granted in 2018 and earned in 2017 under our Long-Term Incentive Plan was as follows: Mr. Turner, $224,543; Mr. Canuso, $70,908; Ms. Eddens, $71,750; Mr. Levenson, $85,937; Mr. Ward, $68,278, and; Mr. Wright, $75,558.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)		Stock Awards(7) ($)	Option Awards(7) ($)	Non-Equity Incentive Plan Compensation(8) ($)	All Other Compensation(9) ($)	Total ($)
Mark A. Turner (10) Chairman, President and Chief Executive Officer	2017 2016 2015	$702,497 669,758 639,336	$ — 168,907 100,000	(2) (4)	$ — — —	$ — — —	$463,831 338,627 580,050	$50,414 39,209 38,256	$1,216,742 1,216,501 1,357,642
Dominic C. Canuso(3) Executive Vice President and Chief Financial Officer	2017 2016 2015	333,333 174,259 —	— 21,037 —	(2)	55,186 33,670 —	55,186 — —	174,319 100,812 —	23,003 2,723 —	641,027 332,502 —
Peggy H. Eddens Executive Vice President and Chief Human Capital Officer	2017 2016 2015	335,833 310,000 264,348	— 26,174 8,000	(2) (6)	54,310 63,120 46,584	54,310 63,120 46,584	184,898 153,938 205,089	29,018 26,091 25,490	658.369 642,443 596,095
Rodger Levenson Executive Vice President and Chief Operating Officer	2017 2016 2015	383,424 358,750 348,721	— 30,664 50,000	(2) (5)	113,158 71,265 61,431	63,158 71,265 61,431	208,443 181,135 237,986	32,820 31,996 34,334	801,002 745,076 793,903
Patrick J. Ward(11) Executive Vice President and Pennsylvania Market President	2017 2016 2015	322,917 — —	452,016 — —	(11)	21,225 — —	21,225 — —	165,872 — —	31,245 — —	1,014,499 — —
Richard M. Wright Executive Vice President and Chief Retail Banking Officer	2017 2016 2015	357,350 346,900 337,173	— 29,696 8,000	(2) (6)	61,073 68,903 59,406	61,073 68,903 59,406	198,684 175,619 222,517	32,473 32,028 30,390	710,652 722,049 716,892

(1) The amounts shown as salaries in this table may be different from the amounts shown in the Base Salary table on page 45 because this table represents the amount actually paid during a year and the Base Salary table represents year-end base salary level.

(2) For 2016, the Company performed at the 77th percentile (weighted average) of the Compensation Peer Group. Amounts represent a strategic award in recognition of the Company’s outperformance as compared to our Compensation Peer Group as well as against WSFS’s strategic objectives. Mr. Turner was paid a bonus equal to 25% of his salary and other named executives earned recognition bonuses ranging from 8%-12% of their salary.   Extraordinary performance in 2016 reflects among other things, the following:  (i) exceeding an aggressive 2016 budget and ambitious strategic plan goals, especially ROA; (ii) healthy organic growth in loans and deposits; (iii) strong revenue growth, including margin and fee income improvement; (iv) successful acquisition signings, integration and growth; (v) new innovative products commercialized; and (vi) continued recognition for Top Workplace and “Best Bank” in Delaware.

(3) Mr. Canuso joined the Company on June 13, 2016.

(4) The $100,000 in 2015 represents amounts paid for extraordinary performance relative to leading the Company to the extraordinary performance in 2015 and achieving the Company’s Path to High Performance goal.

(5) Represents bonus paid to Mr. Levenson in recognition of his assuming the additional role of Chief Financial Officer in 2015 and his contributions to the Company’s extraordinary performance in 2015, most notably successful acquisition signings, integration and growth.

(6) Represents bonus paid to Mr. Wright and Ms. Eddens in recognition of their efforts in driving the Company to exceed its high-performing goal in 2015.

(7) Represents the aggregate fair value of awards on the date they were granted in accordance with ASC Topic 718. See Note 15 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the assumptions made in calculating the grant date fair value. In addition, in 2017 Mr. Levenson was awarded an additional restricted stock award with an aggregate grant date fair value of $50,000 in recognition of his assuming the additional role of interim Chief Financial Officer through June 2016 and also for functionally (not officially) serving as interim Chief Executive Officer from August 2016 to October 2016 when Mr. Turner was participating in the CEO Learning Tour.

(8) Amounts represent awards to NEOs in connection with our MIP Plan and our All Associate Bonus Plan.

(9) All Other Compensation includes contributions made by us into the 401(k) plans of each of our NEOs, health benefits paid directly by the Company, and a development allowance. The health benefits provided to our NEO’s are under a non-discriminatory group plan, and disclosure of this benefit is included on a voluntary basis.  Mr. Turner voluntarily did not receive health benefits from the Company in 2017, 2016, and 2015.

(10) In 2013 Mr. Turner received a grant of 750,000 Non-Plan Stock Options approved both by the Board and by 97.9% of voting stockholders at our 2013 Annual Meeting of Stockholders with an exercise price equal to 20% above the then market value of our common stock.  The grant-date fair value of the award was $3.7 million.  As part of the change in compensation, he became ineligible to receive other equity-based awards for a period of five years.  The approximate value of those awards, had he been eligible to receive them, would have been $2.10 million.

(11) Mr. Ward was not a named executive officer in prior years, therefore only 2017 compensation is included.  The $452,016 bonus amount represents a retention bonus payment made to Mr. Ward in August 2017 in connection with WSFS Financial Corporation’s acquisition of Penn Liberty Bank in August 2016.

Grants of Plan-Based Awards

The following table presents information regarding grants of equity awards and non-equity plan-based awards to our NEOs during 2017.  The number of shares granted to executives under our 2013 Incentive Plan is based on a calculation related to the named executive officer’s base salary, subject to adjustment by the Personnel and Compensation Committee.  Such awards consist of both RSUs and stock options.

The restricted stock unit grants vest equally over four years.  The stock option awards have an exercise price of $47.05, which is equal to the closing stock price of WSFS common stock at the grant date of February 23, 2017.  The grants vest equally over four years and expire on the seventh anniversary of the grant date.  The Black-Scholes option-pricing model was used to determine the grant-date fair-value of the stock option awards.  No options were re-priced, nor were any modifications made to any outstanding option during 2017.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares		All Other Option Awards: Number of Shares		Exercise or Base Price of	Grant Date Fair Value of
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Stock or Units (#)		of Stock or Units (#)		Option Awards ($/Share)	Stock and Option Awards(2)
Mark A. Turner Chairman, President and Chief Executive Officer	*	$271,266	$542,533	$1,085,066	—	—	—	—		—		—	—
Dominic C. Canuso Executive Vice President and Chief Financial Officer	* 2/23/17 2/23/17	84,263	168,525	337,050	4,559	6,383	8,206	1,173		4,799		$47.05	$55,186 55,186
Peggy H. Eddens Executive Vice President and Chief Human Capital Officer	* 2/23/17 2/23/17	85,250	170,500	341,000	4,612	6,457	8,302	1,154		4,723		$47.05	$54,310 54,310
Rodger Levenson Executive Vice President and Chief Operating Officer	* 2/23/17 2/23/17	102,108	204,215	408,430	5,525	7,734	9,944	2,405		5,492		$47.05	$63,158 63,158
Patrick J. Ward Executive Vice President and Pennsylvania Market President	* 2/23/17 2/23/17	81,113	162,225	324,450	4,389	6,144	7,900	451	(3)	1,846	(3)	$47.05	$21,225 21,225	(3) (3)
Richard M. Wright Executive Vice President and Chief Retail Banking Officer	* 2/23/17 2/23/17	89,765	179,529	359,058	4,857	6,799	8,742	1,298		5,311		$47.05	$61,073 61,073

(1) Represents the 2017 award opportunities under the annual incentive component of the MIP.  Actual cash incentive amounts paid for 2017 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 56, and actual payments of equity awards earned for 2017 performance will be shown in the Summary Compensation Table for 2018 to be included in the Company’s 2019 proxy statement. Mr. Turner was not eligible for an equity award in 2017 (see “CEO Equity Incentive Compensation” on page 50 for more details).

(2) See Note 15 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the assumptions made in calculating the grant date fair value of stock and option awards.

(3) Mr. Ward received a prorated award because his employment with WSFS began in August 2016.

Outstanding Equity Awards Value at Fiscal Year-End

The table on the following page shows the number and exercise price of all unexercised options held by NEOs as of December 31, 2017, as well as shares of unvested restricted stock owned by the NEOs.  The awards are listed in order of grant date.  These awards are subject to our claw-back provision affecting our NEOs.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark A. Turner Chairman, President and Chief Executive Officer(1)	600,000	150,000	$16.51	02/28/20	—	$—
Dominic C. Canuso Executive Vice President and Chief Financial Officer(2)	—	4,799	47.05	04/15/24	1,923	92,016
Peggy H. Eddens Executive Vice President and Chief Human Capital Officer(3)	48,000 8,247 4,062 2,012	12,000 2,751 4,062 6.039 4,723	16.51 23.82 26.24 29.86 47.05	02/28/20 02/27/21 02/26/22 02/25/23 04/15/24	6,409	306,671
Rodger Levenson Executive Vice President and Chief Operating Officer(4)	3,336 20,976 10,875 5,358 2,272	— 15,000 3,627 5,358 6,818 5,492	15.83 16.51 23.82 26.24 29.86 47.05	02/28/18 02/28/20 02/27/21 02/26/22 02/25/23 04/15/24	8,315	397,873
Patrick J. Ward Executive Vice President and Pennsylvania Market President(5)	4,313 32,379 2,104 5,680 5,049 1,472 5,049	— — — — — — — 1,846	10.41 15.85 14.23 15.25 20.77 17.54 19.59 47.05	12/16/18 10/25/19 12/13/21 12/18/22 12/17/23 04/27/24 12/16/24 04/15/24	451	21,580
Richard M. Wright Executive Vice President and Chief Retail Banking Officer(6)	14,706 10,518 5,180 2,197	12,000 3,507 5,182 6,592 5,311	16.51 23.82 26.24 29.86 47.05	02/28/20 02/27/21 02/26/22 02/25/23 04/15/24	7,088	339,161

(1) For Mr. Turner, of the 150,000 unvested options expiring 2/28/20, 150,000 vest on 2/28/18.

(2) For Mr. Canuso, of the 4,799 unvested options expiring 4/15/24, 1,200 vest on 4/15/18, 1,200 vest on 4/15/19, 1,199 vest on 4/15/20 and 1,200 vest on 4/15/21.

(3) For Ms. Eddens, of the 12,000 unvested options expiring 2/28/20, 12,000 vest on 2/28/18. Of the 2,751 unvested options expiring 2/27/21, 2,751 vest on 2/27/18. Of the 4,062 unvested options expiring 2/26/22, 2,031 vest on 4/15/18 and 2,031 vest on 4/15/19. Of the 6,039 unvested options expiring 2/25/23, 2,013 vest on 4/15/18, 2,013 vest on 4/15/19 and 2,013 vest on 4/15/20.  Of the 4,723 unvested options expiring 4/15/24, 1,181 vest on 4/15/18, 1,181 vest on 4/15/19, 1,180 vest on 4/15/20 and 1,181 vest on 4/15/21.

(4) For Mr. Levenson, of the 15,000 unvested options expiring 2/28/20, 15,000 vest on 2/28/18. Of the 3,627 unvested options expiring 2/27/2021, 3,627 vest on 2/27/18. Of the 5,358 unvested options expiring 2/26/22, 2,679 vest on 4/15/18 and 2,679 vest on 4/15/2019. Of the 6,818 unvested options expiring 2/25/23, 2,272 vest on 4/15/18, 2,273 vest on 4/15/19 and 2,273 vest on 4/15/20.  Of the 5,492 unvested options expiring 4/15/24, 1,373 vest on 4/15/18, 1,373 vest on 4/15/19, 1,373 vest on 4/15/20 and 1,373 vest on 4/15/21.

(5) For Mr. Ward, of the 1,846 unvested options expiring 4/15/24, 113 vest on 4/15/18, 113 vest on 4/15/19, 112 vest on 4/15/20 and 113 vest on 4/15/21.  Mr. Ward’s vested options represent options granted during his tenure as Chairman and CEO of Penn Liberty bank that were converted into WSFS Financial Corporation options in August 2016 in connection with WSFS’s acquisition of Penn Liberty.

(6) For Mr. Wright, of the 12,000 unvested options expiring 2/28/20, 12,000 vest on 2/28/18.  Of the 3,507 unvested options expiring 2/27/21, 3,507 vest on 2/27/18.  Of the 5,182 unvested options expiring 2/26/22, 2,590 vest on 4/15/18 and 2,592 vest on 4/15/19.  Of the 6,592 unvested options expiring 2/25/23, 2,197 vest on 4/15/18, 2,197 vest on 4/15/19 and 2,198 vest on 4/15/20.  Of the 5,311 unvested options expiring 4/15/24, 1,328 vest on 4/15/18, 1,328 vest on 4/15/19, 1,327 vest on 4/15/20 and 1,328 vest on 4/15/21.

Exercises of Options and Vesting of Shares During 2017

The following table shows the number of options exercised and restricted stock vested by the NEOs during the fiscal year ended December 31, 2017.

2017 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark A. Turner Chairman, President and Chief Executive Officer	—	$—	872	$39,763
Dominic C. Canuso Executive Vice President and Chief Financial Officer	—	—	250	10,950
Peggy H. Eddens Executive Vice President and Chief Human Capital Officer	27,123	816,002	3,984	183,500
Rodger Levenson Executive Vice President and Chief Operating Officer	—	—	5,378	247,094
Patrick J. Ward Executive Vice President and Pennsylvania Market President	8,993	290,606	—	—
Richard M. Wright Executive Vice President and Chief Retail Banking Officer	15,324	459,384	5,250	241,258

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of our median employee’s annual total compensation and the annual total compensation of Mr. Turner, our Chairman, President and Chief Executive Officer (the “Pay Ratio”). The Pay Ratio, as set forth below, is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee at December 31, 2017 using a measure of total cash compensation defined as base salary, bonus, incentive, commission and overtime pay as reflected in our payroll records, which we believe is a reasonable measure of total compensation.  Our employee population consists of approximately 1,200 employees, all of whom were located in the United States. This population includes all full-time, part-time, and temporary employees.  It did not include seasonal workers who we hire to assist us during the summer months or temporary workers hired through an agency.  We annualized the compensation of approximately 200 full-time employees who were hired during 2017.

Once we identified the median employee, we calculated the median employee’s annual total compensation consistent with the calculation of Mr. Turner’s annual total compensation as reported in the “Total” column (column (j)) of our 2017 Summary Compensation Table included in this proxy statement.  This includes total cash compensation as described above as well as the amount of such employee’s health care benefits paid by the Company, if elected, and company matching contributions to participants in our Section 401(k) employee savings plan. The annual total compensation for the median employee was approximately $66,000. Mr. Turner’s total compensation was $1,216,742.  The ratio of the annual total compensation of the identified median employee to Mr. Turner’s annual total compensation at December 31, 2017 was 1 to 18.

We believe that the compensation of our employee base as a whole, including Mr. Turner, is reasonable and appropriate given each employee’s job complexity level of responsibility in the organization, and is commensurate with pay rates in the employment markets in which we operate.  Further, we expect our 1 to 18 CEO pay ratio to be well below national and industry averages based on the results of an anonymous survey of public companies conducted by Equilar, a leading provider of board intelligence solutions. Among the 356 responding companies to the survey, the median CEO pay ratio they plan to report in their 2018 proxy statements was 1 to 140.  These results included 51 companies in the “Financials” sector with a median expected CEO pay ratio of 1 to 150.  Further, within our size range, the median expected CEO pay ratio for companies under $1 billion in total revenues and less than 2,310 employees was 1 to 47 and 1 to 45, respectively.

Potential Payments upon Termination or Change in Control

Termination without Cause

We have adopted a severance policy that provides severance payments upon termination under certain conditions.  An executive (which includes all our NEOs) covered by this policy who is terminated without cause is provided a minimum of six months of severance and six months of professional level outplacement.  If the executive does not find new employment within six months after termination, severance pay and professional outplacement would continue for another six months, or until the executive finds employment, whichever occurs first.  If the executive finds another job at a lower rate of pay than previously paid by us, then we would make up the difference until the second six-month period ends.  Medical and dental benefits would continue at the general Associate rate through the severance period.

Change in Control

An executive (which includes all our NEOs) covered by the severance policy who is terminated without cause (as defined in the policy) or terminates employment for “good reason” (as defined in the policy) within one year following a change in control would receive 24 months base salary, 24 months of medical and dental benefits at the general Associate rate, 12 months of professional level outplacement, and any unvested time-based equity awards would immediately vest upon termination.  Performance awards would vest on a prorated basis at target performance levels.  For purposes of the policy, “good reason” includes requiring the executive to work more than 25 miles from his or her current worksite, a significant diminution in the executive’s WSFS salary and incentive opportunity, or a significant reduction in the authority, duties or responsibilities of the executive immediately before the change of control.

If it is determined that the aggregate present value of an executive’s change in control payment exceeds 2.99 times his or her average W2 compensation for the preceding five-year period (i.e., “base amount”), such that the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, would otherwise be triggered, then the change in control payment would be reduced to the extent necessary so that the aggregate present value of the change in control payment payable following such reduction does not exceed 2.99 times the executives base amount

The following table shows the payments that executives could potentially receive upon termination of their employment or a change of control at December 31, 2017.

Termination Provisions Summary

		Before Change in Control	After Change in Control
Name	Benefit	Termination Without Cause or Departing for Good Reason	Termination Without Cause or Departing for Good Reason	Death	Disability(1)
Mark A. Turner	Severance pay(2)	$723,377	$1,446,754	$100,000	$385,689
	Outplacement services(3)	16,000	16,000	—	—
	Option and restricted stock vesting(4)	—	4,701,495	4,701,495	4,701,495
	Health benefits(5)	—	—	—	—
	Total Value	739,377	6,164,249	4,801,495	5,087,184
Dominic C. Canuso	Severance pay(2)	337,050	674,100	50,000	36,963
	Outplacement services(3)	16,000	16,000	—	—
	Option and restricted stock vesting(4)	—	95,855	95,855	95,855
	Health benefits(5)	—	—	—	—
	Total Value	353,050	785,955	145,855	132,818
Peggy H. Eddens	Severance pay(2)	341,000	682,000	50,000	155,154
	Outplacement services(3)	16,000	16,000	—	—
	Option and restricted stock vesting(4)	—	949,101	949,101	949,101
	Health benefits(5)	3,241	6,482	—	—
	Total Value	360,241	1,653,583	999,101	1,104,255
Rodger Levenson	Severance pay(2)	408,430	816,860	50,000	196,797
	Outplacement services(3)	16,000	16,000	—	—
	Option and restricted stock vesting(4)	—	1,198,020	1,198,020	1,198,020
	Health benefits(5)	—	—	—	—
	Total Value	424,430	2,030,880	1,248,020	1,394,818
Patrick J. Ward	Severance pay(2)	324,450	648,900	50,000	36,479
	Outplacement services(3)	16,000	16,000	—	—
	Option and restricted stock vesting(4)	—	23,057	23.057	23.057
	Health benefits(5)	—	—	—	—
	Total Value	340,450	687,957	73,057	59,536
Richard M. Wright	Severance pay(2)	359,058	718,116	50,000	175,909
	Outplacement services(3)	16,000	16,000	—	—
	Option and restricted stock vesting(4)	—	1,034,381	1,034,381	1,034,381
	Health benefits(5)	7,867	15,735	—	—
	Total Value	382,925	1,784,321	1,084,381	1,210,290

(1)    We offer two weeks of short-term disability benefits for all Associates for each year of service up to a maximum of 26 weeks.  Long-term disability for all Associates has a $24,000 maximum benefit.

(2)    Severance payments following a change in control are subject to reduction if such payments would exceed the deductibility limits under Section 280G of the Internal Revenue Code, unless the Personnel and Compensation Committee was to specifically authorize such non-deductible payments at that time on a case-by-case basis.

(3)    Outplacement services amounts are estimates based on management’s experience with outplacement providers.

(4)    Option and restricted stock vesting is based on an assumed value of $47.85 per common share reflecting the closing price on December 31, 2017.

(5)    Health benefits represent the premium paid by us, reduced by amount paid by the Associate.  Mr. Turner voluntarily does not currently receive Health Benefits from the Company.

Retirement Plans

We do not maintain a tax-qualified non-contributory retirement plan (pension plan).  However, we do provide continuation of medical benefits to Associates, including NEOs, who retire, should they elect to participate in the benefit.  We provide supplemental contributions toward retiree continuing medical coverage costs.  For 2017, our contribution towards this supplement was capped at $3,416 per retiree, but may have been less based on length of service at time of retirement of each retiree, irrespective of annual increases to the cost of the medical benefit premium.  We limit our increases to no more than 4% annually.  Primarily because of changes to Medicare Part D coverage, this plan is no longer meaningfully utilized by, or available to, Associates who were not already retirement eligible as of March 31, 2014.

COMPENSATION OF THE BOARD OF DIRECTORS

The Board’s philosophy is to maintain director compensation at the peer median.  The Corporate Governance and Nominating Committee reviews Board compensation and committee fees annually and make recommendations for adjustments when and where they feel appropriate. The Committee also engages an independent consultant to review board compensation levels in the market every two years.  The last study was completed in 2016, and found that our average individual director is paid at the 56th percentile, and our overall board expense is in approximately the 40th percentile.

A summary of Board compensation is shown in the following chart.

Board Retainer		$88,333	• $53,333 cash retainer paid annually in July. • WSFS Financial Corporation common stock issued annually equivalent to $35,000 based on the WSFS closing price on the second Friday in August.
Lead Director Fee		$18,000	Paid annually in July.
Advisor to the Board of Directors		$44,167	One-half of the board retainer paid annually in July.
Committee Chair Fees	Audit/Trust Audit Committee Chair	$7,500	Paid annually in July.
	Corporate Governance & Nominating Committee Chair	$5,500	Paid annually in July.
	Corporate Development Committee Chair	$5,500	Paid annually in July.
	Personnel and Compensation Committee Chair	$7,500	Paid annually in July.
	Trust Committee Chair	$5,500	Paid annually in July.
Committee Fees and Special Meeting Fees (excluding regularly scheduled Board meetings)

All Board members (excluding management) will be paid a flat rate member fee annually in July for committees on which they serve with an expectation that Committee members will attend 75% or more of the scheduled meetings.

	Audit/Trust Audit Committee Members fee (Includes Chair)	$13,250	Paid annually in July. NOTE: This fee represents the combination of the Audit Committee member fee and the meeting attendance fee ($10,000 + $3,250).
	Corporate Development Committee	$3,250	Paid annually in July.
	Corporate Governance and Nominating Committee	$3,250	Paid annually in July.
	Executive Committee	$16,250	Paid annually in July.
	Personnel and Compensation Committee	$3,250	Paid annually in July.
	Trust Committee	$3,250	Paid annually in July.

Director and NEO Non-Qualified Deferred Compensation Plan

In 2016, we introduced a non-qualified deferred compensation plan for our NEOs and Board of Directors.  It offers pre-tax, voluntary contributions, tax deferred earnings, investment choices and flexible payment options.  This is solely funded by the participant and there is no matching contribution made by the Company.  This plan was reviewed and approved by our Personnel and Compensation Committee and our Board of Directors.

Director Compensation Table

The compensation paid to directors during 2017 is summarized in the following table.  Mr. Turner and Mr. Ward are not shown in this table because they were compensated as officers and did not receive any director compensation.

Directors	Fees Earned or Paid in Cash(2)		Stock Awards(1)	All Other Compensation	Total
Anat Bird	$95,208	(5)	$35,030	—	$130,238
Francis B. Brake	89,041		35,030	—	124,071
Jennifer W. Davis	84,275	(5)	35,030	—	119,305
Donald W. Delson	69,787		35,030	—	104,817
Eleuthère I. du Pont	99,583		35,030	—	134,613
Christopher T. Gheysens(3)	76,772		40,864	—	117,636
Calvert A. Morgan Jr.	73,383	(4)	35,030	—	108,413
Marvin N. Schoenhals	72,833		35,030	—	107,863
David G. Turner	88,833	(5)	35,030	—	123,863

(1)    The aggregate fair value of the award on the date of grant, computed in accordance with ASC Topic 718.

(2)    In addition to fees paid to our Directors, $44,167 was paid to Charles G. Cheleden in his two-year transition arrangement as an advisor to the board.  Mr. Cheleden retired from the Board effective August 12, 2016.

(3)    Mr. Gheysens joined the Board effective June 22, 2017.  He attended one board meeting during the June 2016 to June 2017 Board fiscal year,  and was therefore entitled to one-sixth of the annual Board of Directors cash retainer equal to $8,888 and 1/6 the equivalent value of the annual equity retainer equal to $5,834.

(4)    Includes $900 of fees paid to Mr. Morgan for serving on the Company’s Southern Delaware Advisory Board.

(5)    Ms. Bird, Ms. Davis, and Mr. David Turner contributed all fees earned in 2017 to the non-qualified deferred compensation plan.

Compensation of Mr. Eleuthère I. du Pont as Lead Director

Eleuthère I. du Pont currently serves as our Lead Director.  During 2017, he was compensated $18,000 for serving in that role in addition to his other compensation as a director.

PERSONNEL AND COMPENSATION COMMITTEE REPORT

Pursuant to rules and regulations of the Securities and Exchange Commission, this Compensation Committee Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that WSFS Financial Corporation (the “Company”) specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Personnel and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2018 Proxy Statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Proxy Statement”).  Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement.

Personnel and Compensation Committee

David G. Turner, Chair	Donald W. Delson
Francis B. Brake	Calvert A. Morgan Jr.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC.  The forms must be filed with the SEC generally within two business days of the date of the trade.  Such officers, directors and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge and based solely on our review of the copies of such forms, there were no late Section 16(a) filings during 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The number of shares of our common stock beneficially owned by the directors and executive officers and 5% stockholders as of March 1, 2018, the record date set for the Annual Meeting, is shown below.  The table also shows the amount of such shares as a percentage of all of the shares of our common stock outstanding as of March 1, 2018.

In accordance with Rule 13d-3 under the Exchange Act, for the purposes of this table, a person is deemed to be the beneficial owner of any shares of common stock if he or she has, or shares, voting or dispositive power with respect to such common stock or has a right to acquire beneficial ownership at any time within 60 days of the determination date.  Except as otherwise noted, the named beneficial owner exercises sole voting and investment power over the shares of common stock.

Directors:	Number of Shares (Including Exercisable Options) (1)	Percentage of our common stock Outstanding
Anat Bird	16,243	*
Francis B. Brake, Jr.	6,741	*
Jennifer W. Davis	18,388	*
Donald W. Delson	14,683	*
Eleuthère I. du Pont	11,479	*
Christopher T. Gheysens	941	*
Calvert A. Morgan, Jr.	31,483	*
Marvin N. Schoenhals	34,923	*
David G. Turner	13,441	*
Mark A. Turner	916,917	2.92%
Patrick J. Ward	153,143	*

Executive Officers:
Dominic C. Canuso	1,951	*
Steve Clark	19,859	*
Peggy H. Eddens	119,606	*
Paul D. Geraghty, Sr.	69,169	*
Paul S. Greenplate	17,926	*
Thomas Kearney	79,311	*
Rodger Levenson	107,797	*
S. James Mazarakis	58,816	*
Richard M. Wright	107,419	*

Directors and Executive Officers as a group (20 persons)	1,800,236	5.73%

5% Stockholders	Number of Shares	Percentage of our common stock Outstanding
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	1,990,597	6.34%
T. Rowe Price Associates, Inc. (3) 55 East 52nd Street New York, NY 10055	1,685,896	5.37%

*	Less than 1% of the outstanding common stock.
(1)

Includes exercisable options for the following individuals: M. Turner: 750,000, Canuso: 1,200, Clark: 11,297, Eddens: 82,297, Geraghty: 33,738, Greenplate: 6,589, Kearney: 74,277, Levenson: 64,432, Mazarakis: 20,181, Ward: 56,508, and Wright: 54,223.

(2)	According to the Statement on Schedule 13G/A of BlackRock, Inc. on January 23, 2018.
(3)	According to the Statement on Schedule 13G/A of T. Rowe Price Associates, Inc. on February 14, 2018.

APPENDIX A

WSFS FINANCIAL CORPORATION
2018 INCENTIVE PLAN

A - i

A - ii

WSFS FINANCIAL CORPORATION

2018 INCENTIVE PLAN

Section 1.                                 Purpose and Prior Plans

(a)    General.  The purpose of the WSFS Financial Corporation 2018 Incentive Plan is (1) to help WSFS Financial Corporation (the “Company”) and its Affiliates retain, attract, and motivate their officers, Associates, consultants, independent contractors, advisors, and/or directors and (2) to provide incentives linked to the growth and success of the Company’s businesses and to increases in Company shareholder value.

(b)    Impact on Prior Plan Awards.  The Plan shall not, and shall not be interpreted to, modify outstanding awards under the Prior Plans in any respect.  Awards outstanding under these plans shall remain in effect pursuant to their existing terms.  To the extent such Awards under these Prior Plans shall be settled in whole, or in part, in Common Stock, the settlement of such Awards shall be made using the pool of shares authorized for awards of Common Stock under the Prior Plans.  Any unallocated shares in the pool of shares authorized for Awards of Common Stock under the Prior Plans will not be available to be used to settle Awards under the Plan or any Prior Plan.

Section 2.                                 Definitions

For purposes of the Plan, capitalized terms have the meaning provided below, or, if not provided below, as provided elsewhere in the Plan:

“Affiliate” means (a) any Subsidiary or Parent, or (b) an entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with, the Company.  The term Affiliate shall include the Bank.

“Associate” means any person employed by the Company, the Bank, or an Affiliate.

“Award” means an award that is granted under the Plan.

“Award Cycle” means a period of consecutive fiscal years, or portions thereof, over which Performance Awards are to be earned.

“Bank” means Wilmington Savings Fund Society, Federal Savings Bank.

“Board” means the Board of Directors of the Company.

“Cause” has the meaning assigned such term in the employment, severance, or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however that if there is no such employment, severance, or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award agreement, cause shall mean (1) the continued failure of the Participant to perform substantially the Participant’s duties with the Company or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Participant by the Company which specifically identifies the manner in which such Participant has not substantially performed Participant’s duties; or (2) the engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

“Change in Control” means, except as provided in Section 15(k), the occurrence of the earliest of when:

(a)    One person or a group acquires stock that, combined with stock previously owned, controls more than fifty percent of the value or voting power of the stock of the Company, provided, however, if any one person, or more than one person acting as a group, is considered to effectively control the Company (within the meaning of Treas. Regs. Section 1.409A-3(i)(5)(vi)), the acquisition of additional control of the Company by the same person or persons is not considered to cause a change in the ownership of the Company;

(b)    During any twelve-month period, either (i) any person or group acquires stock possessing thirty percent or more of the voting power of the corporation, or (ii) the majority of the Board is replaced by persons whose appointment or election is not endorsed by a majority of the Board; or

(c)    A person or a group acquires, during any twelve-month period, assets of the corporation having a total gross fair market value equal to more than forty percent of the total gross fair market value of all of the Company’s assets.  For purpose of this paragraph, a transfer of assets by the Company is not treated as a Change in Control if the assets are transferred to (1) an entity that is controlled by the shareholders of the Company immediately after the transfer; or (2) an entity, fifty percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Committee” means the Committee described in Section 3.

“Common Stock” means common stock, par value $0.01 per share, of the Company and such other securities of the Company as may be substituted for Common Stock under the terms of the Plan.

“Company” has the meaning set forth in Section 1.

“Director” means a member of the Board.

“Disability” or “disabled” mean a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.  The Committee may require such proof of Disability as the Committee, in its sole discretion deems appropriate.  The Committee’s good faith determination as to whether a Participant is Disabled will be final and binding on all parties concerned.

“Eligible Individuals” means officers, Associates, consultants, independent contractors, advisors (including members of any advisory boards), and Directors of the Company or any Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.

“Exercise Price” means (a) in the case of Stock Options, the price specified in the applicable Award agreement as the price-per-share at which shares of Common Stock may be purchased pursuant to such Stock Option or (b) in the case of Stock Appreciation Rights, the price specified in the applicable Award agreement as the reference price-per-share used to calculate the amount payable to the Participant.

“Effective Time” has the meaning set forth in Section 16(a).

“Fair Market Value” means, on any date, except as otherwise provided by the Committee, (a) if the Stock is listed on a securities exchange or is traded over the Nasdaq National Market, the average of the high and low sales prices on such exchange or over such system on such date or, in the absence of reported sales on such date, the average of the high and low sales prices on the immediately preceding date on which sales were reported, or (b) if the Stock is not listed on a securities exchange or traded over the Nasdaq National Market, the mean between the bid and asked prices as quoted by Nasdaq for such trading date, or, in the absence of bid and asked prices on such date, then on the next prior business day on which there was a bid and asked price; provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations (or if the Stock is not listed on Nasdaq or another securities exchange), Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

“Good Reason” has the meaning assigned such term in the employment, severance, or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however that if there is no such employment, severance, or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award agreement, “Good Reason” shall mean any of the following acts by the Company or an Affiliate, without the consent of the Participant (in each case, other than an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company or the Affiliate promptly after receipt of notice thereof given by the Participant):  (1) the assignment to the Participant of duties materially inconsistent with, or a material diminution in, the Participant’s position, authority, duties, or responsibilities, as in effect immediately prior to a Change in Control, (2) a material reduction by the Company or an Affiliate in the Participant’s base salary or total compensation, (3) the Company or an Affiliate requiring the Participant, without his or her consent, to be based at any office or location more than twenty-five miles from the location at which the Participant was stationed immediately prior to a Change in Control, or (4) the continuing material breach by the Company or an Affiliate of any employment agreement between the Participant and the Company or an Affiliate after the expiration of any applicable period for cure.

“Incentive Stock Option” means any Stock Option designated as, and qualified as, an “incentive stock option” within the meaning of section 422 of the Code.

“Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Outside Director” means a Director who qualifies as independent as defined in Nasdaq Rule 5605(a)(2) and as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

“Parent” means a corporation, limited liability company, partnership, or other entity that owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company.  With respect to an Incentive Stock Option, if the preceding sentence does not satisfy the definition of “parent corporation” under section 424(e) of the Code, Parent shall mean a “parent corporation” within the meaning set forth in section 424(e) of the Code.

“Participant” means an individual who is granted an Award under the Plan.

“Performance Awards” means Awards granted under Section 8.

“Performance Goals” means the performance goals established in connection with the grant of Performance Awards.

“Plan” means the WSFS Financial Corporation 2018 Incentive Plan, as set forth herein and as amended from time to time.

“Prior Plan” means the 2005 WSFS Financial Corporation Incentive Plan and/or the 2013 WSFS Financial Corporation Incentive Plan, as applicable.

“Restricted Stock “ means shares of Common Stock issued under the Plan subject to restrictions specified in the applicable Award agreement.

“Restricted Stock Units” means an Award based on the value of Common Stock that is an unfunded and unsecured promise to deliver shares of Common Stock, cash, or other property upon the attainment of specified vesting or performance conditions, as specified in the applicable Award agreement.

“Retired” or “Retirement” means (a) in the case of a Participant who is an Associate, the Participant’s termination of employment with the Company or an Affiliate to the extent approved by the Committee on a case-by-case basis and (b) in the case of a Participant who is an Outside Director, retirement of the Director in accordance with the provisions of the Company’s bylaws as in effect from time to time or the failure to be re-elected or re-nominated as a Director.

“Rule 16b-3” means Rule 16b-3, as promulgated by the Securities Exchange Commission under section 16(b) of the Exchange Act, as amended from time to time.

“Stock Appreciation Right” or a “SAR” means an Award granted under Section 7.

“Stock Option” means an Award granted under Section 6.

“Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.  With respect to an Incentive Stock Option, if the preceding sentence does not satisfy the definition of “subsidiary corporation” under section 424(f) of the Code, Parent shall mean a “subsidiary corporation” within the meaning set forth in section 424(f) of the Code.

“Ten-Percent Holder” means an employee who, at the time of the grant of an Award, owns stock representing more than ten percent of the voting power of the Company or an Affiliate (as determined under section 422(b)(6) of the Code).

Section 3.                                 Administration

(a)    Committee.  The Plan shall be administered by the Personnel and Compensation Committee or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed solely of Outside Directors numbering no fewer than two and shall be appointed by and serve at the pleasure of the Board.

(b)    Powers.  The Committee shall have the authority, subject to the terms of the Plan to:

(1)                     grant Awards;

(2)                     determine who is an Eligible Individual and select the Eligible Individuals to whom Awards may from time to time be granted;

(3)                     determine the type or types of Awards to be granted to each Participant;

(4)                     determine the number of Awards to be granted and the number of shares of Common Stock or dollar amount to which an Award will relate;

(5)                     establish Performance Goals applicable to Performance Awards;

(6)                     determine the terms and conditions of any Award granted hereunder, including but not limited to, the exercise price, grant price or purchase price, any restrictions or limitations on the Award, and the vesting or performance conditions applicable to the Award;

(7)                     modify, amend, or adjust the terms and conditions of any Award, at any time or from time to time, including, but not limited to, the content of Performance Goals, vesting conditions, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(8)                     determine whether, to what extent, and under what circumstances, Common Stock, cash, and other amounts payable with respect to an Award shall be deferred;

(9)                     determine whether, to what extent, and under what circumstances, the limits in Section 5(c) are not applicable in connection with a Participant’s termination of employment due to death, Disability, a Change in Control, or Retirement;

(10)              determine whether, to what extent, and under what circumstances (A) an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or (B) an Award may be canceled, forfeited, or surrendered;

(11)              grant other-stock based awards and other cash incentive awards, as described in Section 10;

(12)              determine whether, to what extent, and under what circumstances Awards may be transferred, notwithstanding restrictions and limits on the transfer of Awards set forth in the Plan and in any Award agreement;

(13)              take actions set forth in Section 4(c) with respect to substitutions or adjustments;

(14)              determine the conditions required to issue or deliver any certificate or certificates for shares of Common Stock, as provided under Section 15(a);

(15)              determine whether conditions and events described in the Plan or in Award agreements are satisfied, including whether a Participant is Disabled or Retired, whether a Change in Control has occurred, and whether a Participant has terminated employment involuntarily without Cause or has resigned for Good Reason;

(16)              determine and apply such policies and procedures as it deems appropriate to provide for clawback or recoupment of Awards, as provided under Section 14 of the Plan or under the terms of an Award agreement;

(17)              determine the effect of a Change in Control on outstanding awards, as provided under Section 11(a) of the Plan;

(18)              decide all other matters that must be determined in connection with an Award;

(19)              adopt, alter, and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(20)              interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);

(21)              make all other decisions and determinations that may be required under the Plan; and

(22)              adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of jurisdictions outside of the United States in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in such other jurisdictions and to meet the objectives of the Plan.

Notwithstanding the foregoing, Awards to Outside Directors shall be made only in accordance with the terms, conditions, and parameters of a plan, program, or policy for the compensation of Outside Directors as in effect from time to time.  The Committee may not make discretionary grants to Outside Directors.

(c)    Actions and Interpretations by the Committee.  The Committee may act only by a majority of its members then in office.  The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award agreement, and all decisions and determinations with respect to the Plan are final, binding, and conclusive on all parties.  Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other Associate of the Company or any Affiliate, by the Company’s or an Affiliate’s accountant, attorney, consultant, or other professional retained by the Company or the Committee to assist in the administration of the Plan.

(d)    Delegation Powers.  Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, and subject to the limitations in this Section 3(d), the Committee may (1) delegate administrative responsibilities with respect to the Plan, and (2) delegate all, or any portion, of its responsibilities to grant Awards; provided, however, that no delegation may be made by the Committee that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act; and provided, further, that the Committee may not delegate the authority to grant Awards to any “officer” as defined in Rule 16a-1(f) under the Exchange Act or to any Director.  In addition, the Committee may not delegate its authority, as provided under Section 3(b)(7), to accelerate or waive any (1) vesting conditions, (2) schedule for lapse of forfeiture restrictions, or (3) other restrictions on the exercisability of an Award.  The acts of delegates under this Section 3(d) shall be treated hereunder as acts of the Committee and such delegates shall report to the Committee regarding the delegated duties and responsibilities and any Awards so granted.  Any delegation may be revoked by the Committee at any time.

(e)    Delegations.  Subject to the terms of Section 3(d), the Committee hereby delegates (1) administrative responsibilities with respect to the Plan to the WSFS Human Capital Management Department, and (2) responsibility to make recommendations to the Committee regarding the number, type, and terms of Awards to the WSFS Human Capital Management Department.  Unless and until delegated under Section 3(d), the Committee shall retain final decision making authority with respect to the issuance of Awards.

(f)     Action by the Board.  Any authority granted to the Committee under the Plan may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act.  To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

Section 4.                                 Common Stock Subject to Plan

(a)    Shares and Cash Available.  Shares of Common Stock subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.  The number of shares of Common Stock and cash available under the Plan are described in this Section 4, subject to adjustment as provided in Section 4(c).

(1)  The maximum aggregate number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan shall equal 1,500,000.  For the purpose of calculating the maximum number of shares that may be issued pursuant to all Awards (including determining the amount of shares that become available under the Plan under clause (3) and clause (5) below): (i) every one share issuable pursuant to the exercise of a Stock Option or Stock Appreciation Right shall count as one share; and (ii) every one share underlying Restricted Stock, Restricted Stock Units, and all other stock-based Awards shall count as three shares.  No shares in the pool of shares authorized for Awards of Common Stock under the Prior Plans shall be transferred to the pool of shares authorized for Awards of Common Stock under the Plan.

(2)  The maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be 1,500,000.

(3)  If, after the Effective Time, any Award (A) is forfeited or otherwise expires, terminates, or is canceled without the delivery of all shares of Common Stock subject thereto or (B) is settled other than by the delivery of shares of Common Stock (including by cash settlement), then, in the case of clauses (A) and (B), the number of shares of Common Stock subject to such Award that were not issued shall again become available to be delivered pursuant to Awards under the Plan, except as provided in clause (4) below.

(4)  Shares of Common Stock tendered or held back upon the exercise of a Stock Option or stock-settled Stock Appreciation Right to cover the exercise price or tax withholding shall not be available for future issuance under the Plan.  In addition, upon such net or “cashless” exercise of a Stock Option or stock-settled Stock Appreciation Right, the gross number of shares exercised shall be deducted from the total number of shares of Common Stock remaining available for issuance under the Plan.  For purposes of (A) determining the number of shares of Common Stock that are tendered or held back upon the exercise of a Stock Option or Stock Appreciation Right or (B) a net exercise of a Stock Option or Stock Appreciation Right under the preceding sentence, the terms “Stock Option” and “Stock Appreciation Right” include a stock option and a stock-settled stock appreciation right granted under a Prior Plan that is outstanding as of the Effective Time.  Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after the Effective Time, from the exercise of options under a Prior Plan shall not be available for future issuance under the Plan.

(5)  Shares of Common Stock tendered or held back upon the settlement of an Award (other than a Stock Option or Stock Appreciation Right) to cover tax withholding shall be available for future issuance under the Plan.

(b)    Individual Award Limits.  Subject to adjustment as provided in Section 4(c), the following limits apply:

(1)  the maximum aggregate number of shares of Common Stock subject to Stock Options granted in any one year to any Participant shall be 100,000;

(2)  the maximum aggregate number of shares of Common Stock subject to Stock Appreciation Rights granted in any one year to any Participant shall be 100,000;

(3)  the maximum aggregate number of shares of Common Stock subject to Restricted Stock Units granted in any one year to any Participant shall be 100,000;

(4)  the maximum aggregate number of shares of Common Stock subject to Performance Awards granted in any one year to any Participant shall be 100,000;

(5)  the maximum aggregate number of shares of Restricted Stock granted in any one year to any Participant shall be 100,000;

(6)  the maximum aggregate number of shares of Common Stock subject to any other Award under this Plan granted in any one year to any Participant shall be  100,000;

(7)  the maximum aggregate dollar amount of (A) cash, (B) Fair Market Value of shares of Common Stock and the fair market value of other property, and (C) Fair Market Value of shares of Common Stock underlying an Award (in the case of (B) and (C), as valued on the date of grant) that may be paid or delivered pursuant to Awards under the Plan to any Outside Director in any one year shall be $500,000; and

(8)  the maximum aggregate dollar amount of (A) cash, (B) Fair Market Value of shares of Common Stock and the fair market value of other property, and (C) Fair Market Value of shares of Common Stock underlying an Award (in the case of (B) and (C), as valued on the date of grant) that may be paid or delivered pursuant to Awards under the Plan to any other Participant in any one year shall be $4,000,000.

Delivery of shares of Common Stock subject to awards granted in substitution of awards granted by a business or entity that is acquired by, or whose assets are acquired by, the Company shall not be deemed a delivery for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.  Additionally, if a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares authorized for issuance under the Plan (and Shares subject to such Awards shall not be added to the Shares available for issuance under the Plan as provided in Section 4(a) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were eligible to receive such Awards prior to such acquisition or combination.

(c)    Adjustment Provision.  Upon the occurrence of any of the events listed in the last sentence of this Section 4(c), the Committee or Board may make substitutions or adjustments in (1) the aggregate number and kind of shares reserved for issuance under the Plan, (2) the maximum limitations of shares underlying Awards to be granted to any Participant, (3) the number, kind, and Exercise Price of shares subject to outstanding Stock Options and Stock Appreciation Rights, (4) the number and kind of shares subject to other outstanding Awards granted under the Plan, and/or (5) such other equitable substitution or adjustments as it may determine to be appropriate; provided, however, that the number of shares of Common Stock subject to any Award shall always be rounded down to a whole number.  The actions described in the preceding sentence may be taken if the Committee or Board determines that there has been (i) a change in corporate capitalization (such as a stock split or a reverse stock split), (ii) a corporate transaction, merger, consolidation, separation (including a spin off), or other distribution of stock or property of the Company, (iii) an extraordinary cash dividend, (iv) any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or (v) any partial or complete liquidation of the Company.

Section 5.                                 Eligibility; Types of Awards

(a)    Eligibility for Awards.  Awards may be granted under the Plan to Eligible Individuals.  The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time.

(b)    Types of Awards.  Awards may be made under the Plan in the form of (1) Stock Options, (2) Stock Appreciation Rights, (3) Performance Awards, (4) Restricted Stock, (5) Restricted Stock Units, and (6) other stock-based awards or cash incentives that the Committee determines are consistent with the purpose of the Plan and the interests of the Company.  Awards may be granted in tandem with other Awards.

(c)    Minimum Vesting Condition.  Participants who are granted an Award under the Plan will be required to continue to provide services to the Company (or an Affiliate) for not less than one year following the date of grant in order for any such Award to fully or partially vest or be exercisable.  Notwithstanding the preceding sentence, up to five percent of the available shares of Common Stock authorized for issuance under the Plan pursuant to Section 4(a)(1) may provide for vesting of Awards, partially or in full, in less than one year.

(d)    Default Vesting Schedule.  Awards to Participants, including named executive officers, shall vest ratably over four years, such that twenty-five percent of the Award shall vest on each anniversary of the date the Award is granted.  Notwithstanding the previous sentence, and subject to the five percent limitation described above in Section 5(c), individual Award agreements may set forth a different vesting schedule, and any vesting schedule may be modified or adjusted if permitted under the terms of the Plan.

Section 6.                                 Stock Options

(a)    Types.  Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types:  Incentive Stock Options and Nonqualified Stock Options.  The Committee shall have the authority to grant any Eligible Individual Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights); provided, however, that Incentive Stock Options may be granted only to employees of the Company and, if applicable, its Parents and Subsidiaries.  To the extent that any Stock Option is not designated as an Incentive Stock Option, or even if so designated does not qualify as an Incentive Stock Option on or subsequent to its grant date, it shall constitute a Nonqualified Stock Option.

(b)    Award Agreement and Grant Date.  Stock Options shall be evidenced by Award agreements, the terms and provisions of which may differ.  An Award agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Nonqualified Stock Option.  The grant of a Stock Option shall occur on the date the Committee by resolution selects an Eligible Individual to receive a grant of a Stock Option, determines the number of shares of Common Stock to be subject to such Stock Option, and specifies the material terms and provisions of such Stock Option.  The Company shall notify an Eligible Individual of any grant of a Stock Option, and a written Award agreement or agreements shall be delivered by the Company to the Participant.  Such agreement or agreements shall become effective upon execution by the Company and by the Participant.

(c)    Award Terms.  Stock Options granted under the Plan shall be subject to the following terms and conditions, as well as any additional terms and conditions as the Committee shall deem desirable:

(1)         Option Term.  The Committee shall determine the stated term of each Stock Option granted under this Plan.  No Stock Option shall be exercisable more than ten years after the date the Stock Option is granted (or, with respect to Incentive Stock Options granted to a Ten-Percent Holder, five years after the date the Stock Option is granted).

(2)         Exercise Price.  The Committee shall determine the Exercise Price per share of Common Stock subject to Stock Options granted under this Plan.  The Exercise Price per share of Common Stock subject to a Stock Option shall not be less than the Fair Market Value of Common Stock on the date of grant, except that, with respect to Incentive Stock Options granted to a Ten-Percent Holder, the Exercise Price shall not be less than one hundred and ten percent of the Fair Market Value on the date of grant (and except in connection with Stock Option substitution in connection with a corporate transaction, to the extent consistent with section 409A or section 422 of the Code, as applicable).  Except for adjustments pursuant to Section 4(c), in no event may any Stock Option granted under this Plan be amended to decrease the Exercise Price thereof, be cancelled in conjunction with the grant of any new Stock Option with a lower Exercise Price, be cancelled, when the Exercise Price per share exceeds the Fair Market Value, in exchange for cash or another Award (other than in connection with a Change in Control), or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Stock Option, unless such amendment, cancellation, or action is approved by a vote of the Company’s stockholders (or, in connection with a substitution of the Stock Option in connection with a corporate transaction, to the extent consistent with section 409A or section 422 of the Code, as applicable).

(3)         Exercisability.  Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.

(4)         Method of Exercise.

a)                                     Notice of Exercise.  Subject to the provisions of this Section 6, Stock Options may be exercised, in whole or in part, at any time during their stated term by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

b)                                     Payment of Exercise Price.  Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept.  If approved by the Committee, payment, in full or in part, may also be made in the form of unrestricted Common Stock (by delivery of such shares or by attestation) already owned by the optionee of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided, however, that if shares of Common Stock are used to pay the exercise price of an Option, such shares must have been held by the Participant for at least such period of time, if any, as necessary to avoid the recognition of an expense under generally accepted accounting principles as a result of the exercise of the Option.  In addition, if approved by the Committee, payment in full or in part may also be made by instructing the Committee to withhold a number of such shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Stock Option.

c)                                      Broker Instructions.  To the extent permitted by applicable law, if approved by the Committee, payment in full or in part may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested by the Company, the amount of any federal, state, local, or foreign withholding taxes.  To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

d)                                     Delivery of Shares and Stockholder Rights.  No shares of Common Stock shall be delivered until full payment therefor has been made.  An optionee shall have the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends) upon the date that the optionee has given written notice of exercise, has paid in full for such shares, and, if requested by the Company, has given the representation described in Section 15(a).  Prior to that date, an optionee shall not have such rights with respect to the Stock Option nor shall the optionee have any rights to dividend equivalents on account of the Stock Option.

(d)    Nontransferability of Stock Options.  No Stock Option shall be transferable by a Participant other than (1) by will or by the laws of descent and distribution; or (2) in the case of a Nonqualified Stock Option, by a transfer expressly permitted by the Committee, including, if so permitted, pursuant to a transfer to such Participant’s children or family members, whether directly or indirectly or by means of a trust or partnership or otherwise.  For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933 as amended, and any successor thereto.  All Stock Options shall be exercisable, subject to the terms of this Plan, only by the optionee, the guardian or legal representative of the optionee, or any person to whom such option is transferred pursuant to this paragraph, it being understood that the term, “optionee,” include such guardian, legal representative and other transferee.

Section 7.           Stock Appreciation Rights

(a)    Term.  The Committee shall determine the stated term of each Stock Appreciation Right granted under this Plan.  No Stock Appreciation Right shall be exercisable more than ten years after the date of grant.

(b)    Exercise Price.  The Exercise Price per share of Common Stock subject to a Stock Appreciation Right shall not be less than the Fair Market Value of the Common Stock on the date of grant, except (1) in connection with a Stock Appreciation Right substitution in connection with a corporate transaction (to the extent consistent with section 409A of the Code) and (2) if a Stock Appreciation Right is granted to replace a Stock Option, the Exercise Price of the Stock Appreciation Right may be the Exercise Price of the Stock Option it replaces, to the extent consistent with section 409A of the Code.  Except for adjustments pursuant to Section 4(c), in no event may any Stock Appreciation Right granted under this Plan be amended to decrease the Exercise Price thereof, be cancelled in conjunction with the grant of any new Stock Appreciation Right with a lower Exercise Price, be cancelled when the Exercise Price per share exceeds the Fair Market Value in exchange for cash or another Award (other than in connection with a Change in Control), or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Stock Appreciation Right, unless such amendment, cancellation, or action is approved by a vote of the Company’s stockholders (or, if in connection with a substitution of the Stock Appreciation Right in connection with a corporate transaction, to the extent consistent with section 409A or section 422 of the Code, as applicable).

(c)    Exercisability.  Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.

(d)    Settlement.  Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash, shares of Common Stock, or a combination of cash and shares, in value equal to (1) the excess of the Fair Market Value on the date of exercise of one share of Common Stock over the applicable Exercise Price, multiplied by (2) the number of shares of Common Stock in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

(e)    Nontransferability.  No Stock Appreciation Right shall be transferable by a Participant other than (1) by will or by the laws of descent and distribution, or (2) by a transfer expressly permitted by the Committee, including, if so permitted, pursuant to a transfer to such Participant’s children or family members, whether directly or indirectly or by means of a trust or partnership or otherwise.  For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933 as amended, and any successor thereto.  All Stock Appreciation Rights shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such Stock Appreciation Right is transferred pursuant to this paragraph, it being understood that the term, “Participant,” include such guardian, legal representative and other transferee.

(f)     Award Agreement.  Stock Appreciation Rights shall be evidenced by Award agreements, the terms and provisions of which may differ.  The grant of a Stock Appreciation Right shall occur on the date the Committee by resolution selects an Eligible Individual to receive a grant of a Stock Appreciation Right, determines the number of shares of Common Stock to be subject to such Stock Appreciation Right and specifies the material terms and provisions of such Stock Appreciation Right.  The Company shall notify an Eligible Individual of any grant of a Stock Appreciation Right, and a written option agreement or agreements shall be delivered by the Company to the Participant.  Such agreement or agreements shall become effective upon execution by the Company and the Participant.

Section 8.                                 Performance Awards

(a)    Grant.  Performance Awards may be awarded either alone or in addition to other Awards granted under the Plan.  The Committee shall determine the Eligible Individuals to whom and the time or times at which Performance Awards shall be awarded, the number of Performance Shares (as defined below) and/or the amount of Performance Cash Awards (as defined below) to be awarded to any Eligible Individual, the duration of the Award Cycle, and any other terms and conditions of the Award, in addition to those contained in subsection (b), below.  The Committee shall also determine whether each Performance Award shall be denominated as (1) a performance-based stock or stock unit Award (a “Performance Share”) or (2) a performance-based cash Award (a “Performance Cash Award”).  In all cases, the Committee may condition the vesting or value of an Award upon the achievement of Performance Goals; any such Award shall constitute a Performance Award for purpose of this Plan.

(b)    Terms and Conditions.  Performance Awards shall be subject to the following terms and conditions:

(1)  Performance-Based Awards.  The Committee may condition the settlement of a Performance Award upon the attainment of Performance Goals.  The provisions of such Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each Participant.  Subject to the provisions of the Plan and the Performance Award agreement referred to in Section 8(b)(3), Performance Awards may not be sold, assigned, transferred, pledged, or otherwise encumbered during the Award Cycle.

(2)  Settlement.  At the expiration of the Award Cycle, the Committee shall evaluate the Participant’s and/or the Company’s performance in light of any Performance Goals for such Performance Award, and shall determine the number of shares of Common Stock (or other applicable payment measures) granted to the Participant which have been earned.  The Committee shall then cause to be delivered (A) if the Performance Awards are Performance Shares, (1) a number of shares of Common Stock equal to the number of Performance Shares determined by the Committee to have been earned, or (2) cash equal to the product of (x) the Fair Market Value as of the date of settlement multiplied by (y) such number of Performance Shares determined to have been earned, as the Committee shall elect, or (B) if the Performance Awards are Performance Cash Awards, (1) cash equal to the amount earned under the Award (the “Cash Payment”), or (2) a number of shares of Common Stock equal to (x) the Cash Payment divided by (y) the Fair Market Value as of the date of settlement (with any resulting fractional shares distributed in the form of cash), as the Committee shall elect.

(3)  Performance Award Agreement.  Each Award shall be confirmed by, and be subject to, the terms of an Award agreement.

Section 9.                                 Restricted Stock and Restricted Stock Units

(a)    Grant.  Subject to the provisions of the Plan, the Committee may grant Awards of Restricted Stock or Restricted Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee.

(b)    Restrictions.  Except as otherwise provided in an Award agreement or other Plan document governing an Award, a Participant shall have none of the rights of a stockholder with respect to Restricted Stock Units or Restricted Stock (including the right to receive dividends or dividend equivalents) until such time as shares of Common Stock are paid in settlement of Restricted Stock Units or restrictions are lifted with respect to shares of Common Stock subject to an Award of Restricted Stock.

(c)    Award Agreement.  Each Award of Restricted Stock or Restricted Stock Units shall be confirmed by, and be subject to, the terms of an Award agreement.

(d)    Delivery of Restricted Stock.  Shares of Restricted stock shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its Associates) designated by the Committee, a stock certificate or certificates registered in the name of the Participant.  If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

Section 10.                          Other Awards

(a)    Other Stock-Based Awards.  Subject to the provisions of the Plan, the Committee, may grant Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including, without limitation, fully vested Common Stock, deferred stock units, and dividend equivalents.  Such Awards may be granted either alone or in conjunction with other Awards granted under the Plan.  Each such Award shall be confirmed by, and be subject to, the terms of an Award agreement.

(b)    Other Cash Incentive Awards.  Subject to the provisions of the Plan, the Committee may grant other cash incentive awards.

Section 11.                          Acceleration Events

(a)    Change in Control.  Notwithstanding any provision of the Plan to the contrary, and unless provided otherwise by the Committee or in an applicable Award agreement, if a Participant’s employment is terminated without Cause or if the Participant resigns for Good Reason, in either case, within two years after the effective date of a Change in Control, then (1) all of that Participant’s outstanding Stock Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully exercisable; (2) all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse; and (3) any outstanding Performance Awards shall be considered to be earned and payable in full at the target Performance Goal level, any deferral or other restriction shall lapse, and such Performance Awards shall be settled in cash as promptly as is practicable.

(b)    Death or Disability.  Unless as otherwise provided in an Award agreement, in the event of termination of the Participant’s service with the Company or an Affiliate due to death or Disability:

(i)   All of the Participant’s outstanding Stock Option and Stock Appreciation Right shall immediately become fully exercisable and vested;

(ii)  All of the Participant’s outstanding Restricted Stock Units shall become fully vested and non-forfeitable;

(iii) Restrictions and conditions on all of the Participant’s outstanding Restricted Stock shall automatically lapse and be deemed terminated or satisfied, as applicable;

(iv) Performance Goals shall be deemed to have been satisfied at the target level with respect to all of the Participant’s outstanding Performance Awards, and within thirty days after the Participant’s termination of service, outstanding Performance Awards shall be paid pro rata based upon the length of time within the performance period that has elapsed prior to the Participant’s termination of service;

(v)  Any other outstanding stock-based and cash Awards held by the Participant shall be fully vested and settled in cash as promptly as is practicable.

(c)    Retirement.  Subject to the terms and conditions specified in an applicable Award agreement, in the event of termination of the Participant’s service with the Company or an Affiliate due to Retirement, the Committee may accelerate the vesting of specified outstanding Awards, provided that (1) the Committee has expressly approved such acceleration in writing, and (2) the Participant executes and abides by a non-competition and non-solicitation agreement, as well as such other post-termination conditions or restrictive covenants as the Committee may require.

Section 12.                          Amendment and Termination

(a)    The Plan.  The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the rights of a recipient of an Award without the recipient’s consent, except such an amendment made to comply with applicable law, stock exchange rules, or accounting rules.  In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or stock exchange rules or by Section 6(c)(2) or Section 7(b), in connection with a “repricing” of a Stock Option or Stock Appreciation Right.

(b)    Awards.  The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder’s consent, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules, or accounting rules.  Any amendment to an Award agreement must be in writing by an individual authorized by the Committee to make such amendment.

Section 13.                          Unfunded Status of Plan

The Plan is an “unfunded” plan for incentive and deferred compensation.  The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

Section 14.                          Recoupment of Awards

The Committee shall establish such policies and procedures as it deems appropriate to provide for clawback or recoupment of Awards.  Pursuant to such policies and procedures, among other things, the Committee may require forfeiture of an Award, repayment of an Award (or proceeds therefrom), or recoupment from other payments otherwise due to the Participant or beneficiary.

Section 15.                          General Provisions

(a)    Representation.  The Committee may require each person purchasing or receiving shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof.  The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.  Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions: (1) listing, or approval for listing upon notice of issuance, of such shares on the Nasdaq National Market or such other securities exchange as may at the time be the principal market for the Common Stock; (2) any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall deem necessary or advisable; and (3) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall determine to be necessary or advisable.

(b)    No Limit on Other Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting other or additional compensation arrangements for its employees.

(c)    No Contract of Employment.  The Plan shall not constitute a contract of employment, and adoption of the Plan and the granting of Awards shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate the employment of any employee at any time.

(d)    Tax Withholding.  No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan or becomes subject to employment tax, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.  Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement; provided, however, that if the Company is at the time of withholding subject to the provisions of FASB ASC 718, not more than the legally required minimum withholding (or, if applicable, such higher tax withholding rate as determined by the Committee not to result in adverse tax or accounting consequences) may be settled with Common Stock that is otherwise payable with respect to such Award.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.  The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(e)    Death Beneficiary.  The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid or by whom any rights of the Participant, after the Participant’s death, may be exercised.  If a Participant dies and no designated beneficiary survives the Participant, any amount due under the Plan shall be paid to the Participant’s estate.

(f)     Affiliate Employees.  In the case of a grant of an Award to any employee of an Affiliate of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan.  All shares of Common Stock underlying Awards that are forfeited or canceled revert to the Company.

(g)    Electronic Signatures.  For purposes of the Plan, a document shall be considered to be executed if signed electronically pursuant to procedures approved by the Company.

(h)    Governing Law.  The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of choice or conflict of laws that would otherwise refer to the laws of another jurisdiction.

(i)     Nontransferability.  Except as otherwise provided in Section 6(d) and Section 7(e), or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.  Subject to the preceding sentence, no right or interest of a Participant in an Award may be pledged, encumbered, or hypothecated to, or in favor of, any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Participant to any other party other than the Company or an Affiliate.

(j)     Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(k)    Section 409A.

(1)     It is intended that the provisions of the Plan avoid the adverse consequences under section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with that intent.

(2)     No Participant or creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment, except as required by applicable law.  Except as permitted under section 409A of the Code, any deferred compensation (within the meaning of section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.

(3)     If an Award is subject to Section 409A of the Code and payment is due upon a termination of employment, payment shall be made upon a separation from service within the meaning of section 409A of the Code.

(4)     If, at the time of a Participant’s separation from service (within the meaning of section 409A of the Code), (A) such Participant shall be a specified employee (within the meaning of Section 409A of the Code) and (B) an amount payable pursuant to an Award constitutes nonqualified deferred compensation (within the meaning of section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in section 409A of the Code in order to avoid taxes or penalties under section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first day of the seventh month following such separation from service.

(5)     Solely with respect to any Award that constitutes “deferred compensation” subject to section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treas. Reg. § 1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with section 409A of the Code, without altering the definition of Change in Control for any other purpose.

(6)     Notwithstanding any provision of the Plan to the contrary, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under section 409A of the Code.  In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with an Award (including any taxes and penalties under section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

Section 16.                          Term of the Plan

(a)    Effective Time.  The Plan shall be effective as of the date it is approved by the Company’s stockholders by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote with respect to the Plan’s approval (the “Effective Time”).  If this Plan is not approved by the stockholders of the Company, this Plan and any awards granted under this Plan shall be null and void.

(b)    Expiration Date.  No Award shall be granted under the Plan after the tenth anniversary of the Effective Time.  Unless otherwise expressly provided in the Plan or in an applicable Award agreement, any Award granted hereunder, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award, shall nevertheless continue thereafter.

ANNUAL MEETING OF STOCKHOLDERS OF WSFS FINANCIAL CORPORATION April 26, 2018 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND ITEMS LISTED BELOW: NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and sample proxy card are available at www.wsfsbank.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330303000000000000 7 042618 year ending December 31, 2018 Plan manner directed hereby by the undersigned. If no directions are made, this undersigned, by executing and delivering this proxy, revokes the authority changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of Directors (each for a three year term expiring in 2021): NOMINEES: FOR ALL NOMINEESO Anat Bird_ _ _ _ _ _ _ _ O Jennifer W. Davis_ _ _ _ _ _ _ _ WITHHOLD AUTHORITYO Christopher T. Gheysens _ _ _ _ _ _ _ _ FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ( ) To cumulate your vote for one or more of the above nominee(s), write the manner in which such votes shall be cumulated in the space to the right of the nominee(s) name(s). If you are cumulating your vote, do not mark the circle. FOR AGAINST ABSTAIN 2. Ratification of the appointment of KPMG, LLP as the independent registered public accounting firm for the fiscal 3. Approval of the WSFS Financial Corporation 2018 Incentive 4. Advisory (non-binding) vote to approve the compensation of the Company’s named executive officers The proxy is revocable and, when properly executed will be voted in the proxy will be voted FOR each of the nominees, and the other proposals. The given with respect to any earlier dated proxy submitted by the undersigned. Unless contrary direction is given, the right is reserved in the sole discretion of the Board of Directors to distribute votes among some or all of the above nominees in a manner other than equally so as to elect as directors the maximum possible number of such nominees. In their discretion the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders, a Proxy Statement and Annual Report of WSFS Financial Corporation. PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate:

- 0 This Proxy is Solicited on Behalf of the Board of Directors WSFS FINANCIAL CORPORATION for the 2018 Annual Meeting of Stockholders The undersigned hereby appoints Mark A. Turner and Eleuthère I. du Pont, or either of them, with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of Common Stock of WSFS Financial Corporation, which the undersigned is entitled to vote, at the Annual Meeting of Stockholders to be held on April 26, 2018 at 4:00 p.m., or at any adjournments thereof, as follows: THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY. 14475 1.1